                                    [LOGO]

                                STATE OF ISRAEL

This description of the State of Israel is dated as of June 30, 2005 and appears as Exhibit D to the State of Israel's Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2004.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Map of Israel...............................................         D-1
Summary Information.........................................         D-3
State of Israel.............................................         D-6
The Economy.................................................         D-17
Balance of Payments and Foreign Trade.......................         D-44
The Financial System........................................         D-56
Public Finance..............................................         D-67
Public Debt.................................................         D-78
Debt Record.................................................         D-86
Tables and Supplementary Information........................         D-87

                                 LIST OF TABLES

                                                                                               PAGE
                                                                                               ----
Table No. 1     NIS/U.S. Dollar Exchange Rates.............................................      2
Table No. 2     Selected Economic Indicators...............................................      5
Table No. 3     Distribution of Knesset Seats by Party.....................................     10
Table No. 4     Main Economic Indicators...................................................     19
Table No. 5     Resources and Use of Resources.............................................     20
Table No. 6     Composition and Growth of Business Sector Product..........................     21
Table No. 7     Manufacturing by Category..................................................     22
Table No. 8     Industrial Production Index................................................     22
Table No. 9     Imports and Production of Crude Oil, Natural Gas, etc......................     27
Table No. 10    Tourist Arrivals by Area of Origin and Receipts............................     28
Table No. 11    Selected Price Indices.....................................................     30
Table No. 12    Structure of Employment in Israel..........................................     32
Table No. 13    Principal Labor Market Indicators..........................................     33
Table No. 14    Selected State-Owned Companies.............................................     36
Table No. 15    Balance of Payments........................................................     45
Table No. 16    Exports of Goods by Major Groups...........................................     48
Table No. 17    Imports of Goods by Major Groups...........................................     49
Table No. 18    Exports of Goods by Region.................................................     50
Table No. 19    Imports of Goods by Region.................................................     50
Table No. 20    Merchandise Trade Indices..................................................     51
Table No. 21    External Assets and Liabilities (Debt Instruments).........................     53
Table No. 22    Foreign Currency Reserves at the Bank of Israel............................     54
Table No. 23    Average Exchange Rates.....................................................     55
Table No. 24    Selected Interest Rates....................................................     60
Table No. 25    Monetary Indicators........................................................     61
Table No. 26    Assets, Liabilities and Equity Capital of the Five Major Banking Groups....     65
Table No. 27    The Budget Deficit and Its Financing.......................................     70
Table No. 28    The Domestic Budget Deficit and Its Financing..............................     71

Table No. 29    Government Taxes...........................................................     72
Table No. 30    Government of Israel Statement of Net Expenditures.........................     72
Table No. 31    Net Public Debt............................................................     78
Table No. 32    Ratio of Net Public Debt to GDP............................................     78
Table No. 33    Annual Domestic Government Debt Issuances..................................     79
Table No. 34    Outstanding Public Sector External Debt....................................     82
Table No. 35    Forward Amortization of Public Sector External Debt - Principal Payments...     83
Table No. 36    Forward Amortization of Public Sector External Debt - Interest Payments....     84
Table No. 37    Government Guarantees by Category..........................................     85

TABLES AND SUPPLEMENTARY INFORMATION:

EXTERNAL DIRECT DEBT OF THE GOVERNMENT OF ISRAEL...........................................    D-87

      Loans from the Government of the United States of America............................    D-87
      U.S. Loan Guarantee Program..........................................................    D-87
      Housing Loans Guaranteed by AID......................................................    D-87
      Loans from the Government of Germany.................................................    D-88
      Loans from Foreign Military Sales Trusts.............................................    D-88
      Loans from Various Financial Institutions in the United States
                 Guaranteed by AID.........................................................    D-88
      Loans from Israeli and Non-Israeli Banks.............................................    D-89
      International Capital Markets Issues.................................................    D-89
      State of Israel Notes (Issued through the Development Corporation
                 for Israel)...............................................................    D-90
      State of Israel Bonds (Issued through the Development Corporation
                 for Israel)...............................................................    D-91
      Balances of the Government's External Debt by Currency...............................    D-93
      Government Guarantees of External Indebtedness.......................................    D-93

TRADABLE DOMESTIC DIRECT DEBT OF THE GOVERNMENT OF ISRAEL..................................    D-94

      Non-linked Loans/Floating Rate.......................................................    D-94
      Non-linked Loans/Fixed Rate..........................................................    D-94
      CPI Index-linked/Fixed Rate..........................................................    D-94
      Dollar-linked/Floating Rate..........................................................    D-95

                                     [MAP]

---------------
* These areas are subject to agreements between Israel and the Palestinian Authority. The Palestinian Authority has gradually taken responsibility for administering certain self-rule areas, including most of the Gaza Strip and the cities of Bethlehem, Jenin, Jericho, Kalkilia, Nablus, Ramallah, Tulkarem and part of Hebron.

Except as otherwise specified, all amounts in this report are expressed in New Israeli Sheqels ("NIS") or in U.S. dollars ("$", "US$", "dollars" or "USD"). Any amounts stated in dollars in this report as of a stated date or for a stated period that were converted from NIS into dollars were converted at the representative foreign exchange rate for dollars on such date, or at the average of the representative foreign exchange rates for dollars for each day during such period, as published by the Bank of Israel. The representative foreign exchange rate for dollars for any day is calculated by the Bank of Israel as the average of the NIS/$ buying and selling rates prevailing in the market on such date. The representative NIS/$ exchange rates as of the following dates and for the following periods were:

TABLE NO. 1

                         NIS/U.S. DOLLAR EXCHANGE RATES

                                                                   YEAR
                                             ------------------------------------------------------
                                             2000        2001       2002        2003          2004
                                             ----        ----       ----        ----          ----
Year End...................................  4.041       4.416      4.737       4.379         4.308
Yearly Average.............................  4.077       4.240      4.738       4.548         4.482

------------
Source: Bank of Israel.

On June 15, 2005, the Bank of Israel representative foreign exchange rate for U.S. dollars was 4.482 NIS per U.S. dollar. In October 2000, all restrictions on foreign currency derivative transactions with nonresidents were abolished. For a further discussion of the convertibility of the NIS, see "Balance of Payments and Foreign Trade -- Foreign Exchange Controls and International Reserves."

The fiscal year of the Government of Israel (the "Government") ends December 31. The twelve-month period ended December 31, 2004 is referred to in this Prospectus as "2004" and other years are referred to in a similar manner.

Totals in certain tables in this report may differ from the sum of the individual items in such tables due to rounding. Unless otherwise specified, amounts in NIS or USD are given in current amounts.

Figures in this report are as of June 10, 2005.

                               SUMMARY INFORMATION

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this document.

      ECONOMIC DEVELOPMENTS IN 2004: Economic recovery strengthened considerably in 2004. The Gross Domestic Product ("GDP") growth rate was 4.3% and the business sector GDP growth rate reached 6.1%. The economic improvement was reflected in rapid growth of all components of GDP except construction investment. Both the number of Israeli employees and the labor participation rate rose in 2004, and the unemployment rate decreased from an annual average of 10.7% in 2003 to 10.4% in 2004 on an annual average basis and to 9.8% in the last quarter of the year. External sustainability indicators expressed by a surplus of $504 million in current account balance in 2004, high foreign reserves ($27.2 billion as of December 31, 2004) and negative net external debt (negative 10.1% of GDP as of December 31, 2004) reflect a high degree of external stability both by international standards and relative to the situation that existed in Israel in the mid-1990s.

      ECONOMIC DEVELOPMENTS IN THE FIRST QUARTER OF 2005: Preliminary figures (seasonally adjusted at annual rate) published by the Central Bureau of Statistics indicate that the GDP growth rate for the first quarter of 2005 was 2.9% and the growth rate of the business sector product reached 3.5% for the same period. Exports of goods and services increased by 4.2%, while public consumption dropped sharply by 7.2%, reflecting cuts in government expenditures. Private consumption rose by 0.8%. Both the number of Israeli employees and the labor participation rate rose in the first quarter of 2005, and the seasonally adjusted unemployment rate decreased from 9.8% in the fourth quarter of 2004 to 9.1% in the first quarter of 2005.

      FISCAL AND MONETARY POLICY: The improvement in the economic outlook was supported by the adoption of a firm fiscal policy (including budget cuts and structural changes) and a less contractionary monetary policy. The budget deficit declined to 3.9% of GDP in 2004 as compared with a budget deficit of 5.6% in 2003, mainly due to a decline of 1.9% (in real terms) in public consumption. Israel's net public debt as a percentage of GDP declined to 88.4% in 2004 from 91.0% in 2003.

      BALANCE OF PAYMENTS AND FOREIGN TRADE: Israel's current account of the balance of payments showed a small surplus of $504 million in 2004, as compared with $578 million in 2003 and a current account deficit of $1.5 billion in 2002. Total exports of goods and services increased by 14.9% in 2004 in real terms, and constituted 42.9% of GDP. Israel has concluded free trade agreements with its major trading partners, and is one of the few nations that is a party to free trade agreements with both the United States and the European Union.

      INFLATION: In contrast to periods of high inflation in the early 1980s, since 1985, inflation has been reduced and stabilized. In 2004, the average CPI inflation rate was negative 0.4%.

      PRIVATIZATION: In recent years, the Government has made significant progress in the privatization of State-owned enterprises and the reduction of its subsidization of industry. From 1986 through May 2005, 89 companies ceased to be Government Companies (see "The Economy -- Role of the State in the Economy") and the Government's proceeds from privatization were approximately $10.9 billion. In 2004, proceeds from privatization totaled $189 million.

      CAPITAL MARKETS: Over the course of 2004, share prices on the Tel-Aviv Stock Exchange ("TASE") rose sharply. The General Index of shares and convertible securities (which is comprised of all shares and convertible securities tradable on the TASE) increased by 17.6% in 2004, compared with an increase of 55.4 % in the General Index in 2003. During 2004, the Tel Aviv 100 Index (which is comprised of the 100 largest companies by market capitalization) and the Tel Aviv 25 Index (which is comprised of the 25 largest companies by market capitalization) increased by 19.0% and 22.6% respectively, compared with an increase of 60.7% and 51.0%, respectively, in 2003. As of December 31, 2004, the total market value of all listed equity securities was $92.1 billion compared with $70.4 billion in 2003 and $42.6 billion in 2002. The average daily trading for equity securities increased to $147 million during 2004, compared with $81 million in 2003 and $51 million in 2002.

TABLE NO. 2

                          SELECTED ECONOMIC INDICATORS
                        (IN BILLIONS OF NIS UNLESS NOTED)

                                                                                              YEAR
                                                               ------------------------------------------------------------------
                                                                  2000          2001          2002          2003         2004
                                                                  ----          ----          ----          ----         ----
MAIN INDICATORS
GDP (at constant 2000 prices)............................       NIS 470.7     NIS 466.5     NIS 463.1     NIS 469.1     NIS 489.3
Percentage change, real GDP..............................             8.0%         -0.9%         -0.7%          1.3%          4.3%

GDP per capita (at constant
         2000 prices) (in NIS)...........................          74,847        72,451        70,492        70,121        71,887
Percentage change, GDP per capita........................             5.2%         -3.2%         -2.7%         -0.5%          2.5%

Inflation
         (change in CPI - annual average)................             1.1%          1.1%          5.7%          0.7%         -0.4%
Industrial production....................................             9.9%         -4.9%         -1.9%         -0.4%          7.0%
Business sector product (at constant 2000 prices)                   336.0         328.0         319.4         324.8         344.7
GDP (at current prices)..................................           470.7         477.8         493.7         502.0         526.9
GNP (at current prices)..................................           445.0         460.5         478.4         487.1         514.4

Permanent average population
         (thousands).....................................           6,289         6,439         6,570         6,690         6,807
Unemployment rate........................................            8.8%           9.4%         10.3%         10.7%         10.4%

Foreign direct investment (net inflows, in
          billions of dollars)...........................         $   5.0       $   3.6       $   1.8       $   3.9       $   1.6

TRADE DATA
Exports (f.o.b.) of goods and services
          (at constant 2000 prices)......................           186.7         165.8         161.8         171.9         197.5
Imports (f.o.b.) of goods and services (at
          constant 2000 prices)..........................           212.7         202.8         198.5         194.9         218.2

PUBLIC DEBT
Net Domestic Public Debt (at end-of-year
          current prices)................................           346.1         368.1         411.0         440.4         452.6
Net External Public Debt (at end-of-year
          current prices)................................            16.0          16.3          16.2          15.7          18.5
                                                               ----------    ----------   -----------   -----------   -----------
Total Net Public Debt (at end-of-year
          current prices)................................           362.1         384.5         427.2         456.1         471.1
                                                               ==========    ==========   ===========   ===========   ===========
Total Net Public Debt as percentage
          of GDP.........................................            75.7%         81.8%         84.9%         91.0%         88.4%

EXTERNAL DEBT
External Debt Liabilities
          (in millions of dollars).......................         $64,336       $65,106       $67,653       $71,177       $73,633
External Debt Assets
          (in millions of dollars).......................         $60,874       $65,321       $70,277       $77,262       $85,500
                                                               ----------    ----------   -----------   -----------   -----------
Net External Debt
          (in millions of dollars).......................         $ 3,462      ($   215)     ($ 2,623)    ($ 6,085)      ($11,867)
                                                               ==========    ==========   ===========   ===========   ===========

-------------
Sources: Central Bureau of Statistics, Bank of Israel, Ministry of Finance.

                                 STATE OF ISRAEL

INTRODUCTION

The State of Israel (the "State" or "Israel") is a highly developed, industrialized democracy. Since 1990, Israel has seen improvements in most economic indicators. Gross Domestic Product ("GDP") increased on average by 5.2% annually from 1990 through 2000. A number of negative factors converged in the last quarter of 2000 and during 2001 and 2002, including the ongoing security unrest in Israel, which negatively affected tourism, the global technology slump, which slowed investments in high-tech companies, and the global economic slowdown, which affected Israeli exports. As a result, GDP decreased by 0.9% in 2001 and 0.7% in 2002. An economic recovery began in 2003 and accelerated in 2004. In 2004, GDP increased by 4.3%, following an increase of 1.3% in 2003. This accelerated growth rate was the result of several factors, including increased macroeconomic stability, which resulted from restrained government expenditures and the loan guarantees provided by the United States government, a recovery of the global economy, a relatively calm security situation, and a less restrictive monetary policy. The willingness of the U.S. to provide the loan guarantees was itself subject to Israel's adherence to its economic goals, including restraint in government spending, adherence to the budget deficit target, and the implementation of structural changes aimed at enhancing the economy's overall efficiency and competitiveness.

The Israeli economy is export-oriented. Exports constituted 42.9% of GDP in 2004. Exports recovered in 2003 and continued to grow in 2004, following two years of recession which was manifested, amongst others, in a decrease in exports. The increase in exports of both high-tech and traditional industries during 2003 and 2004 was led by the depreciation of the Israeli currency in real effective terms during 2002 and 2003, the global economic recovery, the expansion of global trade and the increase in demand for high-tech products, the decrease in real domestic wages in 2002 and 2003, and corporate efficiency measures. During this period, exports of services increased as well, especially tourism, which recovered from a slump that began in late 2000.

In recent years, Israel has made substantial progress in opening its economy, and major trade barriers and tariffs have been removed. Israel has concluded free trade agreements with its major trading partners, and is one of the few nations that is a party to free trade agreements with both the United States and the European Union ("EU"). Israel has also signed free trade agreements with the European Free Trade Association ("EFTA") countries, Canada, Turkey, Mexico, Bulgaria and Romania.

Since 1990, Israel's fiscal and monetary policies have been formulated and coordinated with the goals of reducing Israel's high tax burden, narrowing the Government's fiscal deficit, attaining levels of inflation similar to those in other industrialized countries and enhancing economic growth. As part of its economic policies, the Government has pursued a policy of privatizing State-owned enterprises, including banks. In contrast to periods of high inflation in the early 1980s, inflation has been reduced and stabilized. The annual average inflation rate was 9.5% between 1992 and 1999, representing a gradual decrease over that period. Since 1999 the annual average inflation rate has been close to zero, with the exception of 2002 when the annual average inflation rate rose to 5.7% as a result of a one-time increase in prices due to currency depreciation, which adjusted the currency rate to domestic and external events. The annual average inflation rate was 0.7% in 2003 and dropped to negative 0.4% in 2004.

The total budget deficit (excluding net lending and the realized profits of the Bank of Israel) averaged 3.7% of GDP per year between 1995 and 1999, and dropped to 0.7% of GDP in 2000. The total budget deficit increased to 4.5% of GDP in 2001 and 3.8% of GDP in 2002, mainly as a result of a decline in GDP and an increase in defense expenditures. The growth in the budgetary deficit in 2003 to 5.6% of GDP originated from the continuing economic slowdown, especially steep decreases in wages and private consumption, and the considerable downward deviation of the inflation rate from its target. As a result, actual revenues from taxes and other sources did not grow at the rate that was originally anticipated when the budget was drafted. Expenditures, on the other hand, grew in accordance with the budgetary plan. The 2004 total budget deficit was 3.9% of GDP. The 2004 decline in the total budget deficit reflects the 1.9% fall in public consumption in 2004 as a result of spending cutbacks in both the civilian and defense sectors and the growth in GDP.

The implementation of a decisive fiscal policy in 2003 and 2004 and the loan guarantees provided by the United States Government during these years contributed significantly to macroeconomic stability, raising fiscal credibility and lowering economic uncertainty.

The current account deficit averaged $3.1 billion per year between 1995 and 2000, $1.9 billion in 2001, and $1.5 billion in 2002. The current account had surpluses of $578 million in 2003 and $504 million in 2004. These surpluses reflect a high degree of external stability both by international standards and relative to the situation that existed in Israel in the mid-1990s.

The unemployment rate increased from 9.4% in 2001 to 10.7% in 2003. In 2004, the unemployment rate declined to 10.4% on an annual basis, and to 9.8% in the last quarter of the year. Both the number of Israeli employees and the labor participation rate rose in the first quarter of 2005, and the seasonally adjusted unemployment rate decreased from 9.8% in the fourth quarter of 2004 to 9.1% in the first quarter of 2005.

Israel's productive and highly educated population remains a principal strength of the economy. Based on 2003 statistics, approximately 39% of the Israeli population over the age of 15 has had 13 or more years of schooling. In addition, from 1990 through 2004, approximately 1.1 million immigrants arrived, increasing Israel's population by 25%. The new immigrants are generally highly educated and include a high percentage of scientific, academic, technical and other professional workers. Although this wave of immigration initially placed strains on the economy by raising the budget and trade deficits and contributing to a relatively high level of unemployment, these immigrants have been successfully integrated into the economy. Today, the employment rate of immigrants who came to Israel in the first half of the 1990s is similar to that of native-born Israelis.

Over the past three decades, Israel has made progress in reducing the state of hostility that has existed with Arab countries in the region since the establishment of the State in 1948, although the unrest in the areas administered by the Palestinian Authority, which began in September 2000 and intensified during 2001 and 2002, has been a major setback in the peace process. In 2003 and 2004 there was an improvement in the security situation, as reflected by the relative decline in the number of terrorist attacks and security incidents. The first peace agreement between Israel and its neighbors was the 1979 peace accord with Egypt. In September 1993, Israel and the Palestinian Liberation Organization ("PLO") signed a Declaration of Principles, a turning point in Israeli-Arab relations. Israel signed a peace treaty with Jordan in 1994. Further agreements have also been signed between Israel and the PLO.

On June 6, 2004, the Government of Israel approved the Disengagement Plan, stating that it is Israel's intention to relocate all Israeli communities in the Gaza Strip and four Israeli towns in the northern West Bank, as well as all its military installations in those areas, by the end of 2005. Implementation of the Disengagement plan was anchored with the legislature (the "Knesset") approval in October 2004. The Knesset also approved the Disengagement Implementation Law in February 2005, allowing the Government to compensate the residents relocated from the Gaza Strip and northern West Bank. See " -- International Relations."

GEOGRAPHY

Israel lies on the western edge of Asia bordering the Mediterranean Sea. It is bounded on the north by Lebanon and Syria, on the east by Jordan, on the west by the Mediterranean Sea and Egypt, and on the south by Egypt and the Gulf of Eilat. Israel has a total land area (excluding the Gaza Strip and the West Bank) of approximately 21,500 square kilometers or 8,305 square miles, approximately the size of the State of New Jersey. Jerusalem is the capital of Israel.

POPULATION

Israel's population, including Israeli citizens living in the West Bank and the Gaza Strip, but not including foreign nationals residing in Israel for employment purposes, was estimated to be 6.86 million as of December 31, 2004, up from 6.75 million as of December 31, 2003. During the period from 1990 through 2004, Israel's population grew by 50.5%, largely as a result of immigration. At the end of 2003, approximately 10% of the population was 65 years of age or older, 30% was between the ages of 35 and 64, 32% was between the ages of 15 and 34, and 28% was under the age of 15. Approximately 92% of the population lives in urban areas. Twenty percent of the population lives in Israel's three largest cities: Jerusalem (population 704,900), Tel-Aviv (population 371,000) and Haifa (population 269,300).

The Israeli population is composed of a variety of ethnic and religious groups. As of the end of 2003, 76.5% of the total Israeli population was Jewish, 15.9% was Moslem, 2.1% was Christian, 1.6% was Druze and 3.8% were not classified by religion. Israel's Declaration of Independence and various decisions by Israel's Supreme Court guarantee freedom of worship for all Israeli citizens. Hebrew and Arabic are the official languages of Israel; English is commonly used.

IMMIGRATION

Israel has experienced a continuous flow of immigrants over time, in part due to Israel's Law of Return, which provides that any Jewish immigrant is entitled to become a citizen of Israel. Since 1990, the flow of immigrants has increased dramatically. During 1990 and 1991, a total of 375,600 immigrants arrived in Israel, while the average annual number of immigrants to Israel from 1992 through 2000 was 71,200. The annual number of immigrants to Israel decreased to

43,600 in 2001, 33,600 in 2002, 23,200 in 2003 and 20,900 in 2004. The
substantial influx of immigrants between 1990 and 2004, totaling 1,137,800, increased Israel's population by 25% over this period. Over the same period, total population growth was 50.5%. Approximately 83% of all immigrants to Israel since 1990 have come from the former Soviet Union. Many of these immigrants are highly educated. Of the immigrants who arrived since 1990 who were above 15 years of age, 58% had over 13 years of schooling. Of the immigrants who arrived between 1990 and 2002 who worked in their place of last residence, approximately 63% held scientific, academic, technical or other skilled jobs. This influx of highly skilled workers has contributed to the growth of the Israeli economy since 1990.

FORM OF GOVERNMENT AND POLITICAL PARTIES

The State of Israel was established in 1948. Israel is a parliamentary democracy, with governmental powers divided among separate legislative, executive and judicial branches. Israel has no formal written constitution. Rather, a number of basic laws govern the fundamental functions of the State, including the electoral system, the government, the legislature and the judiciary, and guarantee the protection of property, life, body and dignity, as well as the right to privacy and freedom of occupation. These laws are given special status by Israeli courts relative to other laws and, in some cases, cannot be amended except by an absolute majority vote of the Knesset. All citizens of Israel, regardless of race, religion, gender or ethnic background, are guaranteed full democratic rights. Freedom of worship, speech, assembly, press and political affiliation are embodied in the country's laws, judicial decisions and Declaration of Independence.

The President is the head of state and is elected by the Knesset for a single seven-year term. The President has no veto powers and the duties of the office are mainly ceremonial. The President selects one of the Knesset members to form the government, after consulting with different parties' representatives. This Knesset member becomes Prime Minister. The current President, Moshe Katsav, was elected in July 2000. The Prime Minister is the head of Israel's Government and appoints a cabinet to assist in governing the country.

The legislative power of the State resides in the Knesset, a unicameral parliament that consists of 120 members elected by universal suffrage under a system of proportional representation. The entire country constitutes a single electoral constituency. Each party receiving more than 2.0% of the total votes cast is assigned membership in the Knesset in proportion to its percentage of the total national vote. Knesset elections are held every four years, unless the Knesset votes for elections to take place earlier or the Knesset fails to pass the annual budget by the end of March.

If a 61-vote majority of the Knesset subsequently passes a vote of no confidence in the government and proposes an alternate candidate, the government will dissolve and the President will select the alternate candidate to form a new government. If the alternate candidate fails to form a new government, new elections will be held. The Prime Minister, with the approval of the President, also has the authority to dissolve the Knesset. However, a majority of Knesset members may require the President to appoint another Knesset member to form a new government. If this Knesset member fails to form a new government, new elections will be held.

Currently, Israel has three major political parties, Likud, Avoda
(Labor)-Meimad-Am Ehad and Shinui. Since the establishment of the State of Israel in 1948, the Government has been a coalition government led by Avoda or Likud and supported by a majority of the members of the Knesset.

The following table presents the distribution of current Knesset seats by party as of June 2005:

TABLE NO. 3

                     DISTRIBUTION OF KNESSET SEATS BY PARTY

                                                                     NUMBER
                                                                    OF SEATS
                                                                    --------
Likud........................................................         40
Avoda (Labor)-Meimad-Am Ehad.................................         21
Shinui-the Secular Movement..................................         14
Sephardi Torah Guardians (Shas)..............................         11
Ihud Leumi...................................................          7
Yahad and the Democratic Choice..............................          6
National Religious Party (Mafdal)............................          4
Agudat Yisrael (Agudah)......................................          3
National Democratic Assembly (B.L.D.)........................          3
Hadash-Ta'al.................................................          3
Renewed National Religious Zionism...........................          2
Degel Hatorah................................................          2
United Arab List (R.A.M).....................................          2
Noy..........................................................          1
Zionism Liberalism Equality..................................          1
Total........................................................        120
                                                                     ===

Following the January 2003 elections, President Moshe Katsav selected Ariel Sharon to form a government. Prime Minister Sharon formed a new coalition government, consisting of the Likud party (into which the Yisrael B'Aliyah party was merged), the Shinui party, the National Religious Party (Mafdal), and Ihud Leumi-Israel Beitenu party. Former Prime Minister Benjamin Netanyahu was appointed Minister of Finance. Since February 2003, the following changes in the coalition government of Prime Minister Sharon have taken place. In June 2004, the Ihud Leumi party withdrew from the coalition government and in November 2004, The National Religious party (Mafdal) withdrew as well. In December 2004, the Shinui party left the coalition government and was replaced in January 2005 by the Avoda (Labor)-Meimad, Agudat Yisrael and Degel Hatorah parties. In august 2005, Minister Ehud Olmert was appointed as acting Minister of Finance, replacing Minister Netanyahu.

Israel's parliamentary system allows members of the Knesset to make changes to their party affiliation following their election to the Knesset. Since the elections in January 2003, the following changes in party affiliation have taken place. In May 2003, Yisrael Be'aliyah merged into the Likud party. In June 2004, Meretz-Democratic Choice-Shahar changed its name to Yahad and the Democratic Choice. In January 2005, United Torah Judaism split into two parties: Agudat Yisrael and Degel Hatorah. In March 2005, the Hitchabrut party split out of the National Religious Party and in May 2005 the Hitchabrut party changed its name to Renewed National Religious Zionism. In May 2005, Zionism Liberalism Equality split out of Shinui-the

 Secular Movement. In May 2005, the Noy party split out of Am Ehad, which in turn united with Avoda (Labor)-Meimad to create a new party named Avoda (Labor)-Meimad-Am Ehad.

The judicial power in Israel is exercised by the Supreme Court, District Courts and Magistrate Courts, as well as municipal courts, labor courts, administrative tribunals and religious courts. The five District Courts (located in Jerusalem, Tel-Aviv, Haifa, Beer-Sheva and Nazareth) hear all cases not within the exclusive jurisdiction of the Magistrate Courts or the specialized courts and also hear appeals from the Magistrate Courts. The Supreme Court has ultimate appellate jurisdiction over all decisions rendered by District Courts. The Supreme Court also exercises original jurisdiction sitting as the High Court of Justice in matters in which it considers it necessary to grant relief in the interests of justice and that are not within the jurisdiction of any other court or tribunal. In its capacity as the High Court of Justice, the Supreme Court hears petitions in matters of constitutional and administrative law, reviewing acts of the executive branch and the Knesset. In addition, the High Court of Justice may order religious courts and labor courts to adjudicate any particular matter, or to set aside any proceeding held or decision given. Judges are appointed by the President upon election by the Judges' Election Committee, the majority of whose members represent the legal profession. Some marital and family matters, and certain other matters related to personal status, are handled by religious courts. Each religion has its own religious courts.

NATIONAL INSTITUTIONS

Israel has four so-called National Institutions: the Jewish Agency for Israel, the World Zionist Organization, Keren Hayesod and the Jewish National Fund. The National Institutions, which predate the formation of the State, perform a variety of non-governmental charitable functions. Each of the National Institutions is independent of the Government and finances its activities through private and public sources, including donations from abroad. In 2004, the National Institutions were responsible for net unilateral transfers into Israel of $330 million.

INTERNATIONAL RELATIONS

Over the past three decades, Israel has made progress in reducing the state of hostility that has existed between Israel and the Arab countries in the region since the establishment of the State of Israel in 1948. As a result of the historic visit to Israel by the President of Egypt in 1977 and intensive negotiations held by the two countries, Egypt and Israel signed a peace treaty on March 26, 1979, which was the first between Israel and one of its neighboring countries. In 1991, the Madrid Conference marked the start of a broader peace process in the Middle East. On October 26, 1994, Israel and Jordan signed a peace treaty.

In September 1993, the mutual recognition and the signing of a Declaration of Principles between Israel and the Palestinian Liberation Organization was a turning point in Israeli-Arab relations. A number of interim agreements were concluded and the Palestinian Authority (the "PA") was established. As part of the 1994 Gaza Strip and Jericho Agreement signed in Cairo, and the 1995 Interim Agreement on the West Bank and the Gaza Strip signed in Washington, D.C., Israel withdrew from Jericho and much of the Gaza Strip, as well as from six additional West Bank towns. The PA has gradually taken responsibility for administering those areas of the West Bank and Gaza Strip designated as self-rule areas. In October 1998, Israel and the PA signed the Wye River Memorandum restating their commitment to the implementation of the outstanding interim obligations and the resolution of permanent issues through negotiations. Several rounds of negotiations were held between Israel and the PLO in 2000, aimed at achieving a permanent agreement and an end to the conflict. Unfortunately, these negotiations did not result in an agreement. Since September 2000, relations between Israel and the PA have deteriorated due to violence and terror attacks conducted by Palestinian terror organizations against Israeli targets and citizens in violation of all bilateral agreements signed since 1993. This has also resulted in significant damage to economic relations, primarily in the area of bilateral trade.

A performance-based, multi-phase plan to end the Israeli-Palestinian conflict, known as the Road Map, was released by the United States, the United Nations, the European Union and Russia in April 2003. The first phase of the Road Map requires the immediate cessation of violence by the Palestinians, the implementation by Palestinians of comprehensive political reforms, the withdrawal by Israel from Palestinian areas controlled by the Israeli Defense Forces since September 28, 2000, and the dismantling of settlement outposts erected since March 2001. The second phase of the Road Map, which would begin upon satisfactory performance of the obligations outlined in the first phase by both the Palestinians and Israel, contemplates the creation of a temporary Palestinian state with provisional borders and an elected government. The third and final phase of the Road Map would include the negotiation of a final agreement relating to the creation of a permanent Palestinian state. While the Road Map has been accepted by both Israel and the Palestinian Authority, implementation of the Road Map faces a number of obstacles, including opposition by certain groups.

On June 6, 2004, the Government of Israel approved the Disengagement Plan, stating that it is Israel's intention to relocate all Israeli communities in the Gaza Strip and four Israeli towns in the northern West Bank, as well as all its military installations in those areas, by the end of 2005. Implementation of the Disengagement Plan was anchored with Knesset approval in October 2004. The Knesset also approved the Disengagement Implementation Law in February 2005, allowing the Government to compensate the residents relocated from the Gaza Strip and northern West Bank.

The possibility of coordinating elements of the Disengagement Plan with the Palestinian side developed after the death of Yasir Arafat, the then Palestinian Authority Chairman, and the election of Mahmoud Abbas as the new Palestinian Authority Chairman. If the new situation within the Palestinian Authority leads to effective Palestinian steps to end terrorism and dismantle the terrorist infrastructure, political dialogue will resume. Successful coordinated implementation of the Disengagement Plan can pave the way to renewed negotiations between both sides according to the Road Map.

As part of the renewed dialogue after the election of Mahmound Abbas, the Sharm e-Sheikh summit was initiated on February 8, 2005. At the summit, Prime Minister Sharon and Palestinian Authority Chairman Abbas reached a series of understandings. The Palestinians agreed to stop all acts of violence against all Israelis everywhere while Israel agreed to cease all its military activity against all Palestinians everywhere. Prime Minister Sharon and Chairman Abbas agreed on a process of transferring security responsibility for Palestinian cities. Following the summit, Israel initiated a series of additional confidence building measures, including the release of Palestinian prisoners, improving the humanitarian conditions of the Palestinian population, and renewing the construction of a sea port in Gaza.

Israel and Jordan signed a peace treaty in October 1994. In signing the peace treaty with Israel, Jordan became the second Arab country to do so, following Egypt. After resolving issues relating to borders and water, Israel and Jordan entered into negotiations to promote economic cooperation and plan regional economic development initiatives. In addition, Israel has begun to establish economic and political relations with other countries in the region, in both North Africa and the Gulf states. In October 1999, Israel and Mauritania established full diplomatic relations. Mauritania is the third Arab country after Egypt and Jordan with whom Israel has exchanged ambassadors. Israeli authorities continue their efforts to promote peaceful relations and increase economic opportunities, with a particular focus on the goal of enhancing regional development.

Although Israel has entered into various agreements with Arab countries and the PLO, and various declarations have been signed in connection with the efforts to resolve some of the economic and political problems in the Middle East, no prediction can be made as to whether, and under what terms, a full resolution of these problems will be achieved. To date, Israel has not entered into a peace treaty with either Lebanon or Syria. On May 23, 2000, Israeli military forces unilaterally withdrew from South Lebanon, in accordance with a Government decision to implement United Nations Resolutions 425 and 426.

Since 1948, the members of the Arab League have maintained a trade boycott of Israel. The primary tier of the boycott prohibits the importation of Israeli-origin goods and services by member states. The secondary tier of the boycott prohibits individuals in Arab League states from engaging in business with foreign firms that contribute to Israel's military or economic development, and the tertiary tier of the boycott prohibits business dealings with firms that do business with blacklisted entities. In September 1994, the Gulf Cooperation Council (which includes Qatar, Oman, Bahrain, the United Arab Emirates, Saudi Arabia and Kuwait) suspended their secondary and tertiary trade boycotts of Israel, signifying a major shift in Israel's relations with several Arab nations in the region. These Gulf states, as well as four other Arab League members (Algeria, Djibuti, Mauritania and Somalia) no longer enforce the secondary and tertiary boycotts of Israel.

Prior to the recent security unrest, Israel and its Arab neighbors had taken several initiatives to encourage the development of economic relations among the countries of the region. The formation of additional regional economic organizations was proposed to enhance cooperation between Israel and other countries of the region. Among these, the most important are the Middle East Development Bank ("MEDB"), the Middle Eastern-Mediterranean Tourist and Travel Association ("MEMTTA") and the Regional Business Council ("RBC").

Israel maintains a close economic, diplomatic and military relationship with the United States. Israel receives economic and military assistance from the United States in amounts that have averaged approximately $3 billion per year since 1987. In 1991, the United States provided Israel with an additional one-time special grant of $650 million due to expenses incurred by Israel as a result of the Gulf War. In 1992, the United States approved up to $10 billion of loan guarantees during U.S. fiscal years 1993 through 1998 to help Israel absorb the recent influx of immigrants. In April 2003, the United States approved up to $9 billion in loan guarantees for the

State of Israel to be issued during U.S. government fiscal years 2003 through 2005, with an option to extend the program in an additional year. In 2005, the United States confirmed Israel's request to extend the program for two more years. As such, the program will be available through 2008. The amount of guarantees that shall be issued to Israel under the loan guarantee program may be reduced by an amount equal to the amount extended or estimated to have been extended by Israel for activities that the President of the United States determines are inconsistent with the objectives and understandings reached between the United States and Israel regarding the implementation of the loan guarantee program. For United States fiscal year 2003, the amount of this reduction was $289.5 million. The amount of the reduction for subsequent fiscal years has not yet been determined. The proceeds of the guaranteed loans may be used to refinance existing debt (see "Public Debt -- External Public Debt"). In May 2003, as part of the aid package, the U.S. formally granted Israel $1 billion in military aid.

The Government of Israel and the United States have agreed to reduce foreign assistance to Israel. This reduction involves a phase-out of U.S. Economic Support Fund ("ESF") assistance to Israel through incremental annual reductions in the level of such annual assistance over a ten-year period that began in fiscal year 1999. Over the same time period, the United States will increase annually the level of its Foreign Military Financing ("FMF") assistance to Israel in amounts equal to half the amount of the annual reduction in ESF assistance. Subject to Congressional appropriations, from fiscal year 1999 through 2008, each year the level of ESF assistance will be reduced by $120 million and the level of FMF assistance will be increased by $60 million. The level of ESF assistance for fiscal year 2005 is $357 millions.

Israel currently maintains diplomatic relations with more than 160 countries. Israel has established or re-established commercial, trade and diplomatic relations with several republics of the former Soviet Union, nations of Eastern Europe, and other countries that had been aligned politically with the former Soviet Union. Furthermore, the developments toward peace in the region in the last decade have facilitated the growth of commercial, trade and diplomatic relations with several Asian countries, including Japan, South Korea, China and India.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS AND INTERNATIONAL ECONOMIC AGREEMENTS

Israel is a member of a number of international organizations, including the United Nations, the World Bank Group (including the International Finance Corporation), the International Monetary Fund (the "IMF"), the European Bank for Reconstruction and Development, and the Inter-American Development Bank.

Israel was a signatory to the General Agreement on Tariffs and Trade ("GATT") of 1947 from 1962 and is a founding member of the World Trade Organization (the "WTO"), since its inception in 1995. In addition, Israel actively participates in plurilateral initiatives conducted under the framework of the WTO, such as the Government Procurement Agreement (GPA) and the Information Technology Agreement (ITA).

In March 1996, the Council of Ministers of the Organization for Economic Co-operation and Development ("OECD") approved Israel's request to participate in the organization's activities, and Israel has accordingly joined certain OECD committees as an observer. Since February

2000, Israel has been in dialogue with OECD leadership in order to promote Israel's admission to the organization as a full member.

Israel has concluded free trade agreements ("FTAs") with its major trading partners and is the only nation, except for Mexico, Chile and Jordan, that is a party to free trade agreements with both the United States and the European Union. Israel's free trade agreements allow Israel to export industrial products duty-free to the United States and to most Western industrialized nations. In addition, Israel has free trade agreements with the EFTA countries, Turkey, Canada, Mexico, Bulgaria and Romania.

In 1975, Israel established a free trade agreement with the European Economic Community ("EEC") that provided for the gradual reduction and ultimate elimination of tariffs on manufactured goods and certain agricultural products. In July 1995, Israel signed an Association Agreement with the EU, which came into force in June 2000. The new agreement, which replaced the 1975 agreement, addresses issues of financial services, competition, government procurement, and cooperation in research and development. It also expands the list of agricultural products under the 1975 free trade agreement, and an extension of the agreement improves Israel's access to European government procurement markets in the field of telecommunications. A free trade agreement with the EFTA that applies to most manufactured goods has been in effect since 1993. In 1985, Israel and the United States entered into a free trade agreement that resulted in the elimination of all tariffs on all industrial products effective January 1, 1995. The free trade agreement with the United States has also resulted in the elimination of certain non-tariff barriers to trade between the two countries.

In recent years, Israel, together with its two major trading partners, the U.S. and the EU, has developed new regional trade agreements that stimulate economic cooperation between Israel and its neighbors in the Middle East. Israel signed a Qualified Industrial Zones ("QIZ") agreement with Jordan in 1997 and a separate, broader QIZ agreement with Egypt in December 2004. The above mentioned agreements provide for duty free market access for products of joint ventures between Israeli companies and their counterparts in both Jordan and Egypt.

In October 1995, Israel became a member of the EU's Fourth Framework Programs for Research and Development, allowing Israeli firms and academic institutions to participate in EU research and development projects. In February 1999, Israel's admission to the EU's Fifth Research and Development Program was approved, a recognition of the special status of Israel as a key technological player in the global arena. Under the rubric of the Fifth Research and Development Program, more than 500 Israeli projects have been implemented, with a total value of more than (euro)150 million. In November 2002, Israel was admitted to the EU's Sixth Research and Development Program and gained access to
(euro)17 billion of research and development tenders from EU countries.

In order to promote its international economic cooperation, and in particular to promote Israeli investments in emerging markets, Israel has signed 32 bilateral investment treaties. The treaties provide investors from countries that are party to the treaties with basic security and protection rights when investing in another party's country, including repatriation of investments and returns, a prohibition on expropriation or nationalization other than for public purposes, prompt, adequate and effective compensation, and no less favorable treatment as compared to investors from countries that are not party to the treaties.

In November 2004, Israel and China signed the Second Protocol for Financial Cooperation. The protocol of financial cooperation is a vehicle for promoting trade activities between the two countries, which enables Chinese companies to receive long-term loans in transactions with Israeli exporters with regards to capital goods and infrastructure projects.

Israel is also a party to over 38 conventions for the avoidance of double taxation that cover most aspects of income tax and capital gains tax. The conventions provide investors from countries that are parties to the conventions with greater certainty when investing in another party's country and contribute to economic cooperation between the countries that are parties to the conventions.

                                   THE ECONOMY

OVERVIEW

Israel's economy is industrialized and diversified. GDP per capita in 2004 was $17,270. From 1990 through 2004, real GDP growth averaged 4.1% per year (1.3% per capita). From 1990 through 2000, GDP increased on average by 5.3% annually, based largely on increased domestic demand due to the large volume of new immigrants and on the growth of high value-added industries, such as electronics and high-tech medical equipment. A number of negative factors converged in the last quarter of 2000 and during 2001 and 2002, including security unrest with the Palestinian Authority, which negatively affected tourism and contributed to the fiscal deficit, the global technology slump, which slowed investments in high-tech companies, and the global economic slowdown, which affected Israeli exports. As a result, GDP decreased by 0.9% in 2001 and by 0.7% in 2002. There was a recovery in economic activity in 2003, as evidenced by a 1.3% increase in GDP. The recovery gained momentum in 2004, as expressed by a 4.3% increase in GDP. The recovery in 2003 and 2004 was related to the improvement in the global economy (as manifested by the expansion of global trade and demand for high-tech products), the adoption of a firm fiscal policy, a relatively calm security situation, and a less restrictive monetary policy. In 2004, economic improvement was reflected in rapid growth of all components of GDP with the exception of construction investment. Particularly noteworthy were the sharp rises in the exports of goods and services (14.9%) and in private consumption (5.7%). In the first quarter of 2005, the GDP rose by 2.9% (seasonally adjusted an annual rate), exports of goods and services increased by 4.2% (seasonally adjusted an annual rate), while public consumption dropped sharply by 7.2% (seasonally adjusted an annual rate), reflecting cuts in Government expenditures. During that period, private consumption rose by 0.8% (seasonally adjusted an annual rate).

The composition of Israel's trade sector reflects the industrialized nature of its economy. Exports consist primarily of manufactured goods, in particular high-tech goods, while raw materials and investment goods comprised 82% of imported goods in 2004. Exports have played a significant role in Israel's economic growth, especially since 1992. Exports of industrialized goods (excluding diamonds) grew by an annual average of 16.2% (in volume terms) during the period from 1992 to 2004. In 2000, due to rapid growth in the U.S. and EU economies, Israel's exports of industrialized goods (excluding diamonds) increased by 27.6%. Total exports of goods and services in 2000 increased by 23.1%. However, total exports of goods and services decreased by 11.2% in 2001 and by 2.4% in 2002. The main factors behind the contraction in exports of goods were the global slowdown, which dampened global trade, and the decline in demand for high-tech goods. Exports of services were severely affected by the large decline in exports of tourism services caused by the security and political situation, and the decline, to nearly zero, of start-up exports (sales of successful start-up companies to international buyers) due to the global high-tech crisis. In 2003, exports began to recover, growing by 6.2%. The recovery in exports gained momentum in 2004, as exports rose sharply, by 14.9%. The growth in exports in 2003 and 2004 was a result of the global economic recovery, the expansion of global trade and increased demand for high-tech products, the depreciation of the NIS in real effective terms during the period from 2002 through 2004, the decrease in real wages during 2002 and 2003 and improved efficiency of business enterprises in Israel, as well as lower interest rates. High-tech and traditional industries took part in the rise in exports of goods; the export of services also rose, including tourism, which recovered after a slump that began in late 2000.

Historically, the Government has had a substantial involvement in nearly all sectors of the Israeli economy. In the past 15 years, however, a central aim of the Government's economic policy has been to reduce its role in the economy and to promote private sector growth. In order to advance these goals, the Government has pursued a policy of privatizing State-owned enterprises, including banks (see " -- Role of the State in the Economy"). The Government has also pursued stability-oriented monetary and fiscal policies. These policies build upon the economic stabilization program established by the Government in 1985.

The 1985 economic stabilization program was a comprehensive plan designed mainly to reduce the high inflation rates and chronic deficits in the balance of trade experienced by Israel as a result of high levels of defense expenditures, rising Government spending and rising oil prices.

Since 1985, Israel has made significant progress in stabilizing inflation through effective implementation of monetary policy by the Bank of Israel, fiscal restraint and trade liberalization by the Government. In 1986, the Government succeeded in reducing inflation to 19.6%. During the period of 1987 through 1991, inflation stabilized to an annual average rate of 17.8%. During the period of 1992 through 1999, the annual average inflation rate decreased to an average of 9.5%. In 2000 and 2001, the average rate of inflation dropped to a mere 1.1% in each year, but rose in 2002 to an average of 5.7%. This increase was the result of the currency depreciation during the first half of 2002, which adjusted the currency rate to domestic and external events. In 2003, the average annual inflation rate was 0.7% and in 2004 the average annual inflation rate was negative 0.4%. The Government's inflation target for 2005 and onward is 1% to 3%.

TABLE NO. 4

                            MAIN ECONOMIC INDICATORS
                        (IN MILLIONS OF NIS UNLESS NOTED)

                                                                                           YEAR
                                                                  -----------------------------------------------------------
                                                                   2000          2001        2002          2003        2004
                                                                   ----          ----        ----          ----        ----
GROWTH (Percent Change)
Real gross domestic product.................................          8.0%        -0.9%        -0.7%          1.3%        4.3%
GDP per capita..............................................          5.2%        -3.2%        -2.7%         -0.5%        2.5%
Inflation
   (change in CPI - annual average).........................          1.1%         1.1%         5.7%          0.7%       -0.4%
Industrial production.......................................          9.9%        -4.9%        -1.9%         -0.4%        7.0%

CONSTANT 2000 PRICES (THOUSANDS OF NIS)
GDP.........................................................      470,730      466,514      463,127       469,116     489,316
Business sector product.....................................      335,960      327,983      319,354       324,802     344,728

CURRENT PRICES (THOUSANDS OF NIS)
GDP.........................................................      470,733      477,797      493,707       501,984     526,852
Business sector product.....................................      335,961      333,484      336,287       347,941     367,904
GNP.........................................................      444,984      460,546      478,438       487,081     514,383
Net national income (at market prices)......................      374,940      385,543      392,532       399,129     424,754

PERMANENT AVERAGE POPULATION (thousands)....................        6,289        6,439        6,570         6,690       6,807

-------------
Source: Central Bureau of Statistics.

GROSS DOMESTIC PRODUCT

GDP is defined as gross national product ("GNP") minus income of Israeli residents from investments abroad, earnings of Israeli residents working abroad, and other income from work and leases abroad, less corresponding payments made abroad (after deduction of payments to foreign companies with respect to production facilities located in Israel).

GDP growth averaged 5.2% annually between 1990 and 2000. Since October 2000, the GDP growth rate has been declining due to the global economic slowdown, which dampened demand for high-tech products on which a significant percentage of the Israeli economy relies, the decline of the NASDAQ index, which reduced investments in Israeli start-up companies and in high-tech industry in general, and the adverse effects of Palestinian terrorism on tourism, construction, agriculture and exports to the Palestinian Authority areas. Growth was negative 0.9% and negative 0.7% in the years 2001 and 2002, respectively. The recovery process began in 2003 and gained momentum in 2004 with GDP growth rate increasing to 1.3% and 4.3% in 2003 and 2004, respectively. Contributing factors to the rate of GDP growth include the improvement in the global economy (as manifested by the expansion of global trade and demand for high-tech products), the adoption of a firm fiscal policy, a relatively calm security situation, and a less restrictive monetary policy. In 2004, economic improvement was reflected in rapid growth of all components of GDP with the exception of construction investment.

During the first half of 2004, GDP increased by 3.1% (seasonally adjusted an annual rate) and in the second half of the year, the growth rate of GDP accelerated to 3.8% (seasonally adjusted an annual rate). In the first quarter of 2005, GDP rose by 2.9% (seasonally adjusted an annual rate).

TABLE NO. 5

                         RESOURCES AND USE OF RESOURCES
                  (IN MILLIONS OF NIS AT CONSTANT 2000 PRICES)

                                                                                        YEAR
                                                      ----------------------------------------------------------------------------
                                                         2000            2001              2002            2003          2004
                                                         ----            ----              ----            ----          ----
RESOURCES
   GDP............................................    NIS 470,730     NIS  466,514      NIS 463,127     NIS 469,116    NIS 489,316
   Imports of goods and services..................        212,710          202,782          198,499         194,853        218,167
                                                          -------          -------          -------         -------        -------
Total(1)..........................................        683,440          669,296          661,627         663,969        707,483
                                                          =======          =======          =======         =======        =======

USE OF RESOURCES
   Private consumption............................        262,194          269,392          272,401         276,040        291,852
   Public consumption.............................        132,577          137,283          144,185         141,326        138,700
   Gross domestic investment......................        101,937           96,786           83,494          74,553         79,326
   Exports of goods and services..................        186,731          165,836          161,810         171,905        197,510
                                                          -------          -------          -------         -------        -------
Total(1)..........................................        683,440          669,296          661,890         663,824        707,389
                                                          =======          =======          =======         =======        =======

------------
(1) The estimates at 2000 prices were obtained by chaining estimates computed each year to previous year's prices. Due to the chaining, the sums of the components of resources and of the use of resources may be different.

Source: Central Bureau of Statistics.

SAVINGS AND INVESTMENTS

In 2004, gross national savings increased to 18.1% of GDP (in current prices), compared with 17.4% in both 2003 and 2002, while gross domestic investment (the sum of investments in fixed assets and the change in inventories) totaled 17.6% of GDP in 2004, compared with 16.9% in 2003 and 18.8% in 2002. In 2004, total gross domestic investment increased by 6.4% in real terms following a decrease of 10.7% in 2003, a 13.7% decrease in 2002 and a 5.1% decrease in 2001. Investment in fixed assets decreased by 1.7% in 2004, following a 4.9% decrease in 2003, a 7.0% decrease in 2002 and a 3.3% decrease in 2001. The contraction in 2001 through 2003 affected most industries, and reflected the security and economic uncertainty, the global slowdown and the domestic monetary restraint. In contrast, the decline in 2004 was largely related to a 10.4% decrease in construction investment, where large surpluses relative to demand had accrued over recent years. Investments in machinery, equipment and transport vehicles increased by 8.6% in 2004.

Investment in residential construction in 2004 decreased by 5.9%, following decreases of 4.2% in 2003, 0.1% in 2002 and 4.7% in 2001. The residential construction sector has contracted over the past five years as a result of the decrease in demand following the slowdown in the wave of immigration and in response to the recession.

BUSINESS SECTOR PRODUCT

Business sector product in Israel equals GDP less general government services, services of private non-profit institutions and housing services (representing the imputed value of the use of owner-occupied residential property).

Business sector product grew at an average annual rate of 6.6% in real terms from the beginning of 1990 through the end of 2000. Business sector product decreased by 2.4% in 2001 and by 2.6% in 2002. In 2003, business sector product began to grow, increasing by 1.7% in 2003 and 6.1% in 2004. In the first quarter of 2005, the growth rate of the business sector product reached 3.5% (seasonally adjusted an annual rate).

TABLE NO. 6

                COMPOSITION AND GROWTH OF BUSINESS SECTOR PRODUCT

                                                               ANNUAL GROWTH (REAL TERMS)                PERCENTAGE
                                                  --------------------------------------------------      OF TOTAL
                                                  2000        2001       2002        2003       2004        2004
                                                  ----        ----      -----       -----       ----     ----------
TOTAL BUSINESS SECTOR........................     10.2%       -2.4%      -2.6%        1.7%       6.1%      100.0%
                                                  ====        ====       ====         ===        ===       =====
Trade and services...........................     12.6        -0.8       -3.9         0.9        6.3        51.7
Manufacturing(1).............................     14.7       -10.0       -1.3         0.5        6.3        24.5
Transport and communications.................      3.9         0.2        0.1         7.3        8.8        11.2
Construction.................................     -2.9        -4.1       -1.1        -2.9       -7.1         6.9
Agriculture..................................      7.6         7.9        9.3       -12.4       11.6         2.8
Water and electricity........................      7.0        -0.2        2.2         4.1        0.9         3.3
Implied banking services(2)..................                                                               -1.9
Errors and omissions(3)......................                                                                1.5

--------------
(1)   Including diamonds.

(2) This item corrects the double counting of interest payments, included in both banking product and the product of principal industries.

(3) Reflecting the difference between business sector product obtained from the uses side and that from measuring the principal industries.

Source: Bank of Israel.

Trade and Services. The trade and services sector consists of retail and wholesale sales, professional services, banking, hotels and other services. The trade and services sector increased by 0.9% in real terms in 2003 and by 6.3% in 2004.

Manufacturing. Manufacturing (including diamonds) increased by 0.5% in real terms in 2003 and continued to increase by 6.3% in 2004.

TABLE NO. 7

                            MANUFACTURING BY CATEGORY

                                                                           ANNUAL REAL PERCENTAGE CHANGE
                                                          ---------------------------------------------------------
                                                          2000        2001         2002          2003          2004
                                                          ----        ----         ----          ----          ----
TOTAL (EXCLUDING DIAMONDS)......................          10.0%       -5.0%        -1.9%         -0.3%          6.6%
                                                          ====        ====         ====          ====          ====
Food, beverages and
  tobacco.......................................           0.1        -1.1         -1.4          -2.3           1.3
Mining of minerals and
   quarrying of stone
   and sand.....................................          -2.3         2.0          7.9          -2.9          -3.2

Textiles and clothing...........................          -2.6        -3.8         -4.9          -8.7          -2.8
Leather and leather products....................         -10.2       -14.0         -0.9           3.6          -8.2
Wood and wood products..........................           4.5       -14.3         -0.3          -0.9           7.5
Paper and paper products........................          -0.1        -3.8          0.3          -3.4           0.1
Publishing and printing.........................          -0.4        -3.1         -4.1          -2.8           5.0
Chemical products and
   refined petroleum............................           3.4         6.2         15.5           5.6          12.6
Rubber and plastic products.....................           3.3         2.5          9.0           6.1           5.8
Non-metallic mineral products...................          -8.3        -7.0         -5.6          -5.3          -8.4
Basic metal.....................................           1.9        -7.1         -9.0         -11.1           7.8
Metal products..................................           8.9        -4.4         -1.4          -1.2           6.3
Machinery and equipment.........................          12.8        -7.4         -7.1          -3.7          -7.0
Electric motors.................................           2.0       -10.9         -2.7           1.1          -3.0
Electric and electronic
   equipment....................................          43.1        -9.2         -8.1           4.1           7.2
Communication equipment.........................          16.0       -16.8        -14.6          -8.4          21.7
Transport equipment.............................           4.9         1.4          1.4           3.1          16.6
Jewelry and goldsmiths..........................           2.8        -7.5         -4.6          -7.0          -3.1
Other...........................................          -0.5         9.0          1.1          11.2          -0.6

-----------
Source: Bank of Israel.

TABLE NO. 8

                         INDUSTRIAL PRODUCTION INDEX(1)
                                (BASE: 2004=100)

                                            YEAR
                        ------------------------------------------------
                        2000       2001        2002       2003     2004
                        ----       ----        ----       ----     ----
                        100.6      95.7        93.9       93.5     100.0

------------
(1) Excludes diamonds.

Source: Central Bureau of Statistics.

Transportation. Buses are the major form of public transportation. Bus routes exist in all cities in Israel and connect Israel's major cities, smaller towns and rural areas. Israel also has a network of over 17,000 kilometers of roads, including highways that link Tel-Aviv with Haifa, Jerusalem and Dimona. Government-owned railways run from Nahariya on the northern coastline to Beer-Sheva in the south, linking some of Israel's major cities and the southern part of the country.

Since 1993, the Government has identified infrastructure improvement as one of its top priorities. From 1993 through 2004, the Government spent NIS 35 billion on infrastructure improvements. In recent years, the Government has approved a number of major road construction projects, including the "Cross-Israel Highway"
- Israeli North-South toll highway. The 86-kilometer central section of this highway was opened to traffic in January 2004. Other projects include the Carmel Tunnel (to be completed in 2010), a fast toll lane at the east entrance to Tel-Aviv (to be completed in 2009) and a suburban highway in the south-east of Tel-Aviv (Highway 431), which, unlike existing highways, will be mostly privately funded (to be completed in 2008).

The Government considers the development of an advanced railway system a top priority. In 2003, the Government issued a tender to establish a light rail build-operate-transfer ("B.O.T.") project in metropolitan Tel-Aviv. The first Tel-Aviv line is expected to commence operations in 2012. In 2000, the Government issued a tender to establish a light rail B.O.T. project in Jerusalem. The first Jerusalem line is expected to commence operation in 2008. In 2004, the Government decided to invest $4.5 billion over five years in a rail development program; two-thirds of this amount is to come from the Government budget and one-third from external sources. As a part of this development plan
(i) the old line between Jerusalem and Tel-Aviv (via Bet-Shemesh) was rehabilitated and was opened to the public in April 2005, (ii) a direct and upgraded line between Jerusalem and Tel-Aviv is scheduled to commence operations in 2009, (iii) the line between Tel-Aviv and the Ben-Gurion International Airport was opened to the public in March 2005, and its extension through Modii'n is scheduled to commence operations in 2007, and (iv) several new and upgraded lines such as Tel-Aviv-Rishon Le-Zion, Haifa-Beit She'an, Carmiel-Acre, Kfar Saba-Rananna-Tel-Aviv, and Ashkelon-Beer-Sheva are scheduled to commence operations in 2009.

Israel has three major seaports: Haifa and Ashdod, on the Mediterranean coast, and Eilat, by the Red Sea. In 2004, 21 million tons of freight were unloaded and 16 million tons were loaded at Israeli ports. In July 2004, the Knesset decided on a structural reform of the seaports in order to enhance competition and improve efficiency of the ports, and thereby strengthen Israel's foreign trade. As mandated by the legislation, the Israel Ports Authority ceased operations on February 16, 2005 and was replaced by four Government-owned companies. Ashdod Port Company Ltd., Haifa Port Company Ltd. and Eilat Port Company Ltd., the three port-operating companies, received a mandate to operate port facilities that have been leased to them (in Ashdod and Haifa, for a term of 49 years, and in Eilat, for a one-year period), while the Israel Ports Development and Assets Company Ltd. serves as landlord of the port real estate in Haifa, Ashdod and Eilat and is responsible for developing and leasing those properties. Among the major projects are the development of the "Hayovel" terminal in Ashdod which commenced operations in May 2005, and the "Hacarmel" terminal in Haifa, which is scheduled to commence operations in 2009. Approximately NIS 3.9 billion is being invested by the Israel Ports Development and Assets Company Ltd. in these two projects.

Israel has three international airports. The Airports Authority is responsible for maintaining, developing and operating airports and the security of the airports and facilities in accordance with the directives of the Minister of Transportation. Israel's main airport is Ben Gurion Airport in Lod, which is located approximately 40 kilometers from Jerusalem and 20 kilometers from Tel-Aviv. Ben Gurion Airport served approximately 7.7 million passengers in 2004, compared with 6.8 million in each of 2003 and 2002, 8 million in 2001, and 10 million in 2000, with flights to most major cities in Europe, Asia and North America. A new terminal opened at Ben Gurion Airport in November 2004 in order to increase the capacity for annual passenger arrivals and departures to approximately 16 million passengers. The financing for this expansion is derived exclusively from Airports Authority revenues and private project financing.

Communications. As of the end of 2004, more than 90% of Israeli households had at least one direct telephone line. In September 2004, the domestic fixed telephony market was opened to competition after the Economics Committee of the Knesset canceled regulation regarding the obligation of telephone companies to provide services over large areas. In November 2004, cable companies began providing commercial telephony services. International telecommunications services have been opened to complete competition since the end of 2004. As of May 2005, Israel has six companies offering international telephony services. Israel has four cellular telephone network operators. Israel had approximately
6.5 million cellular phones in use in 2004, a penetration rate of more than 95%. Total cellular market revenues in 2004 were approximately $3.1 billion. Frequency bands have been allocated for future use by three major cellular telephone network operators. In March 2002, cable stations were given licenses to provide internet services using their cable infrastructures.

The Israeli Public Broadcasting Authority had an official monopoly on television broadcasts through 1993. As of 2001, there were three national public TV channels broadcasting in Israel and one national commercial channel. In 2002, a second commercial channel started to operate via cable and satellite and a fourth public Arabic-speaking satellite-delivered channel was launched. In addition, a Russian-speaking channel and an Israeli music channel, both commercial special-interest TV channels, began broadcasting in 2003. A fifth public TV channel, with broadcasting related to the Knesset, started operating via cable and satellite in 2004.

The cable television market currently includes three regional cable television operators as well as a single direct broadcast satellite ("DBS") operator that began operations in 2000. About 53% of all households subscribe to cable television, and 26% of households subscribe to the DBS service. The three cable companies each held a regional monopoly until a 2001 amendment to the Telecommunications Act, which cancelled exclusive cable concessions, opened the multi-channel subscriber television market to competition, and separated content broadcasting from infrastructure.

Construction. In 2004, investment in residential construction decreased by 5.9% as compared with 2003, following a 4.2% decrease in 2003, a 0.1% decrease in 2002, and a 4.7% decrease in 2001. The decline in residential building starts has continued since 1997, although this number appears to have leveled off in 2004. The real consumer price index ("CPI")-adjusted prices of owner-occupied apartments decreased by 0.5% in 2004, following consecutive decreases from 1998 through 2003. These decreases followed a period, from 1993 through 1996, during which the demand for housing in the central regions of Israel had increased substantially, resulting in significant increases in housing prices.

Agriculture. In 2004, agricultural exports totaled $908.3 million, representing 3.7% of total merchandise exports (excluding diamonds). Agricultural production in 2004 included livestock (comprising 39.2% of total agricultural revenues), vegetables (24.1%), non-citrus fruits (14.7%), ornamental plants and seeds (7.9%), citrus fruits (4.0%), field products (6.6%) and other agricultural production. In 2004, 2.0% of all Israeli employees were working in agriculture. Investments in agriculture contributed to 2.3% of gross capital formation.

The Government has implemented structural reforms in order to increase competition and productivity in the agricultural sector. In 1994, the Government launched a reform to eliminate production quotas for fowl, cattle and crops. In 1998, steps were taken to reform the dairy sector aimed at enhancing competition and efficiency and reducing pollution levels emanating from dairy farms. These reforms facilitated a sizeable shift from manufacturing, marketing and financing of agricultural products through large co-operatives, which were heavily subsidized by the Government, to a system in which decisions regarding such matters are made by individual production units, which receive fewer subsidies from the Government. Government grants for implementing these reforms, through the end of 2004, totalled NIS 650 million.

Water and Electricity. The scarcity of fresh water is a serious problem for the entire Middle East region. In 2000 through 2004, the Government significantly increased investment in the water and electricity sectors. Israel is conducting discussions with Jordan and the PA with respect to the allocation of water resources. The primary sources of fresh water in Israel are the Sea of Galilee, the Eastern mountain region aquifer (a portion of which is located under the West Bank) and the coastline region aquifer along Israel's western border. Water from these sources is distributed throughout Israel by pipeline, including distributions to the arid areas in the south.

Approximately 70% of Israel's fresh water is distributed through Mekorot Water Co. Ltd., a State-owned company (see " -- Role of the State in the Economy"). The remaining 30% of Israel's fresh water is supplied by private water associations established by agricultural users and certain municipalities. During 2004, Mekorot Water Co. spent approximately NIS 550 million on capital investments related to water distribution, an increase from the NIS 507 million spent during 2003 and the 439 million spent during 2002.

Approximately 57% of Israel's total water use and 43% of Israel's fresh water use is attributable to agriculture. As almost all of Israel's existing fresh water resources are already being utilized, Israel is investing resources to develop additional water sources, mainly from treated wastewater and desalinated seawater. Currently, desalination plants are being built by both local and foreign private sector companies through build-operate-own ("B.O.O.") and B.O.T. projects. When the plants are operational, the Government expects to purchase between 200 and 315 million cubic meters of desalinated seawater per year from the plants at an estimated cost of between NIS 500 million and NIS 750 million per year. During 2005, the Government plans to purchase approximately 35 million cubic meters of desalinated seawater from the first desalination plant in Ashkelon, which is expected to commence operations in August 2005. In addition, further development of agriculture involves intensifying the yield from land that is already irrigated and the reuse of treated wastewater. As a result, in recent years there has been a reduction in the size of certain agricultural crops, such as cotton, that require large amounts of water. To address the relative shortage of water, Israeli companies have developed a number of sophisticated irrigation systems, including micro-drip systems, that permit efficient irrigation.

Israel has also increased its investment in purification and improvement of wells and sewage treatment plants. The 2005 Government budget includes provisions for both grants and loans to stimulate capital investment in these programs. The Government has also taken steps to facilitate the establishment of regional companies to assume responsibility from Israel's municipalities for the treatment of water and sewage. The purpose of these steps is to promote professional and efficient management of water and sewerage systems and to direct the revenues from these services to investments in water and sewerage infrastructures. In July 2001, the Knesset passed a law regulating the commercial relationship between the regional companies, the municipalities and consumers. As of May 2005, seven regional companies already operate; three more are to be established by the end of the year.

Almost all electric power in Israel is provided by the Israel Electric Corporation ("IEC"), a State-owned company that generates virtually all its own power (see " -- Role of the State in the Economy"). In 1996, IEC's exclusive concession from the Government expired and the Electricity Industry Act was enacted. The purpose of the Act is to regulate activity in the electricity industry for the benefit of the public, and to achieve reliability, availability, quality and efficiency while guaranteeing cost minimization within a competitive market. The Act provides for a ten-year transition period during which IEC has a license to transmit, distribute, supply and market electricity. Under the Act, the owner of a license for transmission or distribution functions will be required to purchase electricity from other generators of electricity, and to enable other licensed generators to use the same transmission and distribution channels to supply electricity to their own customers. On January 1, 1998, IEC received licenses, valid until March 2006, to produce electricity at each of its 63 generation units. A public utility commission has been established to supervise electric utility services, which includes regulating the prices of electricity. In recent years, the Government has begun to open up the electricity industry to competition by setting rules for the entry of private electricity producers into co-generation of electricity and publishing a tender for generation. This plan was reflected in a change in the Electricity Industry Act in 2003, which formulated rules for the licensing of additional electrical distribution companies. Since 2005, the Public Utility Commission has taken charge of this process. The Government's goal is to achieve a decentralized industry, divided into the following segments: generation, which the Government expects to be competitive; transmission, where the Government expects a natural monopoly to take hold; and distribution, where the Government expects regional monopolies to take hold. During 2005, an inter-ministerial committee is expected to present its recommendations for the implementation of the structural reform in the industry.

ENERGY

Israel's main sources of energy are oil and coal. Israel is almost totally dependent on imported fuel for its energy requirements, since domestic production of crude petroleum is negligible and Israel has no domestic production of coal. Most of Israel's foreign oil is purchased in the open market. Pursuant to the Oil Supply Arrangement, the United States has agreed to supply Israel with oil in the event of a failure of Israel's oil supply. In 2000, a substantial amount of natural gas was discovered near Israel's Mediterranean shore. The discovery of the natural gas could reduce Israel's dependence on imported oil.

Israel has succeeded in significantly reducing its dependence on oil for the production of electricity by switching to coal-fired power stations located along Israel's coastline, and by expanding a coal facility in Ashkelon. All of the coal used in Israel is imported. Israel purchases the majority of its coal from South Africa, the United States, Colombia and Australia. Smaller amounts of coal are purchased from other countries, including China. The shift to coal has not had a significant environmental impact in Israel, because most of the coal used in Israel is low-sulfur coal.

In 1997, the Government decided to establish a natural gas infrastructure in Israel. In August 2003, the Government founded Israel Natural Gas Lines Ltd. ("INGL"), a Government-owned company that was established to supervise, control and operate the natural gas transportation system. In March 2004, the first natural gas power station in Israel was inaugurated in Ashdod. Currently, this power station has the ability to produce approximately 10% of Israel's total energy capacity.

In April 2004, INGL, IEC and the State signed an agreement for the financing, construction and operation of a natural gas transportation system. Under the agreement, IEC will build the 100 kilometer underwater gas pipeline route, and INGL will construct the continental route. The underwater pipeline construction is expected to be completed in 2005. INGL has begun building the continental segment between Ashdod and Ashkelon. This segment is scheduled to be completed by the end of 2006. The resulting gas transportation system will be State-owned.

TABLE NO. 9

             IMPORTS AND PRODUCTION OF CRUDE OIL, NATURAL GAS, ETC.
                      (IN THOUSANDS OF TONS OIL EQUIVALENT)

                                                                              YEAR
                                                      ----------------------------------------------------------
                                                      1999          2000         2001         2002          2003
                                                      -----        ------       -----         -----        ------
IMPORTS
Crude oil........................................     9,926        10,722       9,985         9,371        10,723
Coal.............................................     5,961         6,123       7,029         7,837         7,486

PRODUCTION
Crude oil........................................       4.2           4.2         4.0           4.7           3.1
Natural gas......................................       9.0           8.7         8.6           7.8           7.1

--------------
Sources: Central Bureau of Statistics, Ministry of Infrastructure.

TOURISM

Tourism plays an important role in the Israeli economy. Receipts from foreign tourism (excluding expenditures of foreign workers in Israel) increased in 2004 to $1.5 billion (1.3% of GDP) relative to $1.1 billion (0.9% of GDP) in 2003 but are still low compared with $3.1 billion in 2000 (2.7% of GDP), a record year.

The major tourist centers are Jerusalem, significant religious sites, the Eilat area, the Dead Sea and its environs and the Mediterranean coast.

From 1992 through 1995, aided by the peace process, the number of tourist arrivals to Israel increased by an average annual rate of 25.0%. Following terrorist attacks in central Israel in 1996, the number of tourist arrivals decreased by a total of 12.9% between 1996 and 1998, compared to 1995. After a three-year slump, the number of tourist arrivals increased by 19.1% in 1999 compared to 1998, and increased by an additional 4.5% in 2000.

The unrest that began in September 2000 resulted in an immediate drop of 45.3% (October 2000 compared to September 2000) in the number of tourists entering Israel by air. The total number of tourists entering by air decreased by 45.8% in 2001, compared to 2000. In 2002, the number of tourists further decreased by 26.6%. Following an additional reduction in tourism in the first quarter of 2003 due to the war in Iraq, since the second half of 2003, tourism has been showing signs of recovery due to an improved security situation, the favorable effects of the end of major hostilities in Iraq and the global economic recovery. The number of tourists arriving by air in 2004 was 1.3 million, an increase of 37.7% over 2003, but still 30% lower than the level preceding the Palestinian terror attacks of 2000.

TABLE NO. 10

                 TOURIST ARRIVALS BY AREA OF ORIGIN AND RECEIPTS
           (ARRIVALS IN THOUSANDS AND RECEIPTS IN MILLIONS OF DOLLARS)

                                                                      YEAR
                                      ---------------------------------------------------------------------------
                                        2000             2001             2002            2003             2004
                                      --------         --------         --------        --------         --------
Total arrivals...................      2,416.8          1,195.7            861.9         1,063.4          1,505.6
                                      ========         ========         ========        ========         ========
Asia.............................        249.5            115.3             86.7            86.9            117.8
Africa...........................         58.3             40.9             32.5            32.4             43.4
Europe...........................      1,389.6            669.0            459.9           572.7            828.7
Americas
   United States.................        488.5            266.2            206.1           271.9            379.1
   Other.........................        195.6             84.3             54.8            75.7            107.4
Oceania..........................         28.2             12.6              9.6            11.5             17.2
Other............................          7.1              7.4             12.3            12.1             12.1
                                      --------         --------         --------        --------         --------
Total receipts of travel
  services.......................     $4,073.6         $2,463.1         $2,039.5        $2,039.0         $2,382.9
                                      ========         ========         ========        ========         ========
Of which:
Expenditures of
   foreign workers in
   Israel........................     $  940.7         $1,084.7         $1,120.7        $  968.4         $  884.1
                                      ========         ========         ========        ========         ========

---------------
Source: Central Bureau of Statistics.

RESEARCH AND DEVELOPMENT

The Government encourages investment in industrial research and development through support and incentive programs created under the Law for the Encouragement of Industrial Research and Development. The objectives of the Government's support for industrial research and development are to foster the development of technology-related industries, to create employment opportunities for Israel's scientific and technological labor force, and to improve Israel's balance of payments by increasing exports of high-technology products and reducing reliance on imports of such products. In 2004, 4.6% of GDP was invested in civilian research and development. Government support of civilian research and development (including general university funds financed by the Government) totaled NIS 4.2 billion in the 2004 budget, NIS 4.9 billion in the 2003 budget and NIS 4.5 billion in the 2002 budget.

Israel participates in 28 different international and bi-national industrial research and development joint ventures, of which four are with the United States, three with the EU, two each with Canada and India and one each with Australia, Germany, China, France, Belgium, Italy, Turkey, Hong Kong, United Kingdom, Japan, Taiwan, Singapore, Spain, Portugal, Sweden, Finland and the Netherlands. The 2005 annual budget for the activity of these joint ventures was approximately NIS 250 million. Eight of these joint ventures are funded through an interest-bearing fixed deposit account set up by the participants, with the annual interest income and royalties financing the joint ventures' activities.

WAGES AND PRICES

In the early and mid-1980s, Israel's economy experienced high rates of inflation, reaching a peak of 445% in 1984. In response to this crisis, in 1985 the Government implemented the Economic Stabilization Program, which succeeded in reducing the rate of inflation to 19.6% in 1986, and in maintaining the rate of inflation at an annual average of 17.8% during the period from 1987 through 1991. As a result, price controls that were introduced as part of the Economic Stabilization Program were largely eliminated by mid-1988.

The inflation rate, measured by the CPI, averaged 9.5% during the period from 1992 to 1999, with fluctuations between 9.0% and 12.3% on an annual average basis. Inflation since 1999 has been close to zero. The inflation rate in 2002 (an annual average of 5.7%) was an exception and reflected a one-time increase in prices due to currency depreciation after several years of high interest rates that had delayed the exchange-rate adjustment. The average annual inflation rate in 2003 was 0.7%. The average annual inflation rate in 2004 was negative 0.4%.

Both the Ministry of Finance and the Bank of Israel have stated that reaching and maintaining price stability is one of their main priorities. Since the end of 1991, the Government has announced annual inflation targets as part of its effort to further reduce inflation (see "Public Finance -- The Budget Process and Deficit Reduction"). The Bank of Israel has adopted a restrictive monetary policy in recent years. As a result, since 1999 inflation has been below government targets most years.

Since November 1993, the Bank of Israel has adjusted its key interest rate on lending to banks on a monthly basis. However, beginning in June 2003, the Bank of Israel lowered the key interest rate at an accelerated rate, reaching 5.2% by the end of 2003. In 2004 the nominal rate was reduced from 4.8% in January to 4.1% in April and remained at that level from May thorough November. In December 2004, the key interest rate was lowered to 3.9%. This trend continued during the first few months of 2005. For February through April, the key interest rate stood at 3.5%.

Real interest rates, derived from the Bank of Israel's key interest rate, have fallen from more than 6% in mid-2003 to 1.9% in January 2005, and further declined to 1.3% in February 2005. The public's inflation expectations are calculated as the difference between nominal yields (on unindexed Government bonds) and real yields to maturity (on indexed Government bonds). During 2004, the public's inflation expectations for one and two years ahead, as derived from the capital market, were consistent with the inflation target range of 1-3%.

TABLE NO. 11

                             SELECTED PRICE INDICES
                       (PERCENTAGE CHANGE, ANNUAL AVERAGE)

                                                                               CPI
                                                                       (EXCLUDING HOUSING,            WHOLESALE PRICE
PERIOD                                                   CPI           FRUITS AND VEGETABLES)      OF MANUFACTURING OUTPUT
------                                                  -----          ----------------------      -----------------------
2000............................................         1.1%                   2.1%                         3.6%
2001............................................         1.1                    0.3                         -0.1
2002............................................         5.7                    4.1                          3.9
2003............................................         0.7                    2.4                          4.3
2004............................................        -0.4                    0.5                          5.4

---------------
Source: Central Bureau of Statistics.

The wage system in Israel is subject to comprehensive indexation under nationwide cost-of-living agreements. These agreements are negotiated by Israel's nationwide labor union and representatives of the major employers' organizations in the private sector. After the agreements are negotiated, the Minister of Labor validates the agreements for all workers in the public and private sectors. The current 2002 agreement provides employees a cost-of-living increase at an agreed-upon percentage tied to changes in the CPI. Furthermore, wages in certain industries are subject to labor agreements that guarantee additional periodic wage increases, as well as equality of treatment with respect to wage increases with workers in other specified industries. In the past decade, wage linkage between sectors weakened as a result of a decrease in the scope of unionization and the increased use of individual employment contracts. In 2003, the Ministry of Finance reached an agreement with the labor unions on cutbacks in public sector employment and a temporary wage reduction prior to the Knesset's adoption of the comprehensive economic plan in May 2003. Under this agreement, the temporary wage reduction expires in July 2005. In December 2004, an agreement was signed with the labor unions to change the timing of the wage supplements in the public services from January 2005 to December 2004.

In 2002, real wage per employee post in the business sector decreased by a significant 6.7%, while in the public services sector, real wages decreased by 4.3%, as a result of a decrease in demand for labor and a rise in prices. In 2003, the real wage per employee declined by 3.0% (2.5% in the business sector and 4.1% in the public services sector). In the public services sector, the nominal wage per person employed declined sharply in 2003 by 3.3%, mainly due to public sector wage reductions that were part of the comprehensive economic plan adopted in May 2003.

In 2004, the real (CPI-adjusted) wage per employee rose by 2.7%. The increase was 1.9% in the business sector and 4.4% in the public service sector. This increase was the result of a general economic recovery and a one-time change in timing of wage supplements in the public services sector. In the year ending in January 2005 (a period which is not affected by the problem of wage supplements timing), real wages rose by 1.7% (1.8% in the business sector and 1.3% in the public services sector).

EMPLOYMENT AND LABOR

One of Israel's most important resources is its experienced and highly educated work force. In 2003, approximately 39% of the Israeli population over age 15 had 13 or more years of schooling. With this highly educated population, Israel has developed an export-oriented, technology-based industrialized economy. In 2003, 29% of the Israeli work force consisted of scientific, academic and other professional, technical and related workers, while 24% consisted of administrative or managerial workers. These percentages compare favorably with the percentages of such workers found internationally. The employment qualifications of recent immigrants have been consistent with the high quality of the Israeli work force, with two-thirds of immigrants from the former Soviet Union having been employed there as professionals, scientists, engineers and technical staff.

The wave of immigrants since 1990 has led to significant growth in the Israeli labor force. In 2004, Israel's civilian labor force averaged a total of 2.7 million people compared to 1.9 million in 1992.

After peaking at 11.2% at the end of 1992, Israel's unemployment rate decreased substantially during the period from 1994 through 1996, as the creation of jobs outpaced the growth of the civilian work force. In 1997 through 1999, due to lower growth rates caused by tight fiscal and monetary policy, the unemployment rate increased. The recession that began in late 2000 caused the unemployment rate to increase from 8.8% in 2000 to 10.3% in 2002. Despite the economic recovery that began in 2003, the unemployment rate continued to climb, to 10.7% in 2003. In 2004, the unemployment rate decreased to 10.4% on an annual average basis and to 9.8% in the last quarter of the year. Both the number of Israeli employees and the labor participation rate rose in the first quarter of 2005, and the seasonally adjusted unemployment rate decreased from 9.8% in the fourth quarter of 2004 to 9.1% in the first quarter of 2005.

An increase in the average labor force participation rate, from 54% in 2002 to 55% in 2004 resulted in the increase in unemployment in 2003 and the relatively modest decrease in 2004 even as the number of Israelis employed increased markedly during 2003 and 2004, by approximately 100,000 (the participation rate measures the civilian labor force as a percentage of the population over the age of 15. In Israel, this rate is negatively affected by the relatively large number of soldiers). The increase in the participation rate and the number of Israeli employed is attributed, among other factors, to the successful implementation of government policy of cutting transfer payments and reducing the number of foreign workers. In 2004, business sector employment increased by 74,000 and government employment declined by 3,000 (year-on-year averages). The decrease in government employment in 2004 represents a significant step toward realizing the economic policy that set as a goal the reduction in the size of the public sector.

TABLE NO. 12

                      STRUCTURE OF EMPLOYMENT IN ISRAEL(1)

                                                                                             YEAR
                                                                  -------------------------------------------------------------
                                                                   2000          2001        2002           2003          2004
                                                                  -------       -------     -------        -------       -------
TOTAL WORKERS (in thousands)..............................        2,221.2       2,264.9     2,284.4        2,330.3       2,400.8
                                                                  =======       =======     =======        =======       =======

                                                                           EMPLOYED PERSONS, AS PERCENT OF LABOR FORCE

BY SECTOR
Business sector...........................................           70.2%         69.5%       68.8%          68.9%         69.9%
                                                                  =======       =======     =======        =======       =======
General government........................................           29.8%         30.5%       31.2%          31.1%         30.1%
                                                                  =======       =======     =======        =======       =======

BY INDUSTRY
   Manufacturing..........................................           17.9          17.3        16.5           16.2          16.1
   Agriculture............................................            2.2           2.0         2.0            1.9           2.0
   Water and electricity..................................            0.9           0.8         0.8            0.8           0.8
   Construction...........................................            5.2           5.2         5.2            5.6           5.4
   Trade..................................................           13.3          13.2        13.6           13.6          13.5
   Catering...............................................            4.6           4.2         4.1            4.0           4.3
   Banking and financial services.........................            3.3           3.3         3.3            3.3           3.3
   Business services......................................           11.7          12.3        12.1           12.9          13.3
   Public administration..................................            5.4           5.7         5.9            5.2           4.6
   Education..............................................           12.3          12.3        12.6           12.7          12.6
   Health, welfare and social work........................            9.6           9.9        10.2           10.7          10.6
   Transport..............................................            6.5           6.6         6.4            6.4           6.4
   Personal and other services............................            1.6           1.5         1.5            1.4           1.6
   Other..................................................            4.8           4.7         4.8            4.8           4.6
   Extra - territorial organizations and bodies...........            0.1           0.1         0.1            0.1           0.1
   Not known..............................................            0.8           0.7         0.8            0.5           0.7

------------
(1) Israeli workers only; As of 2003, according to the Standard Industrial Classification of All Economic Activities 1993 - Second Edition, 2003.

Sources: Central Bureau of Statistics, Bank of Israel and Ministry of Finance calculations.

The unemployment rate among immigrants in 2004 was 10.4%, identical to that of the native-born population. Surveys undertaken by the Israeli Central Bureau of Statistics indicate that immigrant unemployment declines with length of stay in the country. Immigrant participation rate in the labor force stood at 59.3% in 2004 compared to 54.9% for the working age population as a whole.

Despite the initial difficulties experienced by many of the professional and other highly skilled immigrants in finding suitable employment, statistical data regarding employment in Israel suggest that immigrants have moved from their original jobs into jobs better suited to their education and other employment qualifications. One important factor in this transition has been the professional requirements of Israel's high-tech companies, which have matched well with the educational and professional background of immigrants.

TABLE NO. 13

                        PRINCIPAL LABOR MARKET INDICATORS
                                (ANNUAL AVERAGE)

                                                                                        YEAR
                                                              ----------------------------------------------------------
                                                              2000         2001         2002         2003          2004
                                                              ----         ----         ----         ----          ----
Permanent average population
   (thousands)..........................................      6,289        6,439        6,570        6,690         6,807
Population aged 15+ (thousands).........................      4,487        4,605        4,706        4,792         4,876
Civilian labor force (thousands)(1).....................      2,435        2,499        2,547        2,610         2,679
Labor-force participation rate(2).......................       54.3%        54.3%        54.1%        54.5%         54.9%
Unemployment rate.......................................        8.8%         9.4%        10.3%        10.7%         10.4%

--------------
(1)   The sum of the number of civilian workers and the number of job seekers.

(2)   Civilian labor force as a percentage of the population over the age of 15.

Source: Central Bureau of Statistics.

The General Federation of Labor in Israel (the "Histadrut") has historically played a significant role in the Israeli economy and social system. As part of a structural and organizational reform, the Histadrut concentrates today on its function as a trade union and a social organization. The Histadrut also has a major influence on labor and social legislation in the Knesset.

Over 30 trade unions are members of the Histadrut. Although the percentage of union workers has been declining (mainly due to the termination of the link between membership in the Histadrut and the General Health insurance organization, which is the largest provider of health services), a considerable part of the Israeli labor market is unionized. The Histadrut signs collective bargaining agreements, which affect workers in both the public and private sectors. In addition to nationwide agreements (such as the cost-of-living agreement), the collective bargaining network includes collective agreements between occupation or industry unions and employers' associations. Such agreements predominantly affect the public sector. Collective agreements cover issues related to wages, conditions of employment and social benefits.

ROLE OF THE STATE IN THE ECONOMY

Historically, the Government has been involved in nearly all sectors of the Israeli economy, particularly in defense-related and monopolistic businesses. Before the privatization process began, ownership of industry in Israel was divided between the Government, the Histadrut and the private sector, with the Government and the Histadrut owning prominent interests in several key industries. In recent years, the Government has made significant progress towards the privatization of State-owned enterprises. As part of this process, the Government has implemented structural reforms aimed to enhance competition in some essential monopolistic sectors such as the communication sector and the sea ports. In addition, the Government has begun the process of introducing competition to additional sectors and industries, such as the electricity sector and refineries.

As of May 2005, there were 98 State-owned companies, 37 of which are business-oriented enterprises. The remainder of the State-owned companies, which includes funds established as vehicles for employee savings or educational institutes, are not business-oriented.

State-owned enterprises are divided, by law, into two categories: Government Companies and Mixed Companies. In addition to State-owned enterprises, the Government is also involved in some sectors of the market through statutory authorities.

Government Companies (which excludes State-owned banks acquired pursuant to the Bank Shares Arrangement, see "Privatization" below), are those in which the Government owns more than 50% of the voting shares and which are subject to the provisions of the Israeli Government Companies Law and the regulations promulgated thereunder (the "GCL"), as well as the directives of the Government Companies Authority (see "Privatization" below). The provisions of the GCL regulate the management and operations of Government Companies and the circumstances under and procedures by which the Government may sell shares in Government Companies or reorganize Government Companies.

Mixed Companies are companies in which the State owns 50% or less of the voting shares. Under the GCL, Mixed Companies are not subject to the same degree of regulation as Government Companies. However, Mixed Companies do remain subject to certain limited provisions of the GCL, including the Government's appointment and qualification of certain directors.

Government Companies play a significant role in the Israeli economy. In 2003, Government Companies accounted for 8.3% of total exports and 10.8% of investment in fixed assets, although they employed only 1.8% of the Israeli workforce. These companies include several public service monopolies and a number of companies that either engage in activities considered crucial to Israeli national security or provide important services to the Government.

The Government has initiated a number of regulatory arrangements with the major Government Companies that are designed to increase competition in the markets in which these companies participate and thus prepare them for privatization. Nevertheless, the pace of privatization may be affected by the need for further regulatory and structural reforms and formulation of policies that will define the post-privatization environment in which these companies will operate. The development and implementation of some of these policies and reforms may take a considerable period of time.

Privatization. An essential element of the broader structural reforms initiated by the Government over the past several years to promote the growth of the private sector and to enhance competition is the Government's move towards privatizing its business holdings. Privatization efforts have included the full or partial sale of State-owned companies, banks and the transfer of activities which were previously performed by the Government or statutory authorities to private entities. From 1986 through May 2005, 89 companies ceased to be Government Companies and the Government's proceeds from privatization from 1986 through May 2005 were approximately $10.9 billion. In 2004, proceeds from privatization totaled $189 million.

Privatization of all State-owned enterprises, other than banks, is conducted by the Government Companies Authority. Pursuant to the Bank Shares Arrangement (as described below), the responsibility for privatization of banks is in the hands of the Ministry of Finance through M.I. Holdings Ltd., a wholly-owned Government Company. M.I. Holdings Ltd. advises the Minister of Finance regarding bank privatizations and manages the process according to the Minister's instructions. The Ministerial Privatization Committee, consisting of the Minister of Finance, as chairman, the Minister of Justice and one other minister (the "Privatization Committee"), has the power to initiate the privatization of any Government Company or Mixed Company without the consent of the minister directly responsible for such Government Company or Mixed Company, and to authorize preparatory measures necessary to effect such privatization. The Government Companies Authority also has general authority relating to the supervision of Government Companies, including the right to convene board meetings and the authority to issue directives to Government Companies in relation to decisions of the Privatization Committee.

In 1983, as a result of the collapse in the share prices of several large banking institutions on the TASE, the Government entered into an arrangement (the "Bank Shares Arrangement") with shareholders of banking institutions. Under the Bank Shares Arrangement, the State purchased shares from the banks' shareholders at the time of the crisis. As a result, the State gained a controlling stake in five of the six largest Israeli banks (although the State did not exercise any management control over these banks). The Government's ongoing privatization program is intended to result in the sale of the Government's controlling interest in these banks. Implementation of this program is ongoing as the Government continues to reduce its bank holdings through a variety of public and private transactions.

Between 1993 and 2001, the Government sold 27.7% of the total outstanding shares of Israel Discount Bank Ltd. In February 2005, the government sold the control of the bank (26% of the issued share capital of the bank) for a total of NIS 1.3 billion. This sale is still pending the approval of Bank of Israel. Together with the control of the bank, the buyer bought the option to purchase an additional stock package totaling 25% of the issued share capital of the bank. As of June 2005, the State still holds 57.1% of the shares in Israel Discount Bank. After the Bank of Israel shall approve the deal, and if all options are to be exercised, the holdings of the State in the bank will decrease to approximately 6%.

Between 1997 and 2000, the State sold 72.4% of the total outstanding shares of Bank Hapoalim Ltd. in private sales for a total of $2.3 billion. As of June 2005 the State holds 0.01% of Bank Hapoalim.

Between 1993 and 1999, the State sold 97.2% of the total outstanding shares of United Mizrahi Bank Ltd. in both public and private sales, for a total of $525.5 million. As of June 2005, the State holds 0.5% of United Mizrahi Bank.

Between January 2000 and January 2005 the State sold 14.85% of the total outstanding shares of Bank Leumi Ltd. In March 2005, the State sold an additional 6.5% of the shares to a private bidder for a total of $266.7 million. As of June 2005, the State holds 28.3% of the shares of Bank Leumi. The Government intends to complete the privatization of Bank Leumi. by mid-2006.

TABLE NO. 14

                        SELECTED STATE-OWNED COMPANIES(1)
                (AT, OR FOR THE PERIOD ENDED, DECEMBER 31, 2004)
                  (IN MILLIONS OF DOLLARS, EXCEPT PERCENTAGES)

                                                             PERCENTAGE DIRECT AND
                                                             INDIRECT OWNERSHIP OF       TOTAL          LONG-TERM         TOTAL
                                                                  GOVERNMENT            ASSETS         LIABILITIES       REVENUES
                                                             ---------------------     --------        -----------       --------
Bezeq, the Israel Telecommunications
Corp. Ltd.(2)..........................................             46.4%              $  4,682         $  1,721         $  2,152
Israel Electric Corporation Ltd........................             99.8                 14,939           10,233            3,401
Bazan Oil Refineries Ltd...............................             74.0                  2,129              665            4,374
El Al Israel Airlines Ltd.(3)..........................             30.5                  1,511              842            1,386
Israel Aircraft Industries Ltd.........................            100.0                  2,252              182            2,056
Rafael-Armament Ltd....................................            100.0                    773              109              831

--------------
(1) Based on consolidated, NIS reported financial statements as of December 31, 2004, according to Israeli generally accepted accounting principles. Amounts converted from NIS to dollars at the exchange rate on December 31, 2004 ($1=NIS 4.308).

(2) In May 2005, the State chose a preferred bidder for the sale of most of the State shares. When the sale is completed the Government's percentage of direct and indirect ownership in Bezeq will be 16.4% (1% fully diluted).

(3) The Government's percentage of direct and indirect ownership in El Al Israel Airlines was 21.7% as of May 2005. Since June 2004, El Al is a Mixed Company.

Sources:  Ministry of Finance, Government Companies Authority.

Set forth below are summary descriptions of the State-owned companies included in the above table. Also described below are specific steps planned or taken by the Government to prepare companies for privatization or reform their structure and operations.

Bezeq, the Israel Telecommunications Corp. Ltd. ("Bezeq"), is the State-owned telecommunications corporation. Its operations are subject to regulatory arrangements by the Government, including tariff and structural supervision. Arrangements implemented since 1994 are designed to increase competition in the communications sector. International telephony services are provided by six companies (of which one is a wholly-owned subsidiary of Bezeq). Cellular services are provided by four companies (of which one is wholly-owned by Bezeq). In June 1999, Bezeq's exclusive right to supply fixed telecom services was terminated. Since the end of 2000, initial steps have been taken to introduce competition into the supply of fixed telecom services and other internal communication services, including competition from other communication companies involved in the cellular and cable services. Between July 1997 and February 1998, the State sold a 21.4% interest in Bezeq in a sale to Merrill Lynch & Co. and in a public offering in Israel, which together raised a total of $508.7 million and reduced the State's ownership level to 54.6% (fully diluted). In 2003 the State reduced its holdings in Bezeq in two tranches, representing 3.6% and 5.8%, and resulting in income to the Government of more than NIS 1 billion. As of November 2003, the State held 49.1% of Bezeq's shares. As a result of these sales, Bezeq (with its subsidiaries) became a Mixed Company. In June 2004, the State sold

2.7% of Bezeq's issued share capital on the TASE, which raised a total of $76.2 million, and after which the State's holdings in Bezeq declined to 46.4%.

In July 2004, the Privatization Committee decided to sell 30% of the total outstanding shares of Bezeq coupled with an option to buy another package of 10.67%. In addition, Bezeq's employees would be entitled to purchase 4.7% at a discount of 30% from the sale price. In August 2004, the State published a tender and in October 2004, eight applications were submitted. In May 2005, the State chose a preferred bidder for the sale. The transfer of the shares is still pending the required regulatory approval. The selected bidder offered a total of $972 million. After the completion of the sale and if all options are exercised and the employees purchase the entire 4.7%, the State's ownership in Bezeq will be 1% (fully diluted).

Israel Electric Corporation Ltd. is a legal monopoly with responsibility for the entire Israeli electricity industry. Since 1992, IEC has been subject to tariff supervision that includes efficiency incentives. In March 1996, IEC's exclusive concession from the Government expired, the Electricity Industry Act was enacted, and an Authority for the supervision of public electric utility services was established. The purpose of the Act is to regulate activity in the electricity industry for the benefit of the public, and to achieve reliability, availability, quality and efficiency while guaranteeing cost minimization within a competitive market. The Act provides for a ten-year transition period during which IEC has a license to transmit, distribute, supply and market electricity. Under the Act, the owner of a license for transmission or distribution functions will be required to purchase electricity from other generators of electricity, and to enable other licensed generators to use the same transmission and distribution channels to supply electricity to their customers. On January 1, 1998, IEC received licenses, valid until March 3, 2006, to produce electricity at each of its 63 generation units.

In August 1999, the Government decided to implement structural changes in the electricity sector in order to open the electricity sector to competition as is common in other developed countries. For this purpose, the Minister of Finance and the Minster of National Infrastructures appointed an inter-ministerial committee headed by the Director General of the Ministry of Finance and the Director General of the Ministry of National Infrastructures. The committee was empowered to prepare a detailed proposal to accomplish the structural change.

In recent years, the Government has began to open up the electricity industry to competition by setting rules for the entry of private electricity producers into co-generation of electricity and publishing a tender for electricity generation. The Government's goal is to achieve a decentralized competitive industry, divided into the following segments: generation, which the Government expects to be competitive; transmission, where the Government expects a natural monopoly to take hold; and distribution, where the Government expects regional monopolies to take hold.

In March 2003, the Government decided to reform the electricity sector in accordance with the recommendations of the Committee and amended the Electricity Industry Act accordingly. On May 29, 2003 the Knesset approved changes in the Electricity Industry Act that are designed to achieve a decentralized competitive structure of the electricity sector.

The Ports Authority was traditionally one of the strongest and most significant monopolies in Israel with centralized operations, assets and control of all of Israel's ports. On July 22, 2004, the

Knesset passed a law to abolish the Ports Authority, and to divide its activities and framework by establishing three Government Companies which would operate the Haifa, Ashdod and Eilat ports, respectively. An additional Government Company would hold and manage the ports' assets and lease them to the three port operating companies. In February 2005, the Port Authority was abolished and the four successor companies commenced operations. As part of the privatization process, the three ports companies are expected to be competitive, and portions of these companies are to be sold to the public by public offerings.

Israel Railways was separated from the Ports and Railways Authority pursuant to a December 2002 amendment to the Ports and Railways Authority Law. On July 1, 2003, Israel Railways began operating as a Government Company. In 2003 the company commenced a five year, $4.5 billion-intensive investment plan which is expected to have a positive impact on the Israeli transportation system and the Israeli economy in general.

Bazan Oil Refineries Ltd. ("Bazan") is the only oil refinery company in Israel. Bazan operates in the framework of Government reforms that have linked fuel prices in Israel to fuel prices in the international market. Bazan is permitted to sell its products strictly to wholesalers and to certain key customers. In May 1971, the Government, who held 100% of the company, sold 26% of its interest in Bazan to The Israel Corporation Ltd., a public company, through a private placement. In December 2004, the Government decided to separate and privatize the refinery facilities. First, the refinery facility in Ashdod will be sold in a private auction, then the refinery facility in Haifa will be offered to the public on the TASE. The Government has announced, that as a preliminary step prior to the planned privatization of Bazan, the State intends to purchase back the minority shares of 26% from The Israel Corporation Ltd. in the third quarter of 2005.

El Al Israel Airlines Ltd. used to be the Israeli national air carrier. El Al operates in a competitive market and competes with foreign airlines under the Government "open sky" policy. In 1995, El Al emerged from a reorganization program that it had operated under since 1982 due to labor difficulties at that time. In July 2002, after canceling a prior privatization plan, the Privatization Committee decided to privatize the State's holdings in El Al in stages. In June 2003, the Government began the El Al privatization process by offering 15% of El Al's shares on the TASE. The shares were bundled with two sets of options for the remaining 85% of the shares. The first set of options was exercisable within the year. The second set of options are exercisable between 18 months and four years from the offering date. In addition, El Al employees were offered the opportunity to purchase shares and options for approximately 9% of El Al. The total amount raised through the initial offering (which did not include the exercising of options) was NIS 64 million, of which El Al received NIS 22.1 million and the Government received the remainder. As of May 2005, all of the first set of options had been exercised, and a portion of the second set of options had been exercised. As a result, the State currently holds 21.7% of E1 A1, and E1 A1 has become a Mixed Company, which is controlled by a private entity. When all long-term options are exercised, E1 A1 should become a fully privatized company.

Zim Israel Navigation Company Ltd. is the largest shipping company in Israel and most of its operations are in international shipping markets. In 1970, the Government sold control of Zim to The Israel Corporation Ltd., a public company. Prior to February 2003 Zim was a Mixed Company, with the State and The Israel Corporation Ltd. holding 48.6% and 48.9% of the company's share capital, respectively. In February 2003 the State sold the balance of its holdings to the Israel Corporation Ltd. for $113 million.

Israel Aircraft Industries Ltd., Israel Military Industries Ltd. and Rafael-Armament Development Authority Ltd. are three defense-related Government Companies. Currently, the State holds 100% of each of these three companies' share capital. Over the past several years, these three companies have been restructuring and streamlining their operations, primarily in preparation for privatization. Rafael was formerly an authority under the Ministry of Defense; in January 2002, it was converted into a Government Company. Israel Aircraft Industries has reduced the number of its employees and is consolidating some of its operations. Israel Military Industries, which is experiencing financial difficulties, was partially privatized through the sale of several factories. One subsidiary of Israel Military Industries, Ashot Ashkelon Ltd., has begun the privatizing process and Israel Military Industries has been preparing for privatization, starting with a reorganization program and internal separation of the various units within the company.

Mekorot Water Company Ltd. ("Mekorot") is the State-owned water company. It supplies approximately 65% of the water Israel consumes. Approximately 27% of Mekorot's income from supplying water is subsidized by the Government through payments intended to compensate Mekorot for the below-market fees charged mainly from agricultural and other consumers. In 1993, Mekorot and the Government agreed on an arrangement establishing efficiency incentives for the years 1993 through 1998 and securing Mekorot a normative return on equity, enabling it to raise capital in private capital markets rather than receiving subsidized loans from the Government, and reorganizing Mekorot and the Government water factories. In 2002, the Government and Mekorot agreed to continue to operate under a similar arrangement, which has been extended since.

As part of the structural reorganization plan, in July 2003, three new Government Companies were established: Mekorot Water Ltd., Mekorot National Carrier Ltd. and Mekorot Initiatives and Development Ltd. These companies would be subsidiaries of the new parent company, Mekorot Holdings Ltd.

Mekorot Water Ltd. would serve as the National Water Authority under the Water Law (and would be responsible for operation of the water system, including production and establishment and renewal of water enterprises). Mekorot National Carrier would have the leasehold on the properties of the National Carrier (and would be responsible for the maintenance and development of real property and other assets). Mekorot Initiatives and Development Ltd. would manage and operate various water-related projects (including cooperation with private entrepreneurs on new water and sewage infrastructures, wastewater purification and other activities in the competitive segment). After completing the structural change, various units of Mekorot Water Ltd. and Electro-Mechanical Services Ltd., a wholly-owned subsidiary of Mekorot Water Company Ltd., would be consolidated and operate as a subsidiary of Mekorot Water Ltd.

Petroleum and Energy Infrastructures Ltd. ("PENIN") provides infrastructure services for the petroleum industry, and acts as the sole provider of storage and transportation services for refined oil. PENIN's subsidiaries plan, build, operate and maintain systems and facilities for the transportation and distribution of petroleum products. The State controls the rates of PENIN's products and services. Through January 2001, PENIN operated under a concession from the Government. In January 2001, an agreement in principle was signed between the State and PENIN to govern PENIN's activities after the end of the concession. Implementation of this agreement is currently under negotiation.

Government Subsidies. Prior to 1985, the Government heavily subsidized certain segments of the Israeli economy, including basic foodstuffs and agricultural products. Since 1985, the level of direct Government subsidies has been significantly reduced. The remaining direct Government subsidies consist primarily of subsidies for water, public transportation and agricultural production. Government subsidies for public transportation totaled NIS 1.8 billion during 2004. Government subsidies for water and agricultural production totaled NIS 2.2 billion during 2004.

Economic Incentives. The Government provides significant assistance to the manufacturing sector under laws designed to encourage investment in "approved enterprises," mainly in peripheral regions of the country. A project that qualifies as an "approved enterprise" is eligible for assistance in the form of cash grants or tax benefits.

Beginning in January 1997, the Government significantly reduced the rate of grants. For the purpose of determining eligibility for grants, three industrial regions have been identified: Region A, generally the most remote regions of the country; Region B, generally the peripheral regions of the country (closer to the central regions than A); and Region C, all other regions. The grant rate for Region A is 24% for investments up to NIS 140 million and 20% for investments above this limit, compared to 10% for Region B for all levels of investments, and 0% for Region C for all levels of investments. Two regions have unique grants programs. In the northern border area, the rate of grants is 30% for investments up to NIS 140 million and 26% for investments above this limit, and in the Negev area, the rate of grants is 30% for investments up to NIS 140 million and 32% for investments above this limit. During 2005, the Government will implement an experimental program targeted to encourage employment in regions A and B. Under this program, industrial factories that increase the number of employees will be eligible for grants up to 20% of salary costs.

In the 2005 budget, the Government commitment for grants to the manufacturing sector totaled NIS 330 million, compared to NIS 255 million in 2004 and NIS 400 million in 2003.

KIBBUTZIM AND MOSHAVIM

Kibbutzim are collective settlements that traditionally were primarily agricultural. However, most kibbutzim now derive a majority of their revenues from manufacturing, tourism and other services. There are approximately 266 kibbutzim in Israel with approximately 116,000 inhabitants. Moshavim are cooperative settlements, most of which consist of individual owners of small farms. Moshavim derive a large percentage of their revenues from agriculture. There are approximately 497 moshavim with 30,143 farming units. Both the kibbutzim and the moshavim experienced financial crises in the 1980s.

In 1988, the Government and the bank creditors of the moshavim agreed on a rescue and recovery program for the moshavim. In 1992, the Knesset approved legislation requiring partial debt forgiveness by the moshavim's bank creditors, partial repayment of moshavim debt using the proceeds of certain required asset sales by the moshavim, and the restructuring of the remaining moshavim debt at below-market interest rates. The total outstanding amount of the moshavim debt, subject to the 1992 legislation as of December 31, 2004 is NIS 13.2 billion. Implementation of the 1992 legislation is ongoing. As of December 31, 2004, the 1992 legislation had been implemented with respect to approximately 91% of the individual moshavim members and 90.8% of the moshavim union obligors on the moshavim debt.

The agreement establishing the main rescue and recovery program for the kibbutzim was signed by the bank creditors of the kibbutzim, the kibbutzim and the Government in 1989. The program provided for a reduction in the kibbutzim's outstanding indebtedness by NIS 6.2 billion (December 31, 1988 data as calculated for December 31, 2004 on a 4.5% interest plus index basis until the debt was reduced and, thereafter, on an index basis only), of which 40% was to be paid by the Government and the remainder was to be written off by the bank creditors. The plan also provided for the restructuring of NIS 13.0 billion (December 31, 1988 data as calculated for December 31, 2004 on an index basis only) of the kibbutzim's outstanding loans from the banks. This restructuring was to be funded entirely by below-market loans from the Government to the kibbutzim's creditors.

By early 1995, it had become clear that the NIS 6.2 billion in debt reduction for the kibbutzim, negotiated in 1989, was inadequate. In 1996, a supplemental agreement was signed by the kibbutzim, the Government and the seven relevant banks. The supplemental agreement included the following: (i) the debt that had been rescheduled in the first arrangement in 1989 was divided into a "refund debt," which the kibbutzim are able to repay, and a "balloon debt," which the kibbutzim are unable to repay and which is covered by the supplemental agreement; (ii) NIS 6.6 billion (December 31, 1998 data as calculated for December 31, 2004 on a weighted average interest rate for all kibbutzim until the debt was reduced and, thereafter, on an index basis only) indebtedness of the kibbutzim and the corporations was to be written off (in addition to amounts provided for in the 1989 agreement) by their bank creditors; (iii) NIS 1.2 billion (December 31, 1998 data as calculated for December 31, 2004 on a weighted average interest rate plus index basis or index basis only over different time periods depending on the classification of each kibbutz) was to be written off by the banks, provided the kibbutzim paid their debts regularly in the first three years following the signing of the agreement (the "Incentives"); (iv) the kibbutzim were to surrender to the Government their rights to use 27% of their land leased from the Government; and (v) the Government was to pay the banks between 25% and 35% of the aggregate sum of the indebtedness to be written off and of any Incentives.

In 1999, an amendment to the supplemental agreement between the Government, the banks and the kibbutzim was signed, and was approved by the Knesset Finance Committee. The principles of this amendment are: (i) the kibbutzim will surrender to the Government their rights to use 27% of their land leased from the Government (as in the supplemental agreement); (ii) the banks will continue to write off the kibbutzim debt under the supplemental agreement, where 35% will be paid to the banks by the Government in five annual payments bearing interest of 1.5% over the CPI, and 65% will be written off by the banks; and (iii) the Government will market the land surrendered by the kibbutzim and the proceeds of the sales will be distributed between the Government (35%) and the banks (65%).

Pursuant to the first agreement, the supplemental agreement and the amendment, an aggregate of NIS 14.0 billion was written off by the banks, of which NIS 5.8 billion was paid to the banks by the Government. If the remainder of the agreement is executed, then four additional kibbutzim, owing an additional debt of NIS 0.3 billion to the banks, will join the agreement. In this case, the Government will cover 35% of the amount to be written off by the banks.

THE ENVIRONMENT

Since the establishment of the Ministry of the Environment ("MOE") in 1989, many laws and regulations relating to the protection of the environment have been formulated and promulgated. The Ministry seeks to incorporate environmental considerations into decision-making and planning processes, to promote sustainable development, to implement programs for pollution control, monitoring and research, to develop and update legislation and standards, to ensure effective enforcement and supervision, to improve environmental education and awareness, and to advance regional and global cooperation on the environment. The country's environmental legislation encompasses laws for the protection of natural resources (air, water and soil), for the abatement and prevention of environmental nuisances (prevention of air, noise, water and marine pollution), and for the safe treatment of contaminants and pollutants (hazardous substances, radiation and solid and liquid waste). Israel's legislation also includes comprehensive laws, such as the Planning and Building Law and the Licensing of Business Law, that provide a framework for controlling the use of resources and promoting sustainable development.

In January 1998, a covenant was signed between the MOE and the Israel Manufacturers' Association concerning reductions in pollutant emissions, the first example of voluntary compliance by industry with emission standards. The largest Israeli industries, including food, fuel, paper, textile and medical companies, also signed the covenant. In January 2000, the MOE concluded an agreement in principle with IEC, Israel's electricity provider, that defined emission standards for IEC's power plants. Many Israeli companies are voluntarily adopting environmental management systems, such as ISO 14000, as they recognize their importance in creating international business opportunities.

In May 1999, Israel signed the Convention on the Prior Informed Consent Procedure for Certain Hazardous Chemicals in International Trade. Israel has been party to the Convention on Biological Diversity since 1995 and is working towards signing the Cartagena Protocol on Biosafety to the Convention on Biological Diversity. Israel attaches great importance to the issue of climate change. After signing the United Nations Framework Convention on Climate Change in 1992 and ratifying it in 1996, the State of Israel signed the Kyoto Protocol to the United Nations Framework Convention of Climate Change in December 1998.

In 2001, regulations to facilitate recycling of beverage containers were promulgated. In January 2004, regulations were promulgated to restrict production, consumption, import and export of substances that deplete or are likely to deplete the ozone layer. In 2004, regulations aimed at preventing water source pollution originating in municipal sewage treatment plans were promulgated. These regulations which will take force in late 2005, require wastewater treatment plants to stabilize and treat the sludge they generate for agricultural use or soil conditioning. In November 2004, the Government approved a plan to reduce pollution from the industrial zone of Ramat Hovav, the national site for treatment of hazardous waste. The Ministry of Environment will complete the remediation of the site, its wastewater treatment plant and its evaporation ponds by 2012.

In 2000, the Jordanian and Israeli Ministries of the Environment held a meeting to promote cooperation on various environmental issues of common concern, and in particular on the rehabilitation of an agreed-upon portion of the Jordan River. Israel and Jordan signed an agreement on a monitoring and data management program in the Gulf of Aqaba as part of a symposium on the integration of marine science and resource management that was held in Jordan in December 2003, and that marked the conclusion of the Red Sea Marine Peace Park Cooperative Research, Monitoring and Management Program.

                      BALANCE OF PAYMENTS AND FOREIGN TRADE

GENERAL

As a small country with a relatively limited domestic market, Israel is highly dependent on foreign trade. International trade (exports plus imports) of goods and services amounted to 87.1% of GDP in 2004 (up from 78.4% in 2003) (in current prices).

The goods and services trade deficit decreased to $2.2 billion and $2.4 billion in 2003 and 2004, respectively, compared to $4.3 billion in 2002 and $3.6 billion in 2001. This decrease was the result of a significant increase in exports of goods and services, and a more moderate increase in imports of goods and services.

Economic and military assistance furnished by the United States, German reparations, and personal and institutional remittances decreased by 2.7% in 2004 to $6.2 billion, after decreasing by 5.8% in 2003.

Official reserve assets increased during 2004 by 3.0% to $27.2 billion, compared to $6.9 billion at the end of 1994.

As of December 31, 2004, Israel's net external debt was negative $11.9 billion (negative 10.1% of GDP), as compared to positive $20.0 billion (22.2% of GDP) at the end of 1995.

BALANCE OF PAYMENTS

Israel's balance of payments consists of two parts: (i) the current account, which measures the trade balance (receipts and payments derived from the sale of goods and rendering of services) and transfer payments; and (ii) the capital and financial account, which reflects borrowing by the Government and the private sector, direct investment in Israel and abroad and assets and liabilities of commercial banks.

In the second half of the 1990s, the current account deficit steadily decreased, due mainly to an improvement in Israel's terms of trade and a greater increase in exports than in imports. In 2002, the current account deficit was 1.5% of GDP. In 2003 and 2004, the current account surplus was $578 million and $504 million respectfully. The surplus in the last two years attests to high external stability both by international standards and relative to the deficits of the mid-1990s.

TABLE NO. 15

                               BALANCE OF PAYMENTS
                            (IN MILLIONS OF DOLLARS)

                                                                                           YEAR
                                                                ---------------------------------------------------------------
                                                                  2000         2001          2002           2003          2004
                                                                ---------    --------      --------       --------      --------
CURRENT ACCOUNT BALANCE.......................................  $ (1,399)    $ (1,920)      $(1,544)      $    578      $    504

   Balance of trade and income payments(1)....................    (7,882)      (8,612)       (8,306)        (5,794)       (5,695)
      Exports(1)..............................................    49,410       42,391        40,891         45,069        52,635
      Imports(1)..............................................   (57,292)     (51,003)      (49,197)       (50,864)      (58,330)

   Transfer payments (net)....................................     6,483        6,692         6,762          6,372         6,199
      Government sector.......................................     4,354        4,309         4,400          4,075         3,469
      Other sectors...........................................     2,129        2,382         2,362          2,297         2,730
         Of which: personal
         restitutions from Germany............................       614          726           760            770           943

CAPITAL AND FINANCIAL ACCOUNT BALANCE.........................     3,351        1,622          (538)        (1,066)       (2,460)

   CAPITAL TRANSFERS..........................................       455          679           151            465           523
      By the public sector....................................       161          162          (135)           171           157
      By the private sector...................................       295          517           286            294           367

   FINANCIAL ACCOUNT..........................................     2,896          943          (689)        (1,531)       (2,983)

      Direct investments......................................     1,547        2,947           788          1,813        (1,418)
         Abroad...............................................    (3,465)        (688)         (982)        (2,067)       (3,037)
         In Israel............................................     5,012        3,635         1,770          3,880         1,619

      Portfolio investment....................................     2,234       (1,548)       (1,985)          (812)        3,877
         Assets...............................................    (2,805)      (1,623)       (2,708)        (2,837)       (1,527)
            Equity securities.................................    (1,536)        (421)         (558)          (922)         (641)
            Debt securities...................................    (1,270)      (1,201)       (2,149)        (1,916)         (886)
         Liabilities..........................................     5,040           75           723          2,025         5,404

      Other investments.......................................      (655)      (1,104)         (308)        (1,557)       (5,612)
         Assets...............................................    (2,126)      (2,655)       (1,322)        (1,615)       (5,404)
            Government........................................        (1)        (561)          110            (13)           42
            Private sector....................................      (936)      (1,702)       (1,772)          (347)       (1,631)
            Banks.............................................    (1,189)        (392)          340         (1,255)       (3,815)
         Liabilities..........................................     1,471        1,550         1,013             59          (207)
            Government - long-term............................       (82)         185            (8)           (65)         (153)
            Government - short-term...........................         0            0            25              0           (25)
            Private sector - long-term........................      (102)          (4)           (2)           146           894
            Private sector - short-term.......................        (2)          53           881            536           172
            Banks.............................................     1,657        1,318           117           (558)       (1,095)

      Reserve assets (net)....................................      (893)         138           623         (1,314)         (314)

      Financial derivatives (net).............................       663          510           193            339           484

NET ERRORS AND OMISSIONS......................................    (1,953)         298         2,083            488         1,956

---------------
(1) Includes exports and imports of goods, services and income payments. The data on exports and imports of goods is based on current foreign trade statistics, adjusted for the balance of payments definitions established by the International Monetary Fund. The value of imports and exports is recorded on a f.o.b. basis. Defense imports, which are not included in the foreign trade statistics, are included in the Balance of Payments table.

Source: Central Bureau of Statistics.

FOREIGN TRADE

Export growth has played a significant part in Israel's overall economic growth and demonstrates the growing competitiveness of the Israeli economy. In 2000, industrial exports grew by 25.8% in dollar terms (27.9% excluding diamonds) due to fast economic growth in the U.S. and the EU and a worldwide technology boom. In 2001, as a result of the slowdown in economic activity in the EU and the U.S. and the global crisis in the high-tech sector, industrial exports decreased by 9.2% in dollar terms (6.8% excluding diamonds). In 2002, industrial exports remained unchanged in dollar terms, but industrial exports when calculated excluding diamonds continued to contract, falling by 6.5% in dollar terms, despite global trade acceleration in 2002 relative to 2001. The main reason for this contraction was the character of growth in the United States and other countries, which focused more on traditional industries than on the high-tech industries that account for much of Israel's exports.

Exports recovered in 2003 and 2004 as exports grew by 10.0% and 18.9% (in dollar terms), respectively. In 2004, industrial exports grew by 20.9% in dollar terms (22.0% excluding diamonds). This rate of growth reflects the effect of the real depreciation of the NIS in 2002 through 2004, the global economic recovery, the expansion of global trade and high-tech activity, the decrease in real domestic wages in 2002 and 2003, and gains in corporate efficiency. In 2004, exports of both high-tech and traditional industries, as well as exports of services, participated in the recovery of exports. The tourism sector grew by 40% over 2003 as a result of the improved security situation, following the severe downturn in the tourism sector since 2000. Exports of goods to European Union countries (as denominated in dollars, including diamonds returned by importers abroad and other returns to exporters in Israel) increased by 20%, exports of goods to the United States increased by 17%, and exports to the rest of the world grew by 26%.

The rate of growth recorded in Israel's exports was far greater than the rate of growth of global trade, and greater than the rate of growth of imports in Israel's trading partners, reflecting significantly improved market share Israeli exports have realized.

In 2003, imports increased by 3.7% (in dollar terms). In 2004, the rise in local demand, and primarily the growth in exports, resulted in a 17.5% increase in imports over 2003. This rise in imports reflected an increase in imports of civilian goods (21.1%) over 2003 and in the import of services (12.8%) over 2003. Defense sector imports declined by 7.7% over 2003.

Trade Liberalization. The principal features of the Government's trade liberalization program, which began in 1991, include: (i) the elimination of certain licensing requirements designed to protect local manufacturers (with the exception of agriculture); (ii) Government review of certain licensing requirements with the intention of eliminating those imposed for protection purposes; and (iii) the reduction over time of administrative and other non-tariff barriers to imports with tariffs. Currently, average customs duties are between 8% and 12%, down from an average of 25% or more in 1991. The trade liberalization program also provided assistance to certain enterprises that would suffer seriously from the implementation of the program. In 1994, Israel signed the GATT accords on agricultural products, and replaced import restrictions with import duties.

Notwithstanding the Government's trade liberalization policy, Israel has a number of trade restrictions, including quotas, licensing restrictions and outright prohibitions on certain goods. The non-tariff barriers have diminished both in number and in scope as part of Israel's trade liberalization program. Israel also imposes a post-duty surcharge, called TAMA, that varies in amount by product and is applied after the imposition of an import duty, but before any assessment of purchase taxes. The TAMA rate is determined according to the importer's average profit margins for a specific category of goods, and reflects the difference between the retail price in Israel for a domestic product and the import price of the imported goods. Israel also maintains product standards that, in certain instances, favor domestic producers of consumer goods over importers. In 1998, 140 official food industry standards and an additional 130 standards related to other industries were abolished. Israel also charges importers 1.01% of c.i.f. (cost, insurance and freight) cost of imports into Israel for the use of Israeli ports and stevedores. The Government's authority in setting compulsory standards for products sold in Israel is limited to certain purposes, such as safety, public health, environmental protection and security considerations, rather than protectionist purposes. Many standards have been changed in recent years to conform with international standards.

In 2004, Israel had a trade surplus of $8.0 billion with the U.S., compared with a surplus of $5.1 billion in 2000. In 2004, Israel had a $6.1 billion trade deficit with the EU, compared with a deficit of $6.6 billion in 2000.

Israel primarily exports manufactured goods, many of them related to high-tech industries. Exports of communication, control, medical and scientific equipment accounted for 24% of industrial non-diamond goods exports in 2004, an increase of 26.2% over 2003.

Raw materials and unfinished goods (including diamonds and fuels) made up 73.0% of Israel's imports in 2004. The remainder of imports consist of investment goods (14.9%) and consumer products (12.3%).

Since 1948, members of the Arab League maintained a trade boycott of Israel (see "State of Israel -- International Relations"). In September 1994, the Gulf Cooperation Council (which includes Qatar, Oman, Bahrain, the United Arab Emirates, Saudi Arabia and Kuwait) suspended their secondary and tertiary trade boycotts of Israel. These Gulf States, as well as four other Arab League members (Algeria, Djibuti, Mauritania and Somalia) no longer enforce the secondary and tertiary boycotts of Israel. Nevertheless, some Arab states continue to maintain their trade boycott of Israel. It is difficult to determine the impact on Israeli trade of the remaining elements of the boycott.

TABLE NO. 16

                       EXPORTS OF GOODS BY MAJOR GROUPS (1)
                        (IN MILLIONS OF DOLLARS, F.O.B.)

                                                                                              YEAR
                                                                  ----------------------------------------------------------------
                                                                     2000            2001          2002         2003       2004
                                                                  ---------       ----------    ----------    ---------  ---------
TOTAL (NET)(2) .................................................  $28,340.8       $ 25,718.2    $ 25,639.0    $27,913.3  $33,812.6
                                                                  =========       ==========    ==========    =========  =========

AGRICULTURAL

     Total......................................................      702.1            630.4         620.4        714.7      908.3
                                                                  =========       ==========    ==========    =========  =========
     Vegetables and field crops.................................      240.5            230.9         216.5        288.1      417.8
     Fruits.....................................................      178.3            159.6         145.5        150.3      174.6
     Other......................................................      283.3            239.9         258.4        276.3      315.9
                                                                  ---------       ----------    ----------    ---------  ---------

INDUSTRIAL (excl. diamonds)

     Total......................................................   21,004.6         19,581.6      18,308.8     19,449.7   23,730.6
                                                                  =========       ==========    ==========    =========  =========
     Mining, quarrying and non-metal
      minerals..................................................      451.1            420.3         446.3        618.7      856.1
     Food and beverages.........................................      443.6            427.3         429.1        509.5      598.0
     Textiles, clothing and leather.............................    1,144.1          1,041.0       1,003.2        993.3    1,092.7
     Wood, furniture, paper and printing........................      224.2            238.7         292.7        300.3      331.6
     Chemicals and refined petroleum............................    3,698.7          3,764.7       4,108.9      4,591.1    5,792.1
     Rubber and plastics........................................    1,069.9          1,075.3       1,084.3      1,282.0    1,511.7
     Basic metal products.......................................    1,060.0          1,011.6         986.2      1,015.9    1,379.8
     Machinery and equipment....................................    1,124.0          1,148.7       1,012.8      1,106.9    1,371.1
     Electronic components and
      computers.................................................    3,641.7          3,057.1       2,345.5      2,192.2    2,596.2
     Communication, control, medical
      and scientific equipment..................................    6,021.0          5,240.1       4,258.4      4,574.6    5,728.2
     Electrical equipment and motors............................      528.5            533.1         551.1        430.8      445.6
     Transport equipment........................................    1,012.0          1,047.7       1,161.1      1,223.5    1,358.6
     Jewelry, goldsmith and silversmith.........................      472.6            459.5         505.3        457.3      498.6
     Miscellaneous..............................................      113.2            116.5         123.9        153.6      170.3
                                                                  ---------       ----------    ----------    ---------  ---------

DIAMONDS

     Total......................................................    6,815.7          5,672.0       6,930.8      7,868.0    9,285.5
                                                                  =========       ==========    ==========    =========  =========
     Polished...................................................    5,437.0          4,646.4       5,316.4      5,636.2    6,363.6
     Rough                                                          1,378.7          1,025.6       1,614.4      2,231.8    2,921.9
                                                                  ---------       ----------    ----------    ---------  ---------

USED SHIPS AND AIRCRAFT ........................................        0.0              3.5           0.0          3.5        0.0

OTHER GOODS.....................................................       35.3             42.9          27.4         50.2       42.2

RETURNED GOODS..................................................     (216.9)          (212.2)       (248.4)      (172.8)    (154.0)
                                                                  ---------       ----------    ----------    ---------  ---------

------------
(1)   Excludes trade with the West Bank and the Gaza Strip.

(2) Net exports equals total gross exports less goods returned to Israeli exporters.

Source: Central Bureau of Statistics.

TABLE NO. 17

                       IMPORTS OF GOODS BY MAJOR GROUPS (1)
                        (IN MILLIONS OF DOLLARS, C.I.F.)

                                                                                   YEAR
                                                       ------------------------------------------------------------------
                                                         2000           2001          2002          2003          2004
                                                         ----           ----          ----          ----          ----
TOTAL (NET)(2)........................................ $35,221.0      $32,696.2     $32,556.6    $33,707.4      $40,356.7
                                                       =========      =========     =========    =========      =========

CONSUMER GOODS

   Total..............................................   4,497.6        4,656.5       4,334.9      4,256.5        4,977.2
                                                       =========      =========     =========    =========      =========
   Durables
      Vehicles........................................     947.8          894.9         755.3        723.0          931.9
      Other...........................................   1,186.9        1,207.6       1,066.5      1,009.8        1,218.3
   Non-durables.......................................   2,362.9        2,554.0       2,513.1      2,523.7        2,827.0
                                                       ---------      ---------     ---------    ---------      ---------
PRODUCTION INPUTS (excl. diamonds)

   Total..............................................  18,333.6       16,453.2      15,788.7     16,856.3       20,742.2
                                                       =========      =========     =========    =========      =========
   For agriculture....................................     292.7          300.6         301.3        364.2          518.3
   Raw food products..................................     825.1          825.6         878.6        931.5        1,055.4
   Fabrics and yarn...................................     685.8          582.7         566.0        591.7          684.4
   Wood and related products..........................     296.9          255.3         259.6        281.6          312.8
   Chemical products..................................   2,094.5        2,061.4       2,130.0      2,319.9        2,697.2
   Rubber and plastics................................     990.0          920.3         890.3      1,044.2        1,372.8
   Paper-making material..............................     615.8          568.6         519.8        512.9          600.5
   Metals
      Iron and steel..................................     833.7          759.9         802.0        876.3        1,181.0
      Precious metals.................................     130.3          147.6         159.2        119.1          173.5
      Non-ferrous metals..............................     547.9          503.0         450.0        494.5          609.5
   Machines and electronics...........................   6,458.5        5,454.8       4,858.7      4,678.6        5,840.6
   Other industries...................................   1,064.5          978.7         920.8        942.3        1,193.0
   Fuels                                                 3,497.9        3,094.7       3,052.4      3,699.5        4,503.2
                                                       ---------      ---------     ---------    ---------      ---------
DIAMONDS (NET) .......................................   6,358.5        5,164.0       6,772.5      7,337.7        8,716.4
                                                       =========      =========     =========    =========      =========
INVESTMENT GOODS

   Total..............................................   6,149.0        6,586.3       5,767.0      5,341.5        6,020.4
                                                       =========      =========     =========    =========      =========
   Machinery and equipment............................   4,764.3        4,809.1       4,511.2      4,399.3        4,875.8
   Transport vehicles(3)..............................   1,145.3        1,109.7         992.6        869.2        1,116.8
   Ships and aircraft.................................     239.4          667.5         263.2         73.0           27.8
                                                       ---------      ---------     ---------    ---------      ---------
OTHER GOODS...........................................      23.0           19.1          23.2         29.9           35.4

RETURNED GOODS........................................    (140.7)        (182.9)       (129.7)      (114.5)        (134.9)
                                                       ---------      ---------     ---------    ---------      ---------

------------
(1)   Excludes trade with the West Bank and the Gaza Strip.

(2) Net imports equals total gross imports less goods returned to the suppliers.

(3)   Excluding ships and aircraft.

Source: Central Bureau of Statistics.

TABLE NO. 18

                          EXPORTS OF GOODS BY REGION (1)
              (IN MILLIONS OF DOLLARS, F.O.B., EXCEPT PERCENTAGES)

                                                             YEAR
                    ---------------------------------------------------------------------------------------------
     REGION               2000              2001            2002                 2003                2004
     ------         ----------------  ---------------- ----------------   ------------------- -------------------
Americas........... $12,933.4   41.2% $12,487.0  42.9% $13,061.4   44.5%   $13,517.7    42.5%  $ 15,936.1   41.3%
     USA...........  11,733.6   37.4   11,113.4  38.2   11,712.2   39.9     12,088.5    38.0     14,175.1   36.7
     Other.........   1,199.8    3.8    1,373.6   4.7    1,349.2    4.6      1,429.2     4.5        1,761    4.6
Europe.............  10,428.7   33.2    9,294.7  32.0    9,016.7   30.7     10,442.3    32.9     13,047.1   33.8
     EU(2).........   9,098.7   29.0    8,134.9  28.0    7,751.4   26.4      8,917.1    28.1     10,720.9   27.8
     EFTA..........     549.4    1.7      395.5   1.4      434.9    1.5        557.1     1.8        839.6    2.2
     Other.........     780.6    2.5      764.3   2.6      830.4    2.8        968.1     3.0      1,486.6    3.8
Asia...............   5,817.0   18.5    5,245.4  18.0    5,087.7   17.3      5,588.3    17.6      7,120.5   18.4
Africa.............     546.0    1.7      458.5   1.6      421.0    1.4        400.7     1.3        533.8    1.4
Oceania............     245.1    0.8      264.6   0.9      293.9    1.0        306.5     1.0        449.4    1.2
Unclassified.......   1,433.5    4.6    1,330.7   4.6    1,466.5    5.0      1,527.8     4.8      1,531.5    4.0
                    ---------  -----  --------- -----  ---------  -----    ---------   -----   ----------  -----
TOTAL..............  31,403.8  100.0   29,080.9 100.0   29,347.2  100.0     31,783.3   100.0     38,618.4  100.0
                    =========  =====  ========= =====  =========  =====    =========   =====   ==========  =====

-------------
(1) Gross exports (including diamonds returned by importers abroad and other returns to exporters in Israel).

(2) EU's data for 2000-2004 have been adjusted to reflect the enlargement of the EU to 25 countries.

Source: Central Bureau of Statistics.

TABLE NO. 19

                          IMPORTS OF GOODS BY REGION (1)
              (IN MILLIONS OF DOLLARS, C.I.F., EXCEPT PERCENTAGES)

                                                             YEAR
                    ---------------------------------------------------------------------------------------------
     REGION              2000              2001             2002                 2003                2004
     ------         ----------------  ---------------- ----------------   ------------------- -------------------
Americas........... $ 7,323.4  20.5%  $ 7,352.9  22.1% $ 6,933.8   20.9%  $ 5,983.2    17.5%  $ 6,949.2    17.0%
     USA...........   6,645.5  18.6     6,704.6  20.1    6,134.1   18.5     5,330.8    15.6     6,099.1    14.9
     Other.........     677.9   1.9       648.3   1.9      799.7    2.4       652.4     1.9       850.1     2.1
Europe.............  18,935.2  53.0    17,438.5  52.4   17,532.8   53.0    18,398.5    53.8    21,788.4    53.2
     EU(2).........  15,687.9  43.9    14,173.7  42.6   13,805.8   41.7    14,402.3    42.1    16,813.1    41.0
     EFTA..........   1,994.7   5.6     1,859.1   5.6    2,154.8    6.5     2,153.4     6.3     2,775.6     6.8
     Other.........   1,252.6   3.5     1,405.7   4.2    1,572.2    4.7     1,842.8     5.4     2,199.7     5.4
Asia...............   5,202.0  14.6     4,697.2  14.1    5,097.3   15.4     5,454.4    15.9     7,132.2    17.4
Africa.............     372.9   1.0       428.6   1.3      311.9    0.9       375.8     1.1       380.9     0.9
Oceania............     149.4   0.4       150.9   0.5      125.2    0.4       135.2     0.4        81.5     0.2
Unclassified.......   3,764.4  10.5     3,235.1   9.7    3,105.3    9.4     3,864.7    11.3     4,636.5    11.3
                    --------- -----   --------- -----  ---------  -----   ---------   -----   ---------   -----
TOTAL..............  35,749.5 100.0    33,303.2 100.0   33,106.3  100.0    34,211.8   100.0    40,968.7   100.0
                    ========= =====   ========= =====  =========  =====   =========   =====   =========   =====

------------
(1) Gross imports (including unworked diamonds returned to suppliers abroad and other returns to exporters abroad).

(2) EU's data for 2000-2004 have been adjusted to reflect the enlargement of the EU to 25 countries.

Source: Central Bureau of Statistics.

TABLE NO. 20

                            MERCHANDISE TRADE INDICES
                                (BASE: 2000=100)

                                                                    YEAR
                                              ------------------------------------------------------
                                              2000         2001       2002        2003         2004
                                              ----         ----       ----        ----         ----
INDICES OF PHYSICAL VOLUME
   Exports.................................   100.0        95.0       89.5        92.3        107.9
   Imports.................................   100.0        95.6       90.8        87.5         97.4

INDICES OF PRICES
   Exports(1)..............................   100.0        98.1       97.4       100.7        104.8
   Imports(1)..............................   100.0        97.9       97.8       104.8        113.5

TERMS OF TRADE(2)..........................   100.0       100.2       99.6        96.1         92.3

-------------
(1)   Excluding ships, aircraft and diamonds.

(2) The price index of exports divided by the price index of imports, multiplied by 100.

Source: Central Bureau of Statistics.

FOREIGN INVESTMENT

Net foreign investment in Israel totaled $6.6 billion in 2004, higher than the $6.0 billion invested in 2003. These figures include direct foreign investment, investment in Israeli securities traded on the TASE and on foreign exchanges, direct credit to the public sector and to residents (excluding trade finance and credit to suppliers), and deposits by nonresidents in Israeli banks. Net portfolio investment increased by $3.4 billion to a total of $5.4 billion, whereas net direct foreign investment decreased from $3.9 billion to $1.6 billion.

The increase in portfolio investment in Israel was in line with global trends, including the recovery of the high-tech industry securities issuances, and the continuing reduction in the risk aversion of the international investors. By contrast, the decrease in direct foreign investment, which mainly affected the hi-tech sector, was not consistent with global trends, which includes the continuing recovery in the demand for hi-tech products, and occurred despite the improving macroeconomic background in Israel: growth acceleration; enhancement of the macroeconomic policy credibility; and a reduction in the perception of risk, in part resulting from a better geo-political environment.

The decrease in direct foreign investment was primarily due to an increase in investment realization, while the decrease in incoming investment was moderate. The reduction in direct foreign investment is a result of several positive domestic and global developments, including (i) profit-taking (totaling $0.5 billion) by direct foreign investors due to the high share price of some Israeli companies traded abroad during 2004 and (ii) the privatization process in the communication sector in Israel, which made it possible for a large domestic communication company to purchase shares of a foreign investor in another communication company totaling in $0.7 billion realization.

Foreign investment in the non-banking private sector totaled $6.6 billion in 2004 compared with $4.6 billion in 2003. These investments reflect foreign investors' confidence in the economy.

The increase in the portfolio investment in 2004 was, as in past years, mainly in securities traded abroad. Nevertheless, net portfolio investment on the TASE was positive for the third consecutive year, characterized by a significant increase in the scale of investments during the last quarter of the 2004. The growing interest of foreign investors in the TASE is expressed by the scale of activity by foreign investors, as well as by their growing proportion in the turnover.

Nonresidents invested an additional net amount of $1.1 billion in government securities, most of which were issued within the framework of the U.S. loan guarantee agreement. In contrast, non-residents draw on their foreign-currency deposits. These draws by foreign residents and foreign banks, which totaled $0.6 billion in 2003, doubled to $1.2 billion in 2004. Net deposits by non-residents averaged $1 billion a year during the period 1990-2000. From June 2001 until August 2004, non-residents drew a total of $3.7 billion. The reasons for this increase are: declining interest rates on foreign currency; deteriorating geo-political environment in Israel and in the region; and the implementation of the money laundering regulations, which could expose the identity of depositors as well as the origins of their capital. This trend reversed itself once again in September 2004, most likely due to the ongoing interest rate hike in the United States and the continuous improvement in the Israeli financial risk and in Israeli geo-political environment.

ANTI-MONEY LAUNDERING LAW

On August 2, 2000, the Knesset enacted the Prohibition on Money Laundering Law, which established the Israel Money Laundering Prohibition Authority to collect and process reports received in accordance with the provisions of the law and, upon suspicion of money laundering activity, disseminate the reports to the proper authorities. The law, which took effect in January 2002, makes money laundering a criminal offense punishable by imprisonment and heavy fines. The law also requires various financial institutions (including banks, portfolio managers, insurance companies and agents, members of the TASE, provident funds and companies managing provident funds, providers of currency services and the postal bank) to identify their clients before performing a financial transaction ("know your customer"), to report certain financial transactions to the Money Laundering Prohibition Authority and to maintain records of such transactions. There are two types of required reports: reports of transactions of a certain amount and type and suspicious activity reports. These reporting requirements took effect on February 17, 2002.

In recognition of the steps taken by the State to combat money laundering activity, in June 2002 the Financial Action Task Force ("FATF"), the international task force on money laundering, which is affiliated with the OECD, removed Israel from its list of states deemed non-cooperative in the campaign against money laundering. In July 2002, the U.S. Treasury Department lifted its 2000 order to banks and other financial institutions which required that business transactions originating in Israel or for which funding passed through Israel be subjected to enhanced scrutiny. Israel was removed from the FATF watchlist in 2003.

FOREIGN EXCHANGE CONTROLS AND INTERNATIONAL RESERVES

As of January 1, 2003, all activities and transactions in foreign currency between resident individuals and businesses and nonresidents are permitted.

As is common in Western economies, the expansion and enhancement of reporting procedures regarding external transactions accompanied the removal of foreign exchange controls in Israel. The freedom to engage in transactions with nonresidents is subject to the obligation of either the person carrying out the transaction or the financial intermediary through which it is carried out to report the transaction in detail to the Bank of Israel.

As part of the deregulation of financial markets, the reserve requirements on domestic foreign currency deposits were also reduced. The reserve requirements are currently 6% for current accounts (up to six days), 3% for time deposit accounts with a maturity of up to one year and 0% for time deposit accounts with a maturity exceeding one year. Since January 1998, local currency has served as the reserve requirement on domestic foreign currency deposits (replacing foreign currency).

In recent years, net external liabilities have been dramatically reduced, reaching a level of negative $11.9 billion in 2004, compared to positive $3.5 billion in 2000, a net difference of $15.4 billion in four years.

TABLE NO. 21

               EXTERNAL ASSETS AND LIABILITIES (DEBT INSTRUMENTS)
                            (IN MILLIONS OF DOLLARS)

                                                                            YEAR
                                                 ------------------------------------------------------------
                                                  2000          2001         2002         2003         2004
                                                 -------       -------      -------      -------      -------
EXTERNAL LIABILITIES
     Public sector.......................        $27,183       $26,735      $27,166      $29,570      $30,877
     Nonbanking private sector...........         14,484        14,582       15,983       16,862       18,742
     Banking system......................         22,668        23,790       24,505       24,745       24,014
                                                 -------       -------      -------      -------      -------
        Total............................         64,336        65,106       67,653       71,177       73,633
                                                 =======       =======      =======      =======      =======
EXTERNAL ASSETS
     Public sector.......................         23,958        24,506       24,995       27,280       27,742
     Nonbanking private sector...........         21,242        25,242       29,916       32,001       35,918
     Banking system......................         15,674        15,573       15,365       17,981       21,839
                                                 -------       -------      -------      -------      -------
           Total.........................         60,874        65,321       70,277       77,262       85,500
                                                 =======       =======      =======      =======      =======
NET EXTERNAL DEBT........................          3,462          -215       -2,623       -6,085      -11,867
                                                 =======       =======      =======      =======      =======

------------------
Source: Bank of Israel.

Foreign currency reserves grew from $8.3 billion at the end of 1995 to $26.6 billion at the end of 2004.

TABLE NO. 22

                 FOREIGN CURRENCY RESERVES AT THE BANK OF ISRAEL
                            (IN MILLIONS OF DOLLARS)

                           FOR PERIOD ENDING ON DECEMBER 31,
   ---------------------------------------------------------------------------------
      2000               2001             2002              2003             2004
   --------            --------          --------         --------          --------
   $ 23,164            $ 23,181          $ 23,670         $ 25,788          $ 26,631

--------------
Source: Bank of Israel.

FOREIGN EXCHANGE RATES

Until July 1985, the Israeli sheqel was periodically depreciated at a rate consistent with inflation. On September 2, 1985, the Knesset approved the NIS, valued at 1,000 times the then-existing sheqel. Since August 1, 1986, only the NIS has circulated, and the NIS has been referenced to a basket of major currencies, which includes the U.S. dollar, British pound sterling, Japanese yen, French franc and German mark (the franc and the mark were both later replaced by the euro). On August 1, 1986, the weighting of the component currencies in the basket was 60% U.S. dollar, 20% German mark, 10% British pound sterling, 5% French franc and 5% Japanese yen. This basket approximates the composition of Israel's external trade, including both imports and exports. The number of units of each currency in the basket is constant, but the weight of each currency can change daily according to changes in cross rates. On June 5, 1995, the Bank of Israel, in consultation with the Ministry of Finance, adopted a policy requiring an automatic adjustment in the weighting of the currencies in the basket in any future year in which a cumulative change of more than two percentage points occurs in the value of Israeli trade in any single currency in the basket, relative to the value of Israeli foreign trade in the other currencies in the basket. On December 31, 2004, the currencies' weights were 61.8% U.S. dollar, 26.2% euro, 6.2% pound sterling and 5.8% Japanese yen.

In December 1991, the Bank of Israel introduced the "diagonal band" or "crawling peg system" to reduce business sector uncertainty and speculative cycles that had caused sharp capital movements under prior exchange rate systems. Under this system, the slope of the band is adjusted on a daily basis on a gradual, constant and predetermined path. Initially, the slope of the band was derived from the difference between Israel's inflation target for the following year, as set by the Government, and predictions of inflation abroad. The width of the band, its midpoint rate and its slope were determined jointly by the Bank of Israel and the Ministry of Finance.

When the diagonal band was first introduced, its slope was 9%, with a limit of 5% above or below the midpoint rate. Since then, the slope has been gradually reduced and on December 24, 2001 the lower limit of the band was set at zero at a constant rate of NIS 4.1021 to the currency basket. As such, the exchange rate band could no longer be considered diagonal. At the end of 2004, the width of the band was 60.2%, based on the average of the two limits. On June 9, 2005, the exchange rate band was abolished.

The Bank of Israel has sole responsibility for the daily management of exchange rates. Prior to February 1996, it was the practice of the Bank of Israel to use market intervention to maintain the exchange rate near the midpoint of the band. Since February 1996, the policy has been to intervene only to prevent the rate from moving outside the band. Since June 1997, the Bank of Israel has not intervened in the foreign currency market, with the exception of six days near the end of 1997.

During 2004, the NIS was stable against the currency basket, depreciating by a modest 0.8%. This was the result of moderate appreciation against the dollar of 1.6%, coupled with depreciation of 6.2% against the euro. In 2004, the NIS also depreciated in real terms against the currency basket due to a smaller rise in the consumer price index in Israel than in that of its main trading partners.

During the first five months of 2004, the NIS depreciated against the dollar, reaching an exchange rate of NIS 4.634 per dollar in mid-May. This occurred as part of a global trend of a stronger dollar on international foreign exchange markets. In addition, during January and February of 2004, many Israeli investors sold NIS in exchange for foreign currency in response to changes in the tax regulations in Israel which equalized the tax rate on foreign currency investments with that levied on NIS investments. These sales were also in response to the narrowing interest rate differential between the NIS and the dollar. During March, April and early May 2004, foreign financial institutions sold NIS as part of an international trend of selling investments in emerging markets and other high-yielding currencies. Between mid-May and the end of August of 2004, the NIS traded within a narrow range. From September through the end of 2004, the NIS strengthened against the dollar due to the dollar's weakness on international foreign exchange markets. Additional factors which resulted in a strengthening of the NIS in the last four months of 2004 include
(i) the perceived improvement in the geo-political situation due to the Government's approval of the Gaza disengagement plan and the new Palestinian leadership; (ii) an increase in foreign investment in Israel; (iii) rising global capital markets including the local stock market; (iv) the positive domestic economic environment which was supported by expectations of continued global growth in 2005; (v) fiscal discipline which resulted in a budget deficit of 3.9% of GDP in 2004, a number which was within the target of 4.0%; and (vi) the small current account surplus.

TABLE NO. 23

                             AVERAGE EXCHANGE RATES
                             (NIS PER CURRENCY UNIT)

                                                                             YEAR
                                               --------------------------------------------------------------
                                                  2000         2001         2002         2003          2004
                                               ---------     ---------    ---------    ---------    ---------
U.S. dollar..............................      NIS 4.077     NIS 4.206    NIS 4.738    NIS 4.548    NIS 4.482
British pound sterling...................          6.180         6.054        7.117        7.428        8.205
Currency basket..........................          4.223         4.280        4.887        4.948        5.057
Euro.....................................          3.768         3.764        4.478        5.136        5.569
Japanese yen (per 100 yen)...............          3.785         3.461        3.791        3.926        4.145
French franc.............................          0.574         0.574
German mark..............................          1.926         1.925

------------
Source: Bank of Israel.

                              THE FINANCIAL SYSTEM

BANK OF ISRAEL

The Bank of Israel is the country's central bank and functions independently of the Government. It is responsible for formulating and implementing Israel's monetary policy. The Bank of Israel also manages foreign exchange reserves, supervises Israel's banking system and issues bank notes and coins. The Governor of the Bank of Israel acts as an economic advisor to the Government. In addition, the Bank of Israel works jointly with the Government in formulating and implementing foreign exchange policy (see "Balance of Payments and Foreign Trade - Foreign Exchange Rates"). In May 2005, Prof. Stanley Fischer assumed office as Governor of the Bank of Israel.

As stipulated in the Bank of Israel Law, the Bank of Israel is not allowed to finance Government deficits or to lend the Government money to finance its expenditures in any fiscal year, except to provide temporary advances to the Government to bridge seasonal cash flow requirements when expenditures exceed revenues during the fiscal year (provided that the outstanding amount of such temporary advances at any time does not exceed 1.6% of the Government's current expenditures budget for the year in which the advances are made). Twice a year, such advances are permitted to equal up to 3.2% of the current budget for a period of up to 30 days.

The Government is required to deposit all Government revenues, including proceeds of foreign debt (except for certain earmarked funds deposited with commercial banks), in the Bank of Israel, which is responsible for managing the Government's foreign exchange reserves. The Bank of Israel is prohibited by law from investing in equity securities or private bonds, and is subject to internal limitations on the amount of investments it may make in a single country or financial institution. The majority of the Bank of Israel's reserves is held in securities issued by foreign sovereign issuers.

At the end of 1997, the Prime Minister appointed a committee of outside experts to suggest changes in the Bank of Israel Law, in light of the considerable institutional and economic changes that have taken place in Israel since the Bank was established in 1954, and in light of similar actions taken in many other countries in recent years. The committee submitted its report to the Government in December 1998. In March 2002, the Government submitted a proposal for the amendment of the Bank of Israel Law to the Knesset. The Government's report proposed modifying the Bank of Israel's role, making it similar to the role of central banks in other developed economies and establishing the maintenance of price stability as the Bank of Israel's main objective. Furthermore, in order to improve the policy-making process of the Bank of Israel, the Government's proposal would establish a monetary committee within the Bank of Israel, composed of well-recognized and experienced professionals in the fields of finance, monetary and macroeconomic policies. In order to avoid any possibility of political interference in the nomination process, the members of the monetary committee will be nominated by an independent panel, chaired by a retired Supreme Court judge. In addition, in order to expand the transparency of its operations, the Bank of Israel will be required to report to the Government and the public on its monetary policy on a regular basis. The proposal is currently under discussion.

MONETARY POLICY

Since 1985, when the Economic Stabilization Plan was adopted, Israel has made significant progress in stabilizing inflation through effective implementation of monetary policy by the Bank of Israel, and fiscal restraint and trade liberalization by the Government. In recent years, the primary objective of Israel's monetary and exchange rate policy has been to gradually reduce inflation to levels similar to those prevailing in other industrialized countries (see "The Economy -- Wages and Prices").

The Bank of Israel's principal instruments of monetary control are auctioned time deposits for banks and a discount window facility. Auctions for interest-bearing deposits are currently the main tool for implementing monetary policy and are similar to reverse repurchase agreements. The interest rate received by the banks is determined in the auction. Maturities are one week and overnight. In the past, the Bank of Israel injected liquidity using monetary collateralized loans to banks, which were allocated to the banking system by periodic auctions of a predetermined amount and were used in a manner similar to repurchase agreements. The auction of overnight funds and deposits of various maturities and the rate of interest determined therein is the key determinant of short-term interest rates in Israel. The Bank of Israel utilizes the daily auctions primarily to offset flows from Government activities and the balance of payments. Through the discount window, Israeli banks can obtain overnight loans to fill temporary funding needs.

In order to offset capital inflows, the Bank of Israel also operates NIS/dollar swaps, absorbing NIS in return for dollars for a given period of time. Allocation of the swaps is made by auction on the difference between the NIS interest rate and the going dollar interest rate. Since August 1997, the Bank of Israel has used this facility only to roll over existing swap stock of $1.4 billion and has refrained from using the swap auctions as a monetary instrument.

Although the Bank of Israel does not issue its own securities, it may reduce liquidity by selling non-indexed zero-coupon Treasury bills of up to one year maturity (known as "Makam"). In recent years, the Bank of Israel has increasingly utilized such issuances. In 1995, the Government raised the ceiling on the outstanding amount of Treasury bills available to the Bank of Israel for purposes of affecting monetary policy to a total of NIS 15.5 billion, and provided for the automatic adjustment of that ceiling twice annually. Recently, however, the adjustments have proved sufficient only for rolling over principal and interest on the Treasury bills. In order to increase the effectiveness of monetary policy and to enhance the efficiency and completeness of the money and capital markets, at the end of December 2001 the Government decided to remove the ceiling on the outstanding amount of Treasury bills.

At the end of 1991, the Bank of Israel and the Ministry of Finance began publicly announcing annual inflation targets, with the intention of reducing inflation gradually from the 15%-20% range that had prevailed since the Economic Stabilization Program was introduced in 1985 to the low single-digit levels typical in developed countries. Israel was thus one of the first emerging market economies to adopt the inflation-targeting approach to monetary policy, using this regime to reduce inflation, rather than merely to maintain inflation at a low level. Inflation targeting was implemented with some ambivalence in its first three years (1992-1994), but when actual inflation significantly exceeded its target in 1994, the Bank of Israel implemented more restrictive monetary measures in order to prevent inflation from reverting to its pre-1992 levels.

The Bank's tight monetary policy since the fourth quarter of 1994 has been a key factor in attaining the current low inflation levels. This monetary policy has been part of a three-pronged approach to macroeconomic policy that is designed to facilitate stable economic growth over the long run by promoting monetary and financial stability and providing a favorable business environment. The other key features are fiscal restraint and structural reform, with the latter also geared to spurring economic growth from the supply side.

From the summer of 1997 through the end of 2001, the annual rate of inflation has been below 3%, with the exception of the last quarter of 1998 when an international financial crisis led to a significant depreciation of the NIS and a significant one-time increase in price levels spaced over three months. A significant depreciation and an increase in price levels also took place in early 2002.

In August 2000, the Government set inflation targets for future years. For 2001, the target was 2.5%-3.5%, for 2002, 2%-3%, and for 2003 and onwards, it is set at 1%-3%, a level of measured inflation that is defined as "price stability." These targets are consistent with the inflation targets, explicit and implicit, of nearly all other developed countries.

The end-of-year inflation rate was 0% in 2000, 1.4% in 2001, 6.5% in 2002, negative 1.9% in 2003 and 1.2% in 2004. The 2000 rate was below the yearly target and in 2002, the end-of-year inflation rate exceeded the target, but the 2003 rate was again below the yearly target. The 2004 end-of-year inflation rate was within the target.

The focus of macroeconomic policy on financial stability during the past few years paid off handsomely between 1999 and 2001, as most financial indicators suggest a degree of stability despite the very significant shocks that hit the economy during this period. These shocks include the end of the high-tech boom, the sharp decline of the NASDAQ and the uncertain security situation.

Monetary policy since 1997 has emphasized the inflation-targeting regime, with exchange rate policy effectively having evolved to a free float policy. Until June 1997, the parameters of the upwardly sloping exchange rate band were such that the Bank of Israel was required to intervene frequently in the foreign exchange market to prevent appreciation. At that point, continued intervention was viewed as untenable and the band was widened considerably with provisions enacted for further gradual widening. These measures have thus far effectively removed the exchange rate constraints on monetary policy and the Bank of Israel has been able to adjust its key interest rate as required to meet the inflation target, without having to intervene in the foreign exchange market. The perception of risk in the foreign exchange market is now centered on small, day-to-day fluctuations rather than the larger, less frequent ones typical of a more tightly managed exchange rate regime. The current perception is more amenable to creating a more stable financial system. It appears that the policy measures in 1997 sent a signal to the public about the policymakers' resolve to reduce inflation to levels similar to those in other developed countries.

In the first half of 2002, in light of an ongoing rapid exchange rate depreciation and a subsequent rise in inflation expectations, the Bank of Israel raised the monetary interest rate by 5.3 percentage points, from 3.8% at the end of December 2001 to 9.1% in July 2002. Most of the increase in the interest rate (cumulatively 4.5 percentage points) was made in June and July. Following the Government's decision to adjust the State budget, the upsurge in the exchange rate and prices was halted. During the second half of the year, prices rose by only 0.4% in annual terms. From August 2002 until the end of the year, the Bank of Israel left the interest rate at 9.1%, due to the assessment that this rate would be adequate to restore price stability. The Bank of Israel lowered the interest rate by 0.2 percentage points in the beginning of 2003, as an assessment of the relevant inflation indicators suggested some improvement. The interest rate was unchanged in February and March 2003, due to deterioration in the inflation indicators in January 2003 and the first half of February 2003. Background indicators began improving in mid-February 2003 with the formation of a new Government, the approval of an economic plan by the Government and the Knesset, the approval of the loan guarantee program by the United States and the cessation of major hostilities in Iraq. These events reduced uncertainty regarding expected yields on local-currency assets, supported continuous capital inflow, lowered the exchange rate and interest rates determined by the markets, and reduced expected inflation.

Against this background, the Bank of Israel accelerated the reduction of interest rates. In April, May and June 2003, the Bank of Israel cut interest rates by 0.2, 0.3 and 0.4 percentage points, respectively. The interest rate was reduced by 0.5 percentage points in each of July, August and September, and in October, November and December the interest rate cuts were 0.4, 0.5 and 0.4 percentage points, respectively. Over the year, the Bank of Israel reduced interest rates by 3.9 percentage points, from 9.1% in December 2002 to 5.2% in December 2003. In real terms (i.e., deducting one-year inflation expectations derived from the capital market), interest rates declined from 7.2% at the end of 2002 to approximately 4.6% at the end of 2003, exceeding the rate of decline of expected inflation.

During the first four months of 2004, the Bank of Israel maintained the interest rate reduction that began in 2003. This was due to the low level of inflation expectations for 2005 (as reflected by capital market data) in the first quarter of the year, a level that was below the center of the targeted range of inflation. In January through April 2004, the Bank of Israel cut the interest rate by a cumulative 1.1 percentage points. From May to November 2004, the interest rate was unchanged. In December 2004, the rate was cut by an additional
0.2 percentage points. In January and February 2005, the interest rate was cut an additional 0.2 percentage points to 3.5%. The Bank of Israel's interest rate in real terms (the nominal interest rate less the coming year's inflation expectations, derived from the capital market) also fell during the initial months of 2004, and in the second half of the year reached an average of 2.3% compared with 4.6% in December 2003.

The Bank of Israel cut the interest rate during the first four months of 2004, despite the rise in medium and long-term yields-to-maturity in the bonds market, and the increase in the exchange rate (against both the dollar and the currency basket) in that period. The moderate upturn in bond yields (which matched the upturn in bond yields in the United States during the same period) ceased in mid-year. In the second half of the year, long-term yields-to-maturity stabilized and short and medium-term yields fell slightly, developments that led to the Bank of Israel's decision to cut the interest rate in December 2004. During the year as a whole, the differential between long and short-term interest rates expanded (the slope of the real and nominal yield curves became steeper), a development that was indicative of monetary expansion.

The downturn in CPI-indexed and unindexed bond yields-to-maturity for all terms of maturities continued during December 2004 and January 2005, developments that affected the decision to further reduce the interest rate in January and February 2005. Israel believes that this downward trend was at least partially related to the improvement in the security situation that became apparent during the same period.

Despite the contraction in the gap between the monetary interest rates in Israel and the United States (as a result of the Bank of Israel's reduction in the interest rate during the initial months of the year and the continued rise in the interest rate in the United States during the second half), the NIS strengthened against the dollar in the second half of 2004 due to the weakening of the dollar against the euro. The fall in the exchange rate against the dollar during the second half of 2004 reduced consumer prices in the second half of 2004.

The Government's budgetary policy was a major factor that contributed to the exchange rate and price stability in 2004, and which facilitated a further reduction in the monetary interest rate. This policy was reflected in a decrease in domestic public consumption, and in a reduction in the budget deficit and Government borrowing to finance the deficit. The budget deficit amounted to 3.9% of GDP in 2004, close to the target of 4.0% of GDP and less than a deficit of 5.6% of GDP in 2003.

TABLE NO. 24

                             SELECTED INTEREST RATES

                                                                                         AVERAGE INTEREST
                               (SHORT-TERM LOCAL)                         SELF-               RATE ON
                             CURRENCY TO THE PUBLIC        AVERAGE       RENEWING         COMMERCIAL BANK
                             ----------------------        COST OF      OVERNIGHT         MONTHLY DEPOSITS        AVERAGE ANNUAL
                              OVERDRAFT       TERM         MONETARY      DEPOSITS              (AT THE           INTEREST RATE ON
                             FACILITIES      CREDIT        LOANS(1)      (CDS)(2)        BANK OF ISRAEL)(3)       MONETARY LOANS
                             ----------      ------        --------      --------        ------------------      ----------------
2000..............              15.8%         11.6%          9.3%           8.0%                9.9%                     9.3%
2001..............              13.4           8.8           6.6            5.6                 7.2                      6.8
2002..............              13.6           8.6           6.8            5.8                 7.2                      6.8
2003..............              13.7           9.5           7.4            6.2                 7.8                      7.5
2004..............              10.2           6.5           3.9            3.1                 4.4                      4.2

----------------
(1) The weighted average of the marginal cost of monetary loans of various maturities.

(2) Excluding large negotiable SROs (self-renewing overnight, local currency, interest-bearing deposits).

(3)   Percent per annum.

Source: Bank of Israel.

TABLE NO. 25

                               MONETARY INDICATORS

                                                                                       YEAR
                                                 -------------------------------------------------------------------------------
                                                     2000             2001             2002             2003              2004
                                                 ----------        ----------       ----------       ----------       ----------
Monetary aggregates (average)(1)
     M1(in millions of NIS,
         annual average)(3)...............       NIS 23,846        NIS 27,223       NIS 31,475       NIS 31,629       NIS 37,180
     M2(in millions of NIS,
         annual average)(3)...............          218,643           256,191          264,245          284,901          302,358
     M1(2)(3) ............................             11.0%             14.2%            15.6%             0.5%            17.6%
     M2(2)(4) ............................             20.7              17.2              3.1              7.8              6.1
Public sector injection/GDP(5)............             (0.6)              0.5             (1.2)             0.7              0.4
Bank of Israel injection/GDP(6)...........              0.6               1.6              1.9              0.3              0.3
Bank of Israel foreign currency
     sales to the private sector/GDP......              0.0               0.0              0.0              0.0              0.0
Nominal interest rate
     SRO (CD)(7)..........................              8.0               5.6              5.8              6.2              3.1
     Unrestricted credit(1)(8)............             12.8              10.0              9.9             10.6              7.5
     Currency-basket interest rate
        (average)(9)......................              5.5               3.6              2.1              1.5              1.8
NIS/currency basket (during period)(2)....             (6.3)              3.7             14.2             (0.5)             1.8
Real yield to maturity on five-year bonds.              6.0               4.9              4.8              4.9              3.8
Nominal yield on equities (during
     period)(10)..........................              0.5              (6.9)           (20.2)            55.7             17.4
Nominal GDP (average)(2)(11)..............              9.5               1.5              3.3              1.7              4.6

---------------
(1)   Includes mortgage banks.

(2)   Percentage change over previous period (average).

(3)   Currency in circulation plus demand deposits.

(4) M1 plus treasury bills and interest-bearing local currency deposits with maturities shorter than 12 months.

(5) Contributions to monetary expansion. The change observed with respect to past reports is due to the fact that the redemption of Government bonds held by the Bank of Israel is no longer considered as part of the public sector injection. The change is retroactive as of 1995.

(6)   Includes SWAP transactions.

(7)   Self-renewing, overnight deposit.

(8)   In local currency.

(9)   Weighted average of three-month LIBID (the bid for the LIBOR rate).

(10) Includes convertible securities and warrants, as adjusted for dividends and stock splits.

(11)  As calculated in March 2005.

Source: Bank of Israel.

BANKING INSTITUTIONS

Israel has a highly developed banking system. At the end of 2004 there were 34 banking corporations operating in Israel, including 18 commercial banks, six mortgage banks, five financial institutions, one merchant bank, two joint-service companies and two foreign banks. The total assets of the five major banking groups (i.e., banking corporations as measured together with all of the subsidiaries that are included in their consolidated financial statements) totaled NIS 812 billion at the end of 2004, an increase of 3.0% from the end of 2003. Assets of the banks denominated in local currency increased by only 1.0%, while their foreign currency assets increased by 6.2%, primarily due to the increase in the assets of the Israeli banking subsidiaries abroad. The number of domestic bank branches was reduced from 960 in 2003 to 951 in 2004.

In recent years, there is a tendency for banks to close or merge, particularly among smaller banks. During 2003, The Maritime Bank of Israel and Mishkan - Bank Hapoalim Lemashkantoat were amalgamated into Bank Hapoalim, and Leumi Industrial Development Bank, an investment finance bank, closed. Industrial Development Bank of Israel encountered financial distress in 2002 and received a special liquidity line from the Bank of Israel. Subsequently, the Government, which owns more than 50% of the shares of Industrial Development Bank of Israel, decided to sell off the bank's assets and liabilities. The bank is undergoing a closure process that will take a number of years. In December 2003, Bank Hapoalim bought out Bank Polska Kasa Opieki Tel-Aviv (Bank Pekao) and due to the completion of this sale, Bank Pekao's license was rescinded. These trends continued in 2004. Global Investment Bank (B.H.) closed and its license was rescinded in March 2004. The license of the branch of Standard Chartered Bank operating in East Jerusalem was rescinded in May 2004 and in December 2004 Tefahot-Israel Mortgage Bank merged with its parent bank United Mizrahi Bank (effective January 2005). This trend has continued into 2005, with two additional small commercial banks terminating operations.

The upward trend in the economy that began in 2003, with GDP growth of 1.3%, and gained momentum in 2004, as GDP grew by 4.3%, was reflected in the banks' performance, as profitability in terms of net return on equity increased from the 2003 level of 8.6% to the relatively high rate of 13.2% in 2004. The economic slowdown that affected the markets during 2001 and 2002 significantly impacted the banks' provisions for loan loss in those years, which peaked at 1.3% of outstanding credit in 2002. This ratio is gradually decreasing and in 2004 fell below one percent (0.92%). The ratio is still relatively high, due to the high level of problem loans that prevails in the loan portfolio of the banks. Non-performing loans (defined as loans that are in non-accrual status and loans in temporary arrears) as a ratio of total loans decreased to 3.5% at the end of 2004 from 3.9% in 2003.

All Israeli banking groups and every banking corporation must satisfy the minimum capital adequacy requirement of 9% prescribed by the Bank of Israel in accordance with international standards prescribed by the Basel Committee for Banking Supervision.

In 2004, there was another improvement in the bank's capital adequacy ratio (Basel) which increased to 10.75% at the end of 2004, compared to 10.32% at the end of 2003 and 9.9% at the end of 2002.

Three banks - Bank Leumi, Bank Hapoalim and Israel Discount Bank, and their respective subsidiaries - account for approximately 80% of the banking business in Israel. Israeli banks are permitted to conduct (in addition to traditional banking activities) a variety of non-banking activities, including underwriting securities, operating provident funds, intermediation and trading in securities through segregated non-bank subsidiaries. Until the mid-1980s, the role of financial intermediation by banks and other private sector financial institutions was limited due to large government borrowings to finance government activity, which severely limited the availability of capital resources. The reduction in government deficits and borrowings since that time, along with capital market reforms, have significantly increased the availability of capital resources to the private sector, giving the banks a larger role in the financial system.

The banking reforms included the reduction of reserve requirements to which the public's deposits are subject. Since the end of 1992, all types of deposits are subject to a nominal primary reserve requirement of 6% on deposits with maturity up to six days, 3% on deposits with maturity up to a year and 0% on longer-term deposits. Since 2002, the secondary reserve requirement on foreign currency deposits was gradually lowered. Currently, the reserve requirement on these deposits is only the primary reserve requirement. In addition, banking reforms have included the elimination of most restrictions on interest rates and minimum terms of indexed deposits and credit, and the removal of the prohibition against the issuance and trading of certain types of derivatives. The deregulation of bank activity, together with the liberalization of foreign exchange, helped to reduce the segmentation between different types of financial intermediation and augmented the substitutability between different types of credit.

The liberalization of foreign exchange narrowed the gaps between domestic interest rates on foreign-currency denominated instruments and interest rates prevailing abroad, and also worked indirectly to lower interest rate spreads in the local currency sectors. As a result, the cost of credit in Israel has decreased faster than has interest on deposits, causing interest-rate spreads to contract significantly during the 1990s.

In 2004, Amendment No. 13 to the banking laws was enacted. The Amendment reinforced and expanded the supervisory authority over the banks. In addition, it provided for the sale of banks by the Government to the general public through the stock market, and formalized the Basel standards requirement of disclosure of supervisory information regarding cross-border banking issues to host supervisors.

In 2004, an inter-ministerial committee chaired by Dr. Yossi Bachar, the Ministry of Finance Director General, published its recommendations for capital market structural reforms. Among those reforms are the restructuring of banks' holdings and management of provident and mutual funds. These recommendations were adopted by the Government in November 2004 and are still pending Knesset approval.

The Anti-Money Laundering Law was enacted in August 2000 and the sections that pertain to the obligations imposed on financial entities took effect on February 17, 2002 (see "Balance of Payments and Foreign Trade -- Anti-Money Laundering Law"). In January 2001, the Governor of the Bank of Israel issued a Prohibition on Money Laundering Order. This Order includes requirements regarding identification, reporting and recordkeeping by banking corporations. The banking directive on business customer identification and recordkeeping (a regulation that has been in effect since 1995) has been amended in light of the declaration of principles of the Basel Committee on Banking Supervision of October 2001 on Customer Due Diligence for banks. The regulation incorporates directives on customer acceptance policy and ongoing monitoring of high-risk accounts, and contains special directives on private banking, correspondent banking and, in particular, caution in the management of high-risk accounts.

As a result of Israel's intensive and prompt efforts to ameliorate legislation, regulation and enforcement against money laundering that comply with the FATF standards, Israel was removed from the FATF list of non-cooperative countries in June 2002 and from the FATF watchlist by the end of 2003.

In the beginning of 2005, the "Prohibition of Financing Terrorism" was enacted and Israel's banking directive was modified to include combating terrorism financing. This modification stemmed from the international collaborative efforts in the areas of anti-money laundering and combating the terrorism financing, which are reflected in the standards set by the Basel Committee and the legislation in Israel. The main modifications include applying all guidelines for customer identification to combat the financing of terrorism; implementing additional guidelines for addressing risks related to check deposits, in particular, checks that are transferable and checks that are drawn on foreign banks; enhancing criteria for determining countries that bear enhanced risk of terrorism financing or money laundering and providing banks with a list of countries that require heightened scrutiny of money transfers.

The Banking Supervision Department of the Bank of Israel conducts on-site examinations on an ongoing basis to determine compliance of banks with the laws and directives regarding anti-money laundering. A Sanctions Committee, which is empowered to impose financial penalties for infractions, has commenced operations in April 2003.

Another important aspect of banking reform is the privatization process, which received special emphasis in recent years (see "The Economy - Role of the State in the Economy"). The Government sold almost all of its shares in Bank Hapoalim Ltd., the largest bank in the Israeli banking system, during the 1990s. As of June 2005, the State owns 0.01% of Bank Hapoalim Ltd.

Israel Discount Bank Ltd. underwent a privatization process during 2004 and on February 2005, the Government sold its controlling share (26% of the issued share capital of the bank, coupled with an option to purchase a stock package totaling 25% of the issued share capital of the bank). According to the sale agreement, the option is exercisable within a three-year period. Notwithstanding, the sale of Israel Discount Bank Ltd. is still pending approval of the Bank of Israel. As of June 2005, the State owns 57.1% of the bank. Once the sale is approved and assuming the purchase option is exercised, the holdings of the State in the bank will decrease to approximately 6%.

As of December 31, 2004, Israel owned 36.3% of Bank Leumi Ltd. On January 2005, a block of options was exercised, which reduced the Government's holdings in Bank Leumi Ltd. to 34.8%. In March 2005, the Government sold shares totaling 6.5% of Bank Leumi's capital. An option to buy an additional 3.5% of the shares on the following day, which was couple with the sale, was not exercised. As of June 2005, the State owns 28.3% of Bank Leumi Ltd.

TABLE NO. 26

   ASSETS, LIABILITIES AND EQUITY CAPITAL OF THE FIVE MAJOR BANKING GROUPS(1)
              (IN MILLIONS OF NIS AT CONSTANT DECEMBER 2003 PRICES)

                                                             FOR YEAR ENDING DECEMBER 31,
                                        --------------------------------------------------------------------------
                                          2000(2)         2001(2)         2002(2)         2003            2004
                                        -----------     -----------     -----------    -----------     -----------
ASSETS
      In local currency(3)..........    NIS 451,636     NIS 472,611     NIS 456,057    NIS 467,667     NIS 468,704
      In foreign currency...........        279,432         308,236         322,835        321,453         343,980
                                        -----------     -----------     -----------    -----------     -----------
    Total assets....................        731,068         780,847         778,892        789,120         812,684
                                        ===========     ===========     ===========    ===========     ===========
LIABILITIES AND EQUITY CAPITAL
      In local currency(4)..........        473,661         499,150         478,664        490,012         494,954
      In foreign currency...........        257,407         281,697         300,228        299,108         317,730
                                        -----------     -----------     -----------    -----------     -----------
    Total liabilities and equity
      capital.......................        731,068         780,847         778,892        789,120         812,684
                                        ===========     ===========     ===========    ===========     ===========
    Equity capital..................         36,186          38,104          37,959         41,796          44,385

---------------------
(1) The five major banking groups are the Bank Hapoalim group, the Bank Leumi group, the Discount Bank group, the First International Bank of Israel group and the United Mizrahi Bank group.

(2) The division into local and foreign currency for 2000, 2001 and 2002 was adjusted according to the published financial statements for those years.

(3)   Including non-financial items.

(4)   Including non-financial items, minority interests and equity.

Sources: Bank of Israel, Supervisor of Banks.

CAPITAL MARKETS

Israel's capital markets and the laws regulating them are highly developed. The principal regulatory body responsible for administering the Israeli securities laws is the Israel Securities Authority ("ISA"). The ISA's main function is to protect the interests of investors by overseeing the activities of the TASE, supervising public securities offerings, and mandating disclosure of material information by listed companies by means of publications such as prospectuses, financial reports and other periodic reports. Companies whose securities have been offered to the public in Israel by prospectus or whose securities are traded on the TASE are required to file quarterly and annual reports and certain current event reports with the ISA, the TASE and the Registrar of Companies. The ISA monitors these ongoing reports, including periodic reports (which include financial statements, a directors' report on the status of the corporation's affairs, and an additional information report), quarterly financial reports and immediate reports, which are filed immediately after the occurrence of certain events that could have a material influence on the corporation or on the price of its securities. These reporting requirements are enforceable by the Israeli courts upon the petition of the ISA, which also has the power (under certain conditions) to direct the TASE to suspend trading of a company's securities. The ISA also regulates the mutual fund industry's activities and supervises, licenses and disciplines portfolio managers and investment advisors and conducts investigations into violations of securities laws.

The TASE is the only stock exchange and the only public market for the trading of securities in Israel. The TASE is highly regulated, both internally and externally, by the ISA. Internal regulations include automatic rejection of a trade at a price that deviates more than 35% from the last trade for that security, circuit breakers, and 45-minute halting of trade in a company's securities on the day that the company publishes price-sensitive information, so that the information can be widely disseminated. The TASE has a computerized trading system with real-time information available. The TASE's rules govern membership, registration of securities, conditions for suspending trading and obligations of listed companies. All shares, convertibles, treasury bills, government bonds and derivatives are traded via TACT, the TASE's fully automated trading system. The TASE has 25 members and, as of December 31, 2004, 578 companies had equity securities listed on the TASE. Over the course of 2004, share prices on the TASE rose sharply. The General Index of shares and convertible securities (which is comprised of all shares and convertible securities tradable on the TASE) increased by 17.6% in 2004, compared with an increase of 55.4% in the General Index in 2003. During 2004, the Tel Aviv 100 Index (which is comprised of the 100 largest companies by market capitalization) and the Tel Aviv 25 Index (which is comprised of the 25 largest companies by market capitalization) increased by 19.0% and 22.6%, respectively, compared with an increase of 60.7% and 51.0%, respectively, in 2003. As of December 31, 2004, the total market value of all listed equity securities was $92.1 billion, compared with $70.4 billion in 2003 and $42.6 billion in 2002. The average daily trading for equity securities increased to $147 million during 2004, compared with $81 million in 2003 and $51 million in 2002.

The Dual Listing Law that took effect in October 2000 enables U.S.-traded Israeli companies to dual-list on the TASE with no additional regulatory requirements. As of December 31, 2004, 25 U.S.-traded Israeli companies have dual-listed on the TASE, based on the new regulatory framework.

Active involvement of foreign investors in the TASE began in 1994. In 2004, international holdings decreased to 10.2% of the total market capitalization of the shares and convertible securities tradable on the TASE, compared to 11.3% in 2003. In contrast, in 2004, foreign investors' share in the TASE trading volume was 9.43% compared to 8.44% in 2003.

The Government bond market in Israel is highly developed, and Government bonds account for the vast majority of publicly issued debt securities. In 2004, the Government raised $8.0 billion, mostly through non-indexed bonds. The bond market in Israel has been a growing source of capital for Israeli corporations. In 2004, the amount of capital raised by the corporate sector through bond issues totaled $4.7 billion (including structured bonds) compared with $1.4 billion in 2003.

In January 2005, the Knesset approved a broad reform in the Government bonds market, which will be implemented during 2006. This reform is centered on the appointment of primary dealers in the Government bonds market. It is expected to increase the liquidity and transparency of the capital market, encourage the entry of international investors into the market, upgrade the trading and clearing systems, promote the corporate bonds market, and encourage the development of diverse derivative fixed income instruments.

In recent years, the role of institutional investors in the Israeli capital markets has increased significantly. The principal types of institutional investors are pension funds, provident funds, severance pay funds (special funds established to hold assets set aside by employers for the payment of severance obligations owed to their employees), advanced study funds, mutual funds and a variety of life insurance savings plans. As of December 31, 2004, assets held by pension funds totaled $34.4 billion, assets held by provident funds and severance pay funds totaled $33.8 billion, assets held by advanced study funds totaled $14.4 billion, assets of life insurance savings plans totaled $23.7 billion and assets of mutual funds totaled $23.4 billion.

GOLD RESERVES

The State has not maintained gold reserves since 1992.

                                 PUBLIC FINANCE

GENERAL

The public sector in Israel is defined by Israel's Central Bureau of Statistics as the central Government, the Bank of Israel and the National Institutions. The public sector does not include the local authorities or Government Companies. The Government's annual budget covers the expenditures and revenues of the Government only, and does not include the accounts of the National Insurance Institute ("NII"), the National Institutions, the Bank of Israel, or surpluses and deficits of Government authorities, such as the Postal Authority, the Airports Authority and the Ports Authority.

THE BUDGET PROCESS AND DEFICIT REDUCTION

The Government's fiscal year ends December 31. The Government's annual budget process generally begins in June when the Budget Department of the Ministry of Finance coordinates budget discussions with the various Government ministries. During September and October, the details of the budget are finalized within the Government. No later than 60 days before the end of the fiscal year, a budget bill, together with supporting information, is required to be submitted to the Knesset for its approval. At the time the Government submits the annual budget to the Knesset, it is required by law to submit a three-year projected budget, which is non-binding and does not require Knesset approval. No later than the end of the year, after discussions with respect to the proposed annual budget before the Finance Committee of the Knesset by the relevant Government Ministers and officials, the annual budget law is required to be approved by the Knesset.

In response to persistent budget deficits, the Knesset passed the Deficit Reduction Law in 1992. This law required that the targeted domestic budget deficit (excluding credit granted by the Government), as a percentage of GDP, decrease each year during the period between 1993 and 1997, as compared to the targeted domestic budget deficit (excluding credit granted by the Government) for the preceding year. The amount of the year-to-year decrease was not specified. However, in 1996, the Government submitted a new Deficit Reduction Law, which was approved by the Knesset in January 1997. This new law contained specific targets for the total deficit for each year until 2001, rather than targets for the domestic deficit only, as under the previous law. In recent years, the Government submitted amendments to the Deficit Reduction Law, which were approved by the Knesset, with new specific deficit targets. According to the most recent amendment approved by the Knesset, the total budget deficit, as a percentage of GDP, is targeted not to exceed 4% in 2004 and 3% in each of the years between 2005 through 2010.

In addition to the Deficit Reduction Law, in 2003 the Knesset approved a new law, the Sum of the Government Expenditures Law, which placed restrictions on Government expenditures. Under the new law, the sum of Government expenditures (excluding expenditures on hospitals) in each year between 2005 through 2010 shall not increase by more than 1% indexed to the CPI as published by the Central Bureau of Statistics compared to Government expenditures in the prior year. Adjusting expenditures upwards is subject to preserving the annual deficit goal.

Unless the Knesset approves an increase in budgeted expenditures, no ministry in the Government may spend any amount in excess of its budget. However, budgeted amounts that are not spent by the Government in any given year may, upon notice to the Finance Committee of the Knesset, be spent in the following year. The deficit target established pursuant to the Deficit Reduction Law refers to the budget as proposed by the Government, rather than actual expenditures and revenues. Therefore, no adjustment to Government expenditures is required by law if the actual deficit missed the targeted deficit because Government revenues or the actual GDP were different than anticipated. The Government finances its deficits through a combination of internal and external indebtedness and proceeds from privatization.

From 1992 through 1996, the domestic deficit, excluding net allocation of credit, was 4.9%, 2.4%, 2.0%, 3.2% and 4.7% of GDP, respectively, in comparison with domestic deficit targets of 6.2%, 3.2%, 3.0%, 2.75% and 2.5%, respectively. In 1997, as stated, the Government decided to replace the domestic deficit target with a total deficit target. From 1997 through 2004, the total deficit, excluding net allocation of credit, as a percentage of GDP, was 2.8%, 2.4%, 2.5%, 0.7%, 4.5%, 3.8%, 5.6% and 3.9%, respectively. The Government met its budget deficit target for 2004. The deficit target was achieved despite additional tax reductions which were in turn based on the increase in the tax revenues and the higher than projected GDP growth rate.

In order to reduce the budget deficit for 2003 and following years, a comprehensive economic plan was approved in mid-2003. The first stage of the Israeli Economy Recovery Plan of 2003 was initiated in order to stabilize the economy, reverse the economic slowdown in the short term, and create conditions that would enable the economy to return to a sustainable growth trajectory. Among the measures that were taken were a significant reduction in Government expenses, comprehensive structural changes in the public sector, lowering of income tax and the resumption of the privatization process. Additionally, comprehensive reforms were implemented in order to reduce social welfare allowances, replace foreign workers with Israelis, and solve the growing actuary deficits of the pension funds.

The 2004 budget represented the second stage in the Economic Recovery Plan, in effect a transition from the first step of halting the weakening of the economy to the next step of promoting sustainable growth in the Israeli economy. At that stage a multi-year policy was introduced, aimed at improving the standard of living across socioeconomic classes. Among measures that were taken were the reduction of Government expenditures as a percentage of GDP, reduction of debt as a percentage of GDP, reduction of taxes and comprehensive structural changes. All of these were major factors that contributed to strong growth in 2004, along with the acceleration in global economic activity. In 2004, the economy was characterized by rapid growth, including a sharp rise in exports and a concurrent increase in the business-sector product.

The 2005 budget represents the third step of the Economic Recovery Plan and is focused on the essential features necessary to maintain the current growth rate. Economic policy as reflected in the 2005 budget includes measures to continue implementation of comprehensive reforms, such as limiting the increase in Government expenditures and further reducing the tax rates.

The original State budget for 2005 is NIS 264.5 billion, and the deficit target is 3.0% of GDP (excluding another 0.4% of GDP which will be used to finance the expenditures of the implementation of the Disengagement Plan). The main components of the 2005 budget are the

Government budget adjustments following the continuation of the tax reform, an increase in investment in infrastructure, a decrease in the public sector as percentage of GDP, the implementation of efficiency measures in the defense budget and the implementation of structural changes in various areas. The 2005 original State budget forecasts revenues and grants to Israel equal to NIS 210.8 billion and gross expenditures and lending by Israel equal to NIS 225.8 billion.

In 2004 and the first quarter of 2005, public consumption decreased by 1.9% and 7.2%, respectively. In order to accelerate growth, and in light of the income surplus, the Government decided to continue lowering income taxes in accordance with the tax reform program, to reduce the duty and purchase tax, and to reduce the value added tax ("V.A.T."). In April 2004, the Government approved a reduction in the income tax for low- and middle-income individuals. Despite optimistic economic indicators, the Government is maintaining its goal of reducing expenditures as a percentage of GDP.

The following tables set forth the Government deficit and its financing on a total and domestic basis. Domestic expenditures constitute all expenditures by the Government made in Israel. Domestic revenues constitute all taxes raised in Israel. The Government accounts for domestic expenditures and revenues as a method of measuring the influence of the Government on the domestic economy. Tables 27 and 28 present the gross budget figures, including revenue-dependent expenditures and contributions from the budget to the NII; Table 30 presents the budget net of these expenditures.

TABLE NO. 27
                      THE BUDGET DEFICIT AND ITS FINANCING
                     (IN THOUSANDS OF NIS AT CURRENT PRICES)

                                          ACTUAL            ACTUAL            ACTUAL          ORIGINAL          ORIGINAL
                                           2001              2002              2003          BUDGET 2004      BUDGET 2005(1)
                                      ---------------  ---------------   ---------------   ---------------   ---------------
REVENUES AND GRANTS
   Tax revenues................       NIS 147,467,885  NIS 148,931,068   NIS 145,284,611   NIS 151,751,100   NIS 163,231,000
   Non-tax revenues............            24,627,640       34,624,934        36,181,069        36,386,038        35,740,452
     Foreign grants............             9,755,289       15,011,043        10,595,353        11,984,588        11,873,175
                                      ---------------  ---------------   ---------------   ---------------   ---------------
     Total.....................           181,850,814      198,567,045       192,061,033       200,121,726       210,844,627
                                      ===============  ===============   ===============   ===============   ===============
GROSS EXPENDITURE AND LENDING
   Current and capital
     expenditures..............            92,663,660      104,677,350       105,143,628        96,865,952        99,050,103
   Transfer payments and
     subsidies.................            72,861,652       74,315,985        72,629,081        70,731,209        74,821,628
   Interest payments and
     commissions(2)............            27,949,995       27,716,906        32,479,416        35,672,396        36,507,300
   Loans.......................             3,636,029        3,244,004         3,964,325         6,022,496         3,907,468
   Other expenditures..........             5,239,796        5,518,766         4,252,667        11,825,509        11,510,501
                                      ---------------  ---------------   ---------------   ---------------   ---------------
     Total.....................           202,351,132      215,473,011       218,469,117       221,117,562       225,797,000
                                      ===============  ===============   ===============   ===============   ===============
SURPLUS (DEFICIT)..............           (20,500,318)     (16,905,966)      (26,408,084)      (20,995,836)      (14,952,373)
                                      ===============  ===============   ===============   ===============   ===============
FINANCING
   Foreign borrowings(3).......             5,949,815        8,150,584        19,905,983        22,500,000        15,000,000
   Foreign loan repayments.....             8,867,612       10,157,159        13,348,726        13,890,862        12,230,000
                                      ---------------  ---------------   ---------------   ---------------   ---------------
   Foreign financing (net).....            (2,917,797)      (2,006,575)        6,557,257         8,609,138         2,770,000
                                      ===============  ===============   ===============   ===============   ===============
   Domestic borrowings.........            52,716,553       57,604,816        58,106,937        40,499,664        47,092,973
   Domestic loan repayments....            35,954,213       33,178,272        35,750,619        30,712,966        38,840,600
                                      ---------------  ---------------   ---------------   ---------------   ---------------
   Domestic financing (net)....            16,762,340       24,426,544         8,252,373         9,786,698        22,356,318
                                      ===============  ===============   ===============   ===============   ===============
PROCEEDS FROM PRIVATIZATION....               171,869          429,914           281,303         4,500,000         4,000,000

CASH BALANCE OF THE GOVERNMENT
   (AT END OF PERIOD)(4)
   Deposits in NIS.............           (14,750,000)     (12,220,000)      (12,493,000)       (7,316,000)
   Deposits in foreign currency
     included in budget........             2,908,000        2,405,000         1,012,000         1,178,000
   Deposits in foreign currency
     not included in budget....            16,101,000       17,967,000        19,799,000        12,652,000
                                      ---------------  ---------------   ---------------   ---------------
     Total deposits in foreign
       currency................            19,009,000       20,372,000        20,811,000        13,830,000
                                      ===============  ===============   ===============   ===============
       Total...................             4,259,000        8,152,000         8,318,000         6,514,000
                                      ===============  ===============   ===============   ===============

---------------
(1) Excluding expenditures related to the implementation of the Disengagement Plan.

(2) Interest payments and commissions are net of amounts attributable to indexation of NIS-linked Government bonds and that portion of the interest payments on NIS loans attributable to inflation for the year of payment. These amounts are included in the capital expenditures portion of the budget as domestic loan repayments.

(3) Excludes proceeds borrowed under the U.S. loan guarantee program which are not used for budget financing.

(4)   Includes the accounts of NII.

Sources: Ministry of Finance, Bank of Israel.

TABLE NO. 28

                  THE DOMESTIC BUDGET DEFICIT AND ITS FINANCING
                     (IN THOUSANDS OF NIS AT CURRENT PRICES)

                                             ACTUAL             ACTUAL           ACTUAL        ORIGINAL BUDGET   ORIGINAL BUDGET
                                              2001               2002             2003               2004             2005(1)
                                         ---------------   ---------------   ---------------   ---------------   ---------------
REVENUES AND GRANTS ..................   NIS 170,018,810   NIS 177,347,026   NIS 171,427,241   NIS 181,497,522   NIS 193,678,401
GROSS EXPENDITURE AND LENDING
  Current and capital expenditures....        84,989,979        90,930,353        95,115,415        85,717,805        88,874,532
  Transfer payments and subsidies ....        70,788,547        71,162,789        70,619,306        68,813,045        72,816,385
  Interest payments (including
     credit subsidies) ...............        21,867,826        22,232,920        26,430,643        27,948,395        26,413,418
  Loans ..............................         3,636,029         3,244,004         3,964,325         6,022,496         3,907,468
  Other expenditures .................         5,239,796         5,518,766         4,252,667        11,825,509        11,510,501
                                             -----------       -----------       -----------       -----------       -----------
     Total ...........................       186,527,176       193,088,832       200,382,356       200,327,250       203,522,304
                                             ===========       ===========       ===========       ===========       ===========
DOMESTIC SURPLUS (DEFICIT) ...........       (16,508,366)      (15,741,806)      (28,955,115)      (18,829,728)       (9,843,903)
                                             ===========       ===========       ===========       ===========       ===========
FINANCING
Domestic borrowings ..................        52,716,553        57,604,816        58,106,937        40,499,664        47,092,973
Domestic loan repayments .............        35,954,213        33,178,272        35,750,619        30,712,966        38,840,600
                                             -----------       -----------       -----------       -----------       -----------
Domestic financing (net) .............        16,762,340        24,426,544        22,356,318         9,786,698         8,252,373
                                             ===========       ===========       ===========       ===========       ===========

--------------
(1) Excluding expenditures related to the implementation of the Disengagement Plan.

Source: Ministry of Finance.

TAXATION AND TAX REVENUES

In 2004, the Israeli total tax burden decreased to 38.4% of GDP, compared to 38.5% in 2003 and 40.1% in 2000.

Israel has a progressive personal income tax with a top rate of 49%, supplemented by a 15% health and social security tax (including the employer's contribution) and a 34% corporate tax rate, to be reduced gradually to 30% in 2007. Indirect taxes consist primarily of a 17% V.A.T. In addition, a high purchase tax is levied on cars, alcohol, fuel and cigarettes. All imports from the European Union and the United States are duty-free, whereas customs are applied on selected imports from other countries.

In recent years, further changes to the tax system were adopted to integrate Israel more firmly into the global economy. As part of this policy, customs duties on imports continued to decline. Decisions made under GATT in 1994, with respect to reducing duties on agricultural products, went into effect on January 1, 1996. Israel has signed free trade agreements with both the United States and the EU, as well as with the EFTA countries, Canada, Turkey, Mexico, Bulgaria and Romania, which lowered customs duties on imports from these countries.

On January 1, 1995, a double taxation treaty with the United States went into effect. This treaty governs the income taxation of residents of the United States or Israel, as the case may be, who conduct business or otherwise derive income in the other country subject to the treaty jurisdiction. Among other things, the treaty provides for reduced rates of withholding tax on certain nonbusiness income, such as dividends, interest, and royalties, that is sourced in Israel and derived by a resident of the United States. The treaty provides rules for the avoidance of double taxation through a foreign tax credit mechanism, and allows for the resolution of disputes arising under the treaty through a mutual agreement procedure involving the governing taxing authorities.

In January 2003, Israel implemented a comprehensive multiyear reform of the direct-tax system. In the first stage, direct taxes on labor were reduced while the tax burden on capital income and income from foreign sources was increased. In 2006, taxes on labor (income tax, health tax and social security tax) will be further reduced to a maximum of 49%.

TABLE NO. 29

                               GOVERNMENT TAXES(1)
                     (IN BILLIONS OF NIS AT CURRENT PRICES)

                                                                                                     ORIGINAL
                                              ACTUAL        ACTUAL        ACTUAL        ACTUAL        BUDGET
                                               2001          2002          2003          2004          2005
                                             --------      --------      --------      --------      --------
Income tax ..............................    NIS 73.5      NIS 69.0      NIS 64.8      NIS 67.7      NIS 72.3
Value added tax..........................        46.7          51.0          51.3          51.5          56.1
Other ...................................        25.9          27.1          27.6          32.3          33.5
                                             --------      --------      --------      --------      --------
     Total ..............................       146.1         147.1         143.7         151.5         161.9
                                             ========      ========      ========      ========      ========

-----------
(1) Not including social security contributions, local authorities taxes and VAT on defense imports.

Source: Ministry of Finance.

TABLE NO. 30

               GOVERNMENT OF ISRAEL STATEMENT OF NET EXPENDITURES
                        (EXCLUDING CAPITAL EXPENDITURES)
                     (IN MILLIONS OF NIS AT CURRENT PRICES)

                                                                                                       ORIGINAL
                                                ACTUAL        ACTUAL        ACTUAL       ORIGINAL       BUDGET
                                                 2001          2002          2003      BUDGET 2004     2005(1)
                                              ----------    ----------    ----------   -----------    ----------
GOVERNMENT EXPENDITURES
Government administration ...............     NIS 17,324    NIS 18,413    NIS 19,170   NIS 19,354     NIS 21,233
Local authorities .......................          4,364         4,338         3,583         2,411         3,441
Defense .................................         42,900        48,313        45,474        42,247        42,516
Social services .........................         74,485        76,639        75,563        77,455        78,128
Economic services .......................          9,185         8,349         8,211         6,827         6,963
Interest payments .......................         27,898        27,692        32,461        35,646        36,484
Credit subsidies ........................             44            25            18            27            23
Reserves ................................              -             -             -         5,090         5,084
                                                 -------       -------       -------       -------       -------
   Total expenditures (other than capital
     expenditures) ......................        176,200       183,769       184,480       189,057       193,872
                                                 =======       =======       =======       =======       =======
DEVELOPMENT AND CAPITAL ACCOUNT
   EXPENDITURES
   Development expenditures (including
     repayments of debt) ................         60,754        60,381        67,667        65,988        70,658
     Repayments of debt .................         50,051        49,048        55,165        51,024        57,636

--------------
(1) Excluding expenditures related to the implementation of the Disengagement Plan.

Source: Ministry of Finance.

GOVERNMENT BUDGET FOR 2005

The original State budget for 2005 is NIS 264.5 billion and the deficit target for 2005 is 3.0% of GDP. Government expenditures (excluding payment of principal) are NIS 225.8 billion. These expenditures (excluding principal and including Government hospitals) are 41.6% of the projected 2005 GDP.

The first stage of the Israeli Economy Recovery Plan of 2003 was initiated in order to stabilize the economy, reverse the economic slowdown in the short term and create conditions that would enable the economy to return to a sustainable growth trajectory. The 2004 budget represented the second stage in the Economic Recovery Plan, in effect a transition from the first step of halting the weakening of the economy to the next step of promoting sustainable growth in the Israeli economy. The 2005 budget represents the third step of the Economic Recovery Plan in its focus on the measures necessary to consolidate growth and improve the standard of living across socioeconomic classes. The 2005 budget has four overarching objectives: encouraging growth, strengthening economically disadvantaged populations, rendering public services more efficient for citizens and weakening publicly and privately held monopolies in order to protect consumers.

Budget Framework. The 2005 budget emphasizes reducing the Government deficit and expenditures relative to GDP as compared to 2004, decreasing taxes and reducing Government debt as a percentage of GDP in the medium term. The main components of the 2005 budget are the Government budget adjustment as required according to the total Deficit Reduction Law and the Sum of the Government Expenditures
Law, the continuation of the tax reform, an increase in investment in infrastructure, the shrinking of the public sector, the implementation of efficiency measures in the defense budget, lowered expenses due to improved efficiency and the implementation of structural changes in various areas.

Increased Infrastructure Investment. In the 2005 budget, approximately NIS 20.6 billion has been allocated to investments in infrastructure. This includes allocations for developing the railway network throughout the country and promoting the construction of access roads to the Cross-Israel Highway, representing the national investment in infrastructure. Over the next several years, this investment is expected to play a crucial role in accelerating economic activity and shortening distances between the central and peripheral areas of the country.

Reform in the Labor Market and Streamlining of Transfer Payments. Stimulating employment among unemployed people of working age is of paramount importance to the Government. The 2005 budget includes measures to stimulate employment that focus on two main areas: reducing the number of foreign workers employed in Israel in order to transfer jobs to Israeli citizens and encouraging populations dependent on Government assistance to join the labor market.

Tax Reform. The tax reform program was approved by the Knesset in June 2002 and took effect in January 2003. The tax reform program includes labor tax reductions, capital income taxation, the abolishment of certain tax exemptions, global taxation and incentives for investments in the high-tech sector. The measures approved as part of the tax reform are expected to facilitate the creation of a more equitable tax system, stimulate employment and economic growth and enhance Israel's further integration into the global economy. As of January 2006, the maximum overall tax rate (which includes income tax and national insurance contributions) on income from labor will be a maximum of 49%.

Implementation of the Disengagement Plan. On June 6, 2004, the Government of Israel approved the Disengagement Plan, stating Israel's intention to relocate all Israeli communities in the Gaza Strip and four towns in the northern West Bank, as well as all its military installations in those areas, by the end of 2005. In February 2005, the Knesset approved the Disengagement Implementation Law, which among other things, deals with the framework for expenditures under the plan. The Disengagement Implementation Law gives the Government flexibility to enlarge the total deficit by additional 0.4% of GDP in 2005 and to increase the expenditure target by an additional 1% in each of 2005 and 2006. The total cost of the plan is estimated at NIS 7 billion, which will be spent during 2005 through 2007. In the 2005 budget, a total of NIS 2.2 billion was allocated for this purpose.

LOCAL AUTHORITIES

Local authorities in Israel include 71 municipalities, 128 local councils, 54 regional councils and two industrial councils. The local authorities are obligated by law to provide a number of basic social services. Local authorities generally finance the provision of such services through local taxes (primarily taxes based on the use of property) and through transfer payments from the Government. In addition, under certain circumstances, local authorities may finance a portion of their activities through borrowing, while less financially sound local authorities may receive supplementary grants from the Ministry of the Interior. As of December 31, 2003, the total outstanding debt of the local authorities was approximately NIS 14.3 billion. Transfer payments from the Government are allocated among all local authorities based on fixed criteria and for specific purposes, such as social services or education. The Government currently retains authority to approve changes in the level of taxes imposed by local authorities. The aggregate deficit of all local authorities in 2003 was approximately NIS 7.2 billion. The Government transfers to the local authorities in 2003 totaled approximately NIS 11.9 billion. In February 2004, the Government decided to transfer an additional NIS 1.5 billion to the local authorities to assist in resolving their large deficit. This transfer is conditioned on the local authorities taking efficiency measures and having a balanced budget.

In March 2003, the Government decided to decrease the number of the local authorities over the next three years. In 2003, the first phase of the plan was implemented, when 22 local authorities were combined into 11.

SOCIAL SECURITY SYSTEM

National Insurance Law. Under Israel's National Insurance Law, the NII (an independent institution), provides a wide range of social security benefits, including old age pension benefits, unemployment insurance, long-term disability payments, workers' compensation benefits, maternity support benefits and child support payments. In 2004, total expenditures by the NII were NIS 42.9 billion as compared with NIS 45.0 billion in 2003. The NII funds its expenditures using the proceeds of social security taxes paid by employers and employees, transfer payments from the Government pursuant to the National Insurance Law and interest income on deposits representing surpluses from previous years. The NII also receives separate funds for non-contributory NII benefit payments, including payments to new immigrants and other payments not covered by social insurance programs. In 2004, the Government's transfer payments to the NII and the Government's share of the NII provision for non-contributory payments totaled NIS 12.4 billion and NIS 7.6 billion, respectively. The aggregate amount of Government transfer payments to the NII in the 2005 budget is NIS 21.3 billion, compared to an actual total Government transfer of NIS 20.2 billion in 2004.

Health Care. Israel has an advanced medical system, with four public health insurance organizations and a ratio of one doctor for approximately every 290 people. A health care tax, which varies based on gross salary and averages 4.3% of an individual's gross salary, funds a portion of health care benefits, with the remainder funded by the Government. In 1997, the Government enacted legislation in order to enhance efficiency in the health care market. The legislation expands the flexibility, authority and responsibilities of the health funds under the national health care law, and thereby gives them incentives to make their services more efficient. Additional changes relate to the reduction of systematic redundancies and introduction of bookkeeping arrangements among agencies in the system which will result in greater savings and efficiency. In 1998, due to long waiting periods for surgical operations, new health care corporations were established. These corporations operate the Government-owned hospitals beyond regular operating hours. Each hospital is given a share of the income from the fees that are paid by patients to the health care corporations in return for the use of the hospital's facilities.

In 2002, after approval of new regulations by the Knesset, the Government started to regulate the financial relations between the health care corporations and the hospitals. The Government developed an arrangement that would allow patients to choose any physician that works in a Government-owned hospital. In addition, in 2004 the Knesset decided to authorize the sale of non-prescription over-the-counter drugs in places other than pharmacies. This reform was implemented in May 2005.

In 2006, the Government intends to transfer responsibility for psychiatric and public health services to the health insurance organizations, to convert some of the Government-owned hospitals into non-profit self-managing organizations or corporations owned by one of the health insurance organizations, and to decrease hospitals' expenditures on medical malpractice insurance. In addition, the Government intends to examine the way in which it reimburses the health insurance organizations. These structural reforms are expected to make the Israeli health system more effective, to decrease the Ministry of Health's involvement in providing services and to increase its regulatory authority.

The 2005 Government health care budget is approximately NIS 22 billion. Health care expenditures (including expenditures by the public) will constitute 8.8% of Israel's GNP in 2005.

PENSION FUNDS

Pension funds, together with life insurance policies and provident funds, are the principal instruments in Israel for the accumulation of retirement savings and provision of retirement income. Most employees who participate in a pension fund do so pursuant to a collective agreement between the pension fund, the employer (or a representative organization for such employer) and the representative organization for such employee. These agreements require that the employer and the employee each make contributions to the pension fund. At retirement age (or at the time of another insurable event), the employee becomes entitled to receive pension payments.

There are generally two types of pension funds in Israel: an older defined benefits pension fund and a newer defined contribution pension fund. In March 1995, in response to large and rising actuarial deficits of Israel's pension funds, the Government adopted a new pension policy, including a comprehensive plan of recovery for existing pension funds. The primary elements of the recovery plan were: (i) the then-existing pension funds would be closed to new participants, but existing participants would continue to be covered under the existing plans for the life of such plans, subject to certain limitations on the future accumulation of benefits; (ii) the Minister of Finance was empowered by the Government to draft recovery plans for pension funds that are in actuarial deficit, according to the principles established by the Government; (iii) the Minister of Finance, at his discretion, was authorized to continue to issue special Government bonds to pension funds that are in actuarial deficit for an interim period; and (iv) new members enrolling in pension programs would join newer, actuarially balanced funds that would operate separately and independently from existing funds, while benefits payable by the new pension funds will be subject to automatic reductions, to the extent necessary, to eliminate any actuarial funding deficit of such new funds.

As of May 2003, the estimated actuarial deficits of the older pension funds were NIS 109 billion. In May 2003, as part of a general economic recovery plan, the Knesset approved a recovery plan for the older pension funds in order to solve the problems of the active members and pensioners of the pension funds with actuarial deficits and to ensure continued payments to pensioners and those who will reach retirement age. Under this plan, the Government will bear an obligation of approximately NIS 82.9 billion over the next 35 years. The funds will make up the remainder of the deficit by adjusting members' benefits. Steps taken to adjust members' benefits include Government-mandated uniform regulations for all funds, including a uniform method of calculating wages for the purpose of calculating pension benefits, increased employee and employer contribution rates, and an increase in the retirement age to limit the actuarial deficit and improve fund management. In addition, the Government ceased issuing certain types of designated Government bonds in which the older pension funds are heavily invested, and removed restrictions on both older and newer funds that required a high percentage of assets to be invested in designated Government bonds. A Government committee appointed new managers for the pension funds with actuarial deficits in June 2003. These new managers have replaced the existing managers, who had been appointed by the Histadrut, with a view to ensuring professional and responsible management of the funds. In January 2004, a Memorandum of Understanding between the Minister of Finance and the head of the Histadrut was signed, completing the pension reform process as a cooperative effort among the Government, the Histadrut and employers.

Public sector employees are presently participating in a "pay-as-you-go" plan mandated by the State Service (Benefits) Law. The actuarial liabilities of the Government with respect to pension benefits payable under this plan were approximately NIS 280.5 billion as of December 31, 2003. The Government signed an agreement with the Histadrut that provides that new Government employees will not participate in the existing unfunded Government pension plan, but will instead participate in the new funded pension plans (described above), to which the Government will make contributions on their behalf in the same manner as any other employer. This agreement prevents the participation of additional employees in the unfunded Government pension plan and is expected to reduce the actuarial Government liabilities in the long run. As an additional step, which reduces the actuarial liabilities of the Government, beginning in January 2004, all Government workers who are covered by unfunded Government pensions contribute 1% of their salary to the plan. In January 2005, the contribution was increased to 2% of salary.

                                  PUBLIC DEBT

GENERAL

Public sector debt ("public debt") in Israel consists of the internal and external debt of the public sector. Net public debt as of December 31, 2004 was NIS 471.1 billion (88.4% of GDP), of which NIS 18.5 billion was foreign debt, compared to net public debt of NIS 456.1 billion as of December 31, 2003. Following three years of increases, net public debt as a percentage of GDP declined over the last year, marking a return to the pre-2001 trend.

TABLE NO. 31

                               NET PUBLIC DEBT(1)
               (AT END-OF-YEAR CURRENT PRICES IN BILLIONS OF NIS)

                                                                             YEAR
                                               -----------------------------------------------------------------
                                                 2000          2001          2002          2003          2004
                                               ---------     ---------     ---------     ---------     ---------
Domestic.................................      NIS 346.1     NIS 368.1     NIS 411.0     NIS 440.4     NIS 452.6
External(2)..............................           16.0          16.3          16.2          15.7          18.5
                                               ---------     ---------     ---------     ---------     ---------
Total....................................          362.1         384.5         427.2         456.1         471.1
                                               =========     =========     =========     =========     =========

---------------
(1) The net public debt includes debt of local authorities, except the local authorities' debt to the Government.

(2) External debt, for this purpose, does not include nonresidents' holdings of NIS-denominated Government bonds issued in the domestic market and does include residents' holdings of USD-denominated Government bonds issued in the global market.

Source: Bank of Israel.

TABLE NO. 32

                         RATIO OF NET PUBLIC DEBT TO GDP
                    (PERCENTAGE OF GDP AT END-OF-YEAR PRICES)

                                                                             YEAR
                                                 ------------------------------------------------------------
                                                 2000           2001          2002          2003         2004
                                                 ----           ----          ----          ----         -----
Domestic.................................        72.4%          78.3%         81.7%         87.9%        84.9%
External(1)(2)...........................         3.3            3.5           3.2           3.1          3.5
                                                 ----           ----          ----          ----         ----
Total....................................        75.7           81.8          84.9          91.0         88.4
                                                 ====           ====          ====          ====         ====

--------------
(1) External public debt equals the Government's foreign liabilities less foreign reserves (change in foreign reserves less repayment of principal).

(2) External debt for this purpose does not include nonresidents' holdings of NIS-denominated Government bonds issued in the domestic market and does include residents' holdings of USD-denominated Government bonds issued in the global market.

Source: Bank of Israel.

DOMESTIC PUBLIC DEBT

Domestic net public debt is defined in the consolidated balance sheet of the Government and the Bank of Israel as the Government debt plus the debt of local authorities, less the liabilities of private sector debtors to the public sector. The net public debt includes debt of local authorities, except the local authorities' debt to the Government. In 2004, the domestic net public debt was NIS 452.6 billion, as compared with a domestic net public debt of NIS 440.4 billion in 2003.

The domestic public debt is comprised of transferable and non transferable debt, which is raised through issues of bonds denominated in NIS. Nontransferable debt is issued to financial institutional investors in Israel under set terms based on long-standing arrangements. In recent years, the size and share of nontransferable debt as a portion of the total domestic debt have decreased, mainly due to the reduction of designated bonds issuance to pension funds (see "Pension Funds").

In recent years, the Ministry of Finance took some major steps in order to increase the transferability and liquidity of its bonds. Between 1995 and 2004, the linked (i.e., linked to CPI or USD) component in the overall domestic transferable debt decreased from 91.2% to 44.9%. Correspondingly, the Ministry of Finance reduced the number of issued bond series and increased their average size. As a result, the number of traded bond series fell sharply, from 265 in 1992 to only 69 at the end of 2004.

TABLE NO. 33

                    ANNUAL DOMESTIC GOVERNMENT DEBT ISSUANCES
                       (GROSS PROCEEDS IN BILLIONS OF NIS)

                                                                              YEAR
                                                ----------------------------------------------------------------
                                                  2000          2001          2002          2003          2004
                                                --------      --------      --------      --------      --------
TOTAL ISSUANCES
   Tradable..............................       NIS 20.8      NIS 39.5      NIS 44.9      NIS 44.4      NIS 36.0
   Non-tradable..........................           10.6          13.0          12.4          13.2           3.8
                                                --------      --------      --------      --------      --------
   Total.................................           31.4          52.5          57.3          57.6          39.8
                                                ========      ========      ========      ========      ========
AVERAGE MATURITY (IN YEARS)
   Tradable..............................            8.0           9.1           8.7           8.0           8.8
   Non-tradable..........................           14.3          14.6          14.5          14.4          13.0
   All...................................           10.0          10.4           9.9           9.4           9.1
                                                ========      ========      ========      ========      ========

----------
Source: Bank of Israel.

EXTERNAL PUBLIC DEBT

Except as otherwise specified, and for the purpose of the statistical data contained herein, Israel's gross external debt is defined as all external liabilities to nonresidents required to be paid in both local and foreign currency by the public sector, the private sector and the banking system (not including mortgage banks, investment finance banks and financial institutions). Public sector includes the government, the Bank of Israel and the national institutions (i.e., The Jewish Agency) for this purpose.

On December 31, 2004, Israel had no external short-term floating rate indebtedness. The Government is the principal public sector borrower. In 2004, the public sector's share of Israel's gross external debt was 41.9%, a slight increase from the 41.5% level of 2003. The share of the Government's gross external debt of its total debt (external and internal) was 25.2% in 2004, compared to 25.1% in 2003, 25.9% in 2002 and 26.9% in 2001.

Total public sector external debt in 2004 was $30.9 billion, an increase of $1.3 billion from the 2003 level. Most of the increase in the public sector external debt is due to the issuance of $1.75 billion of notes under the U.S. loan guarantee program. Total assets of the public sector in 2004 were $27.7 billion, an increase from $27.3 billion in 2003. In 1999, the level of total assets of the public sector stabilized, after a period from 1995 to 1998 that was characterized by a sharp increase, primarily as a result of increased foreign investments and other capital inflows. Consequently, during the 1995 to 1998 period, net public sector external debt decreased by $10.6 billion.

The net external debt of the public sector, defined as the public sector external debt less foreign assets of the public sector, increased slightly in 2004. As a percentage of GDP, net public sector external debt as of December 31, 2004 was 2.6%. This level reflects a slight increase compared to the 2.0%, 2.1% and 2.1% levels at the end of 2003, 2002 and 2001, respectively. However the 2004 level was still a mild decrease compared to the 2.8% level at the end of 2000, and a sharp decrease from the peak of 55% in 1985. Furthermore, the average maturity of the net external debt has lengthened in recent years and the annual cost of servicing such debt has also declined in both absolute and relative terms.

As of December 31, 2004, approximately 90.5% of Israeli's public external debt is denominated in dollars, approximately 5.1% is denominated in euros and approximately 0.6% is denominated in GBP.

Israel's access to external funding has broadened increasingly over the past decade. From the mid-1980s to 1992, the major source of external net borrowings by the Government was State of Israel Bonds, with the remainder coming from foreign governments, international institutions and foreign banks. State of Israel Bonds are sold by the Government through the Development Corporation for Israel ("DCI"), Israel Bonds International ("IBI") and Canada-Israel Securities Limited ("CISL"). Sales of State of Israel Bonds have raised $25.3 billion since 1951. State of Israel Bonds are not freely transferable. The State of Israel Bonds have proven to be a reliable and important source of financing for the State, particularly under adverse circumstances, because many purchasers are individuals and institutions, including the worldwide Jewish community, that have an interest in Israel. Israel expects to continue to issue State of Israel Bonds in the future.

By 1991, the annual amount raised by the Government through the sale of State of Israel Bonds reached an average of $1.0 billion per year. The outstanding balance of State of Israel Bonds of $10.0 billion on December 31, 2004 represented approximately 32.3% of Israel's total public sector external debt.

From 1993 through 1998, the largest source of external borrowings by the Government was the U.S. loan guarantee program. This program was enacted in 1992 for the stated purpose of supporting "Israel's extraordinary humanitarian effort to resettle and absorb immigrants into Israel from the republics of the former Soviet Union, Ethiopia and other countries." The U.S. loan guarantee program provided for the guarantee of up to $10.0 billion in principal amount of loans to Israel during U.S. government fiscal years 1993 through 1998. Under the program, the United States guaranteed all payments of principal and interest on bonds issued by Israel.

During 1998, Israel completed its borrowings under the first U.S. loan guarantee program. Israel borrowed a total of $9.3 billion under this program, through the issuance of guaranteed notes having various terms, interest rates and maturity. At the end of 2004, approximately $2.9 billion of the proceeds from these loans remained in the Government's account with the Bank of Israel.

In April 2003, the United States approved a new loan guarantee program that provides for the guarantee of up to $9 billion in principal amount of loans to Israel during U.S. government fiscal years 2003 through 2005. Under the program, the United States issues guarantees with respect to all payments of principal and interest on bonds issued by Israel. The aim of the program is to support Israel's comprehensive economic program and to create conditions for higher and sustainable growth. The proceeds of the guaranteed loans may be used to refinance existing debt. The Government has made certain commitments with respect to its comprehensive economic plan in connection with the loan guarantee program. In 2005, the United States granted Israel's request to extend the program for two more years, so that the program will be available through 2008. Under the loan guarantee program, in September 2003 Israel issued $1.15 billion of 5.50% Guaranteed Notes due 2023 and $450 million of 5.50% Guaranteed Notes due 2033. In December 2003, Israel issued $750 million of 5.50% Guaranteed Notes due 2023. In April 2004, Israel issued $1 billion of 5.50% Guaranteed Notes due 2024. In November 2004, Israel issued $750 million of 5.125% Guaranteed Notes due 2024.

During 2004, Israel borrowed a total of approximately $3.6 billion abroad, and redeemed a principal amount of $2.7 billion. In 2004, Israel borrowed $1.75 billion face value under the U.S. loan guarantee program, and approximately $1.3 billion was borrowed through State of Israel Bonds. In June 2003, Israel issued $750 million of dollar-denominated 4.625% bonds due 2013. In February 2004, Israel issued $500 million of dollar-denominated 5.125% bonds due 2014.

At the end of 2004, 58% of the external public debt was transferable. This ratio reflects an increase from the 56% level at the end of 2003 and is mainly due to the issuances under the loan guarantee program. The average interest on loans taken during 2004 was 5.1%, similar to interest levels in 2003 and less than the 5.4% interest level of 2002. The total cost of borrowing is calculated by weighting the cost of raising debt through the various instruments. The cost is affected by Israel's credit risk rating and the interest rate environment in international capital markets.

During 2004, Israel issued bonds with an average of 14 years to maturity, compared to an average of 15 years to maturity in 2003, and an average of approximately 7 years to maturity in each of the years 2000, 2001 and 2002. The lengthening of the external debt position in the last two years is due to the issuances under the loan guarantee program.

CREDIT RATING

In January 2005, Standard & Poor's Rating Services upgraded its outlook on Israel's long-term foreign currency rating from Negative to Stable. At the same time, it also affirmed the long-term local currency rating at `A+', the long-term foreign currency rating at `A-' (`A minus'), and the short-term local and foreign currency rating at `A-1'.

In February 2005, Fitch Ratings upgraded its outlook on Israel's long-term local currency rating from Negative to Stable. It has also affirmed the long-term local currency rating at `A', the long-term foreign currency rating at `A-' (`A minus') Outlook Stable, and the short-term foreign currency rating at `F1'.

In February 2005, Moody's Investors Services affirmed the Long-term local and foreign currency rating at `A2', Outlook Stable, and the Short-term foreign currency rating at `P1'.

TABLE NO. 34

                     OUTSTANDING PUBLIC SECTOR EXTERNAL DEBT
                            (IN MILLIONS OF DOLLARS)

                                                                         BALANCE AT YEAR END
                                                      -------------------------------------------------------
                                                        2000        2001        2002        2003        2004
                                                      -------     -------     -------     -------     -------
PUBLIC SECTOR EXTERNAL DEBT
Foreign governments
    and international institutions.................   $ 3,122     $ 2,821     $ 2,698     $ 2,599     $ 2,422
Negotiable bonds guaranteed
    by the U.S. government(1) .....................    12,947      12,685      12,403      13,710      14,801
Negotiable bonds -- unguaranteed ..................     1,683       1,328       1,859       2,808       3,260
State of Israel bonds(2) ..........................     8,975       9,311       9,615       9,988       9,969
Foreign banks .....................................       457         590         591         465         426
                                                      -------     -------     -------     -------     -------
Total .............................................    27,183      26,735      27,166      29,570      30,877
                                                      =======     =======     =======     =======     =======
TOTAL PUBLIC SECTOR EXTERNAL ASSETS................    23,958      24,506      24,995      27,280      27,742
                                                      =======     =======     =======     =======     =======
NET PUBLIC SECTOR EXTERNAL DEBT ...................     3,225       2,229       2,171       2,290       3,135
                                                      =======     =======     =======     =======     =======

----------------
(1)   Includes interest accrued on zero coupon bonds.

(2)   Includes interest accrued on savings and zero coupon bonds.

Sources: Ministry of Finance, Bank of Israel.

Israel's major sources of external financing have been low-cost, long-term debt from other sovereigns or backed by guarantees of other sovereigns and State of Israel Bonds. Consequently, the majority of Israel's outstanding public sector external debt was issued at favorable interest rates with a maturity of 10 years and more.

TABLE NO. 35

    FORWARD AMORTIZATION OF PUBLIC SECTOR EXTERNAL DEBT - PRINCIPAL PAYMENTS
                          (BY CURRENCY IN MILLIONS)(1)

                                  OUTSTANDING
                                    AMOUNTS
                                     AS OF
                                    DECEMBER                                                                           2010 AND
                                    31, 2004        2005          2006          2007          2008          2009      THEREAFTER
                                   ---------     ---------     ---------     ---------     ---------     ---------    ----------
U.S. government (USD) ........     $ 1,407.5     $   198.6     $   200.0     $   147.7     $   124.8     $    87.1     $   649.2
Other foreign governments and
  international institutions
  (EUR) ......................         748.3          46.9          38.9          36.1          31.5          28.0         567.1
Negotiable bonds guaranteed by
  the U.S. government (USD)(2)      14,808.9         638.8         531.1         601.3         701.7         682.9      11,653.1
Negotiable bonds unguaranteed
       of which in USD .......       1,622.5         177.8           0.0           0.0           0.0           0.0       1,447.7
       of which in EUR .......         556.3           0.0         278.2           0.0           0.0         278.2           0.0
       of which in JPY .......      28,889.2           0.0           0.0      13,798.9           0.0           0.0      15,090.4
       of which in GBP .......          65.8           0.0           0.0           0.0           0.0           0.0          65.8
       of which in NIS .......       1,563.8           0.0           0.0           0.0           0.0           0.0       1,563.8
State of Israel bonds(3)
       of which in USD .......       9,652.0       1,092.0       1,315.0       1,327.0       1,073.0       1,143.0       3,702.0
       of which in CAD .......         451.1          63.7          54.1          71.0          72.2          66.2         123.9
       of which in GBP .......           2.1           0.5           0.5           0.0           0.0           1.0           0.0
Foreign banks
       of which in USD .......         377.0          15.0         231.0           7.0           5.0           6.0         113.0
       of which in EUR .......           5.9           2.2           1.5           0.7           0.0           0.0           1.5
       of which in JPY .......         614.7         204.9         204.9         204.9           0.0           0.0           0.0
       of which in CHF .......          38.7           3.4           3.4           3.4           3.4           3.4          21.6

------------
(1)   Repayments are for originally long-term (over a year) loans.

(2)   Includes interest accrued on zero coupon bonds.

(3)   Includes interest accrued on savings and zero coupon bonds.

Sources: Bank of Israel and Ministry of Finance calculations.

TABLE NO. 36

     FORWARD AMORTIZATION OF PUBLIC SECTOR EXTERNAL DEBT - INTEREST PAYMENTS
                          (BY CURRENCY IN MILLIONS)(1)

                                  OUTSTANDING
                                    AMOUNTS
                                     AS OF
                                    DECEMBER                                                                           2010 AND
                                    31, 2004        2005          2006          2007          2008          2009      THEREAFTER
                                  -----------    ---------     ---------     ---------     ---------     ---------    ----------
U.S. government (USD) ........         377.0          78.0          64.0          50.0          41.0          34.0         110.0
Other foreign governments and
  international institutions
  (EUR) ......................          98.8          12.2          10.8          10.2           8.7           8.0          48.9
Negotiable bonds guaranteed by
  the U.S. government (USD)(2)      12,984.2         639.9         659.6         726.9         795.2         785.9       9,376.7
Negotiable bonds unguaranteed
       of which in USD .......       1,141.0         125.0         115.0         115.0         115.0         115.0         556.0
       of which in EUR .......         156.4          42.8          42.8          23.6          23.6          23.6           0.0
       of which in JPY .......      20,797.4       1,331.9       1,331.9       1,331.9         717.2         717.2      15,367.5
       of which in GBP .......         206.4           6.8           6.8           6.8           6.8           6.8         172.5
       of which in NIS .......         211.1          30.2          30.2          30.2          30.2          30.2          60.3
State of Israel bonds(3)
       of which in USD .......       2,503.0         444.0         449.0         360.0         237.0         426.0         587.0
       of which in CAD .......         137.1          15.6          12.0           6.0           6.0           2.4          95.0
       of which in GBP .......           0.3           0.1           0.1           0.1           0.1           0.0           0.0
Foreign banks
       of which in USD .......          81.0           6.0           6.0           1.0           1.0           1.0          66.0
       of which in EUR .......           0.9           0.3           0.2           0.1           0.0           0.0           0.1
       of which in JPY .......          89.6          25.6          29.3          34.2           0.0           0.0           0.0
       of which in CHF .......           5.6           0.4           0.5           0.6           1.1           1.1           2.1

------------------
(1)   Repayments are for originally long-term (over a year) loans.

(2)   Includes interest accrued on zero coupon bonds.

(3)   Includes interest accrued on savings and zero coupon bonds.

Sources: Bank of Israel and Ministry of Finance calculations.

GOVERNMENT GUARANTEES

In certain cases, the State may issue financial guarantees of third-party obligations if the Government determines that the issuance of such guarantees is in the best interest of the State. These guarantees are generally made on a secured basis and require the payment of a fee to the State. Each guarantee or guarantee program must be specifically approved in advance by the Finance Committee of the Knesset, and the aggregate obligations under such guarantees (not including guarantees set forth under category (iii) below) issued during each budget year may not exceed 10% of the total budget expenditures of the same year. Government guarantees fall into three general categories: (i) guarantees to support economic activities, including encouragement of capital investment;
(ii) special guarantees to support Government-controlled entities, particularly those in the defense sector, or to support other enterprises or activities on a case-by-case basis; and (iii) guarantees given to support foreign trade made through Israel Foreign Trade Risks Insurance Company ("IFTRIC"), a Government-controlled company that provides export guarantees, guarantees against foreign political risks on a transaction-by-transaction basis and direct guarantees for certain large individual transactions, particularly those involving military equipment. These guarantees, fees and other receipts associated with them are included in the national accounts but, other than some of the guarantees listed in clause (i) and (ii), are not part of the Government's annual budget.

In response to changes in the market for foreign trade risks insurance, on October 25, 2004, the finance committee of the Knesset approved a new guarantee for the IFTRIC. Under the new guarantee, Israel will guarantee up to $700 million provided that the IFTRIC's maximum exposure will not exceed $700 million. As of December 31, 2004, IFTRIC's net exposure was $437.8 million.

As of December 31, 2004, approximately $2.8 billion in Government guarantees were outstanding.

The following table sets forth the outstanding Government guarantees of third-party indebtedness by category.

TABLE NO. 37

                        GOVERNMENT GUARANTEES BY CATEGORY
                            (AS OF DECEMBER 31, 2004)
                              (IN THOUSANDS OF NIS)

                         SUPPORT OF ECONOMIC ACTIVITIES

         GUARANTEE PROGRAMS

         IEC Corporation.........                                             NIS 7,358,574.9

         Hotel Funds.............                                                   130,529.8
         Small Business Funds(1).                                                     9,589.5
         Capital Investment Law..                                                    17,803.9
         Development Bank Loans..                                                    24,040.1
         Subtotal................                                                 7,540,538.2
                                                                              ---------------

         CASE-BY-CASE GUARANTEES

         Absorption and
         Construction............                                                    22,000.0
         Education and Health....                                                         0.0

         Other Industries........                                                     8,202.8
            Subtotal.............                                                    30,202.8
                                                                              ---------------
              Total..............                                                 7,570,741.0
                                                                              ===============


                                                      GUARANTEES OF INDEBTEDNESS

         STATE-OWNED ENTERPRISES

         Israel Aircraft
         Industries..............                                               NIS 781,292.3
         Israel Military
         Industries..............                                                   497,387.5

           Subtotal..............                                                 1,278,679.8
                                                                                -------------

         CASE-BY-CASE GUARANTEES

           Miscellaneous.........                                                       177.0

           Subtotal..............                                                       177.0
                                                                                -------------
              Total..............                                                 1,278,856.8
                                                                                =============


                                                  GUARANTEES FOR INTERNATIONAL TRADE

         IFTRIC

         Foreign Trade
         Insurance...............                                             NIS 2,252,469.5

           Subtotal..............                                                 2,252,469.5
                                                                              ---------------

         CASE-BY-CASE GUARANTEES

         IEC Corporation.........                                                   539,928.4
         El Al Israel Airlines                                                      334,224.4
         Inbal Insurance
         Company Ltd.............                                                         0.0
           Subtotal..............                                                   874,152.8
                                                                              ---------------
              Total..............                                                 3,126,622.3
                                                                              ===============

-----------------
(1) Before 2001, the figures did not include realized guarantees. From 2001 and onwards, figures include both realized and unrealized guarantees.

Source: Ministry of Finance.

                                   DEBT RECORD

Israel has never defaulted in the payment of principal or interest on any of its internal or external indebtedness.

                      TABLES AND SUPPLEMENTARY INFORMATION
               EXTERNAL DIRECT DEBT OF THE GOVERNMENT OF ISRAEL(1)

                                                             OUTSTANDING AMOUNT
                                                           ON DECEMBER 31, 2004
INTEREST RATE (%)  ISSUE DATE  YEAR OF MATURITY  CURRENCY      (IN MILLIONS)
-----------------  ----------  ----------------  --------  ---------------------
            LOANS FROM THE GOVERNMENT OF THE UNITED STATES OF AMERICA
     3.000%           1976           2016          USD             113.2
     8.204            1976           2006          USD              19.5
     7.676            1976           2006          USD              53.7
     3.000            1977           2017          USD             144.8
     7.869            1977           2006          USD               9.8
     7.916            1977           2007          USD              60.9
     3.000            1978           2018          USD             252.5
     8.606            1978           2008          USD              85.4
     9.228            1978           2008          USD              97.6
     3.000            1979           2009          USD              21.4
     3.000            1983           2019          USD             157.0
     7.753            1984           2014          USD              30.7
     8.359            1986           2011          USD              68.3
     8.689            1986           2014          USD             292.7

                          U.S. LOAN GUARANTEE PROGRAM

   Zero Coupon        1993        2003 - 2023      USD             390.2(2)
   Zero Coupon        1993        2004 - 2023      USD             395.1(2)
      6.600           1994        2005 - 2008      USD             227.5
      6.800           1994           2012          USD             333.0
   Zero Coupon        1994        2012 - 2024      USD             196.8(2)
   Zero Coupon        1994        2005 - 2024      USD             252.0(2)
   Zero Coupon        1994        2005 - 2024      USD             308.1(2)
   Zero Coupon        1995        2006 - 2025      USD             252.5(2)
      5.89            1996           2005          USD             150.0
   Zero Coupon        1996        2006 - 2025      USD             415.4(2)
   Zero Coupon        1996        2007 - 2026      USD             471.9(2)
   Zero Coupon        1997        2002 - 2026      USD             378.2(2)
   Zero Coupon        1997        2002 - 2027      USD             256.8(2)
   Zero Coupon        1998        2002 - 2027      USD             799.5(2)
      5.5             2003           2023          USD           1,150.0
      5.5             2003           2033          USD             450.0
      5.5             2003           2023          USD             750.0
      5.5             2004           2024          USD           1,000.0
      5.125           2004           2024          USD             750.0

                         HOUSING LOANS GUARANTEED BY AID

      8.723           1991           2021          USD             369.2

------------------
(1) External direct debt of the Government is defined by the Ministry of Finance for purposes of this table to include all indebtedness of the Government denominated in foreign currency, including all such indebtedness owed to domestic banks. This definition differs from the definition of external debt used by the Bank of Israel.

(2)   Proceeds realized, not face amount.

Source: Ministry of Finance.

                                                            OUTSTANDING AMOUNT
                                                           ON DECEMBER 31, 2004
INTEREST RATE (%)  ISSUE DATE  YEAR OF MATURITY  CURRENCY      (IN MILLIONS)
-----------------  ----------  ----------------  --------  ---------------------
                      LOANS FROM THE GOVERNMENT OF GERMANY
        2.000         1974           2005          EUR               0.1
        2.000         1975           2005          EUR               3.2
        2.000         1975           2006          EUR               0.4
        2.000         1976           2005          EUR               0.2
        4.500         1985           2005          EUR               4.3
        4.500         1986           2006          EUR              10.3
        4.500         1987           2007          EUR              17.9
        4.500         1988           2008          EUR              14.3
        2.000         1989           2019          EUR              53.1
        2.000         1991           2020          EUR              57.3
        2.000         1991           2021          EUR              60.8
        2.000         1992           2022          EUR              64.4
        2.000         1993           2023          EUR              87.4
        2.000         1994           2024          EUR              51.1
        2.000         1995           2025          EUR              71.6
        2.000         1996           2026          EUR              46.0
        2.000         1998           2027          EUR              25.6
        2.000         2000           2030          EUR               4.6
        2.000         2001           2030          EUR              10.4
        2.000         2003           2030          EUR               1.2
        2.000         2004           2030          EUR               2.0

----------------
Source: Ministry of Finance.

                    LOANS FROM FOREIGN MILITARY SALES TRUSTS

        9.7450        1988           2013          USD             862.1
        9.7410        1988           2013          USD             678.8
        8.9549        1989           2011          USD             214.6

-----------------
Source: Ministry of Finance.

LOANS FROM VARIOUS FINANCIAL INSTITUTIONS IN THE UNITED STATES GUARANTEED BY AID

LIBOR + 0.375         1990           2009          USD              11.2
LIBOR + 0.375         1990           2010          USD              14.3
LIBOR + 0.375         1994           2005          USD               2.5
LIBOR + 0.375         1994           2007          USD               6.8

--------------
Source: Ministry of Finance.

                                                            OUTSTANDING AMOUNT
                                                            ON DECEMBER 31, 2004
INTEREST RATE (%)  ISSUE DATE  YEAR OF MATURITY  CURRENCY       (IN MILLIONS)
------------- ---  ----------  ----------------  --------   --------------------

                    LOANS FROM ISRAELI AND NON-ISRAELI BANKS

           4.00       1989           2004          USD               0.5
EUROIBOR + 4.15       1997           2015          CHF              29.7
           1.15       1997           2015          CHF              11.3
           1.81       1997           2007          JPY             572.3
           4.69       1998           2015          EUR               2.0
           1.69       1998           2015          EUR               0.7
   LIBOR + 0.45       2001           2006          USD             225.0

---------------
Source: Ministry of Finance.

                      INTERNATIONAL CAPITAL MARKETS ISSUES

           6.375      1995           2005          USD             250.0
           3.000      1997           2007          JPY          20,000.0
           7.25       1998           2028          USD             250.0
           6.875      1999           2034          GBP             100.0
           4.75       1999           2006          EUR             400.0
           7.75       2000           2010          USD             500.0
           3.5        2001           2031          JPY          20,000.0
           5.875      2002           2009          EUR             400.0
           6.45       2002           2012          USD              75.0
           4.625      2003           2013          USD             750.0
           5.125      2004           2014          USD             500.0

---------------
Source: Ministry of Finance.

                              STATE OF ISRAEL NOTES
             (ISSUED THROUGH THE DEVELOPMENT CORPORATION FOR ISRAEL)

                                                                                                  OUTSTANDING
                                                                                                   AMOUNT ON
                                                                                                  DECEMBER 31,
                      INTEREST                                                                        2004
     ISSUES          RATE (%)(1)           ISSUE DATE                MATURITY          CURRENCY  (IN MILLIONS)
---------------  ------------------  ----------------------  ------------------------  --------  -------------
Average Prime
Issues(2)          AP - 1.75%        Dec. 1996 - Dec. 1999   Dec. 2003 - Dec. 2006(6)    USD         210.2

Libor Issues(3)  Libor + 0.4%        Dec. 1996 - Dec. 2001   Dec. 2003 - Dec. 2008(6)    USD         217.0
                 Libor + 0.4%        Dec. 2001 - Dec. 2004   Dec. 2008 - Dec. 2011       USD         121.2

Libor Issues(4)  Libor + 0.6%        Oct. 1999 - Dec. 1999   Oct. 2004 - Dec. 2004(7)    USD           7.8
                 Libor + 0.6%-0.75%  Dec. 1999 - Jan. 2001   Dec. 2004 - Jan. 2006(6)    USD         175.8

                 Libor + 0.6%        Jan. 2001 - Aug. 2003   Jan. 2006 - Aug. 2008(6)    USD         298.4
                 Libor + 0.6%        Aug. 2003 - Dec. 2004   Aug. 2008 - Dec. 2009       USD         174.9

Issues(5)        Base Rate           1998 - 2004             2005 - 2011                 GBP           2.5

-----------------
(1)   All notes pay interest semiannually on June 30 and December 31.

(2) The average prime rate is determined according to the average prime rates of Citibank N.A. and Bank of America Corp.

(3) The Libor Rate is determined according to Telerate, page 3750 for a six-month period rounded upwards to the next 1/16%.

(4) The Libor Rate is determined according to Telerate, page 3750 for a three-month period rounded upwards to the next 1/16%.

(5) The base rate is determined according to the base rate of Barclays PLC, Midland Bank PLC, National Westminster PLC and Lloyds Bank PLC.

(6)   Put option commencing five years from the issue date.

(7) Issues that previously matured for which there are outstanding amounts because holders have not requested these amounts.

Source: Ministry of Finance.

                              STATE OF ISRAEL BONDS
             (ISSUED THROUGH THE DEVELOPMENT CORPORATION FOR ISRAEL)

                                                                                                                    OUTSTANDING
                                                                                                                     AMOUNT ON
                                                                                                                    DECEMBER 31,
                                         INTEREST                                                                       2004
              ISSUES                      RATE(%)           ISSUE DATE                  MATURITY        CURRENCY  (IN MILLIONS)(1)
-------------------------------------  ------------  ----------------------  -------------------------  --------  ----------------
Development Issue
7th     - CIB                          4.0           Feb. 1988 - Jan. 1997   Feb. 2003 - Jan. 2012         USD         236.5
        - Int'l savings                4.0           Sep. 1996 - Dec. 1999   Sep. 2011 - Dec. 2014         USD          50.1
        - Amended CIB                  4.0           Oct. 1996 - Dec. 2004   Oct. 2011 - Dec. 2019         USD          75.6
          - Amended Registered         4.0           Jul. 1996 - Dec. 2004   Jul. 2011 - Dec. 2019         USD          72.6
Savings
          - Amended Int'l savings      4.0           Sep. 1996 - Dec. 2004   Sep. 2011 - Dec. 2019         USD          31.6
5th Dev.  Inv.- Coupon                 5.5           Feb. 1977 - Feb. 1987   Feb. 1997 - Feb. 2006         USD           2.4
           - CIB                       5.5           Jan. 1983 - Jan. 1987   Jan. 2003 - Feb. 2007         USD           2.7

Variable Rate Issue (VRI)
5th                                    (2)           Mar. 1987 - Jun. 1990   Mar. 1999 - Jun. 2002(10)     USD           5.6

6th                                    (2)           May 1990 - Nov. 1991    Mar. 2002(10)                 USD           0.9

7th                                    (2)           Nov. 1991 - Apr. 1992   Sep. 2003(10)                 USD           5.0

8th                                    (2)           Apr. 1992 - Aug. 1992   Mar. 2004                     USD           4.1
9th                                    (2)           Jun. 1992 - Oct. 1992   Jun. 2004                     USD             0

Individual Variable Rate Issue (IVRI)
3rd                                    (3 )          Feb. 1987 - Dec. 1990   Feb. 1999 - Dec. 2002(10)     USD           1.3

4th                                    (3 )          Oct. 1990 - May 1994    Oct. 2002 - May 2006          USD          56.0
5th                                    (3 )          May 1994 - Apr. 1996    May 2006 - Apr. 2009          USD          69.5
6th                                    (3 )          May 1997 - Jan. 1999    May 2009 - Jan. 2011          USD          72.1

Chai Issue
1st                                    5.8           Apr. 1999 - Feb. 2002   Apr. 2004 - Feb. 2007         USD          10.8
2nd                                    5.8           Mar. 2002 - Oct. 2002   Mar. 2007 - Oct. 2007         USD          29.7
3rd                                    3.9-4.5       Nov. 2002 - Jan. 2005   Nov. 2007 - Jan. 2010         USD          16.1

Mazal Tov                              3.7-4.25      Mar. 2004 - Jan. 2005   Mar. 2009 - Jan. 2010         USD           8.1

Canadian Issues
Variable Rate                          (4)           Sep. 1991 - Dec. 1993   Sep. 2003 - Dec. 2005         USD          13.6
Floating Rate                          (5)           Mar. 1994 - Dec. 1994   Mar. 2006 - Dec. 2006         USD           1.9
2nd Floating Rate                      (5)           Jan. 1995 - Jan. 2005   Jan. 2007 - Jan. 2017         USD          18.7
EDI                                    5.25 - 7.2    Jan. 1998 - Oct. 2001   Jan. 2003 - Oct. 2006         USD          40.3
2nd EDI                                5.0-5.7       Oct. 2001 - Jan. 2005   Oct. 2006 - Jan. 2010         USD         141.5
Chai                                   5.8           Apr. 1999 - Apr. 2003   Apr. 2004 - Apr. 2008         USD           8.3
2nd Chai                               3.9-4.5       Apr. 2003 - Jan. 2005   Apr. 2008 - Jan. 2010         USD           6.7
Zero Coupon                            6.15-7.45     Oct. 2000 - Jan. 2005   Oct. 2010 - Jan. 2015         USD          71.2
2nd  Zero Coupon                       5.55-5.60     Nov. 2004 - Jan. 2005   Nov. 2014 - Jan. 2015         USD           3.2

Economic Development Issue (EDI)
4th                                    7.2 - 8.4     Jun. 1994 - Mar. 1995   May  2004                     USD          18.0
5th                                    6.0 - 7.7     Mar. 1995 - Oct. 1996   Apr. 2005                     USD         378.0
6th                                    7.0           Sep. 1996 - Jun. 1996   Sep. 2006                     USD         375.7
7th                                    6.75 - 7.5    May  1997 - Dec. 1997   May  2007                     USD         384.3
8th                                    6.1 - 6.75    Oct. 1997 - Apr. 1998   Aug. 2007                     USD         202.5

                                                                                                                    OUTSTANDING
                                                                                                                     AMOUNT ON
                                                                                                                    DECEMBER 31,
                                         INTEREST                                                                       2004
              ISSUES                      RATE(%)           ISSUE DATE                  MATURITY        CURRENCY  (IN MILLIONS)(1)
-------------------------------------  ------------  ----------------------  -------------------------  --------  ----------------
Zero Coupon Issues

4th                                    6.5 - 8.1     Feb. 1995 - Apr. 1996   Feb. 2005 - Apr. 2007         USD         190.3
5th                                    5.65 - 7.9    Jan. 1997 - Feb. 2000   Jan. 2007 - Feb. 2010         USD         186.7
6th                                    6.65 - 8.0    Feb. 2000 - Dec. 2001   Feb. 2010 - Dec. 2011         USD          94.4
7th                                    6.65 - 7.15   Mar. 2001 - Feb. 2002   Mar. 2011 - Feb. 2012         USD         102.2
8th                                    5.90 - 7.00   Feb. 2002 - Jan. 2005   Feb. 2012 - Jan. 2015         USD         739.3

Floating Rate Issue(FRI)

1st                                    (6)           Jan. 1993 - May  1996   Matured(10)                   USD           1.6
1st Amended                            (6)           Feb. 1996 - May  1996   Matured(10)                   USD           0.6
2nd                                    (7)           May  1996 - May  1998   Mar. 2006                     USD          68.2
3rd                                    (7)           Feb. 1998 - Aug. 1998   Jan. 2008                     USD          60.0
4th                                    (8)           Aug. 1998 - May  1999   Aug. 2008 - May  2009         USD         143.7
4th additional                         (8)           Mar. 1999 - Dec. 2002   Mar. 2009 - Dec. 2012         USD          51.6

Certificates

$250                                   0.0           July 1983 - Jan. 1995   July 1988 - Jan. 2000(10)     USD           9.3

$100                                   0.0           Jan. 1995 - Jun. 1999   Jan. 2000 - Jun. 2004(10)     USD           4.2

Jubilee

5 Years                                4.75-7.45     Mar. 1998 - Jun. 2001   Apr. 2003 - Jun. 2006         USD         332.9
2nd 5 Years                            5.25-6.0      Jun. 2001 - Jan. 2002   Jun. 2006 - Jan. 2007         USD         290.0
3rd 5 Years                            3.50 -5.60    Mar. 2002 - Jan. 2005   Mar. 2007 - Jan. 2010         USD       1,466.1
10 Years                               5.50-7.70     Mar. 1998 - Jun. 2001   Apr. 2003 - Jan. 2011         USD         211.5
2nd 10 Year                            6.40-6.80     Jun. 2001 - Jan. 2002   Jun. 2011 - Jan. 2012         USD         139.1
3rd 10 Year                            4.90 - 6.80   Mar. 2002 - Jan. 2005   Mar. 2012 - Jan. 2015         USD         964.9

Libor Floating Rate Issue(9)

1st                                    Libor+.75-.9  Oct. 1999 - Aug. 2000   Oct. 2009 - Aug. 2010         USD         117.0
2nd                                    Libor+.75     Jul. 2000 - Jan. 2001   Jul. 2010 - Jan. 2011         USD          87.9
3rd                                    Libor+.75     Dec. 2000 - Jun. 2001   Dec. 2010 - Jun. 2011         USD          94.6
4th                                    Libor+.75     Jul. 2001 - Jan. 2005   Jul. 2011 - Jan. 2015         USD         204.5

-------------
(1)   Not including USD 90.8 million awaiting Bond issuance by Fiscal Agent.

(2) Minimum annual interest rate of 7.5 plus 50% of the excess, if any, over 7.5% of the average of the prime rate quoted by Bank of America Corp. and Citibank N.A.

(3) Interest rate equals 5% plus one-half of the difference between prime and 5% if prime is greater than 5% and equals prime if prime is less than 5%.

(4)   Interest rate equals five-year Canadian Treasury minus 50 basis points.

(5)   Interest rate equals Canadian prime minus 75 basis points.

(6)   Interest rate equals average prime minus 75 basis points.

(7)   Interest rate equals average prime minus 150 basis points.

(8)   Interest rate equals average prime minus 175 basis points.

(9) The Libor rate is determined according to Telerate, page 3750 for a three-month period rounded upward to the next 1/16%.

(10) Issues that previously matured for which there are outstanding amounts because holders have not requested these amounts.

Source: Ministry of Finance.

             BALANCES OF THE GOVERNMENT'S EXTERNAL DEBT BY CURRENCY
                            (AS OF DECEMBER 31, 2004)

                                                                                          TOTAL
                                                                                     (IN MILLIONS)
                                                                                     -------------
        United States Dollars (USD) ............................................          24,225.0
        Euro (EUR)..............................................................           1,388.9
        Swiss Francs (CHF)......................................................              41.0
        British Pound Sterling (GBP)............................................             102.5
        Japanese Yen (JPY)......................................................          40,572.3

---------------
Source: Ministry of Finance.

                 GOVERNMENT GUARANTEES OF EXTERNAL INDEBTEDNESS

                                                                                                  OUTSTANDING
                                                        INTEREST   ISSUE                      AMOUNT ON DECEMBER
           TO                         FOR                RATE (%)   DATE  MATURITY  CURRENCY       31, 2004
------------------------   ---------------------------  ---------  -----  --------  --------  ------------------
U.S. Exim Bank             El Al                             7.39   1994    2006       USD      77,582,264.39
European Investment Bank   Industrial Development Bank       1.81   1997    2007       JPY     572,315,724.32
U.S. Exim Bank             IEC Corporation                   9.50   1996    2008       USD      60,168,831.31
Deutsche Bundesbank        IEC Corporation                   8.10   1986    2008       USD      13,742,043.95
KFW Bank                   IEC Corporation                  (1)     1994    2005       EUR      18,424,279.48
EDC Bank                   IEC Corporation                  (2)     1997    2005       USD      22,314,837.29
                           IEC Corporation                  (3)     1997    2013       USD       3,972,198.68

--------------
(1)   Interest rate is the KFW Bank cost of funding plus 0.65%.

(2)   Interest rate is LIBOR plus 0.4%.

(3)   Interest rate is LIBOR plus 0.5%.

Source: Ministry of Finance.

            TRADABLE DOMESTIC DIRECT DEBT OF THE GOVERNMENT OF ISRAEL

                                                                OUTSTANDING
                                                            AMOUNT ON DECEMBER
               SERIAL      INTEREST               YEAR OF        31, 2004
SERIAL NO.      NAME         RATE    ISSUE DATE  MATURITY  (IN MILLIONS OF NIS)
----------  -------------  --------  ----------  --------  ---------------------
                         NON-LINKED LOANS/FLOATING RATE
 9227034    Gilon              4.5%     1998       2005         NIS 3,181.4

 9230137    Gilon Chadash      4.5%     1999       2009         NIS 5,000.0
 9230236                       4.4      1999       2009             2,659.7
 9230335                       4.5      2000       2010             7,454.6
 9230434                       4.4      2001       2011            10,739.2
 9230533                       4.5      2002       2011            11,300.0
 9231135                       4.5      2003       2006             8,697.4
 9231531                       4.5      2004       2008             9,121.7

                          NON-LINKED LOANS/FIXED RATE

 9266537    Shahar             9.0%     2000       2005         NIS 6,942.0
 9266636                       7.0      2001       2006            15,784.5
 9267030                       9.0      2000       2007            15,864.4
 9267139                       7.0      2002       2009            21,024.7
 9268038                       7.0      2001       2011             6,174.1
 9268137                      10.0      2002       2012             9,567.9
 9268236                       7.5      2004       2014             2,650.9

                          CPI INDEX-LINKED/FIXED RATE

 9387036    Galil          CPI+4.00%    1998       2005         NIS 4,370.7
 9470139                   CPI+4.00     1996       2007               895.8
 9470238                   CPI+4.00     1996       2007             1,662.0
 9470337                   CPI+4.00     1997       2008             2,939.5
 9520537                   CPI+4.00     1991       2005               665.5
 9520636                   CPI+4.00     1991       2005               396.1
 9520735                   CPI+4.00     1992       2006             1,541.7
 9520834                   CPI+4.00     1992       2006             1,100.5
 9541236                   CPI+4.75     1990       2005               176.9
 9541335                   CPI+4.75     1990       2005               402.8
 9541434                   CPI+4.75     1990       2005               199.8
 9541533                   CPI+4.00     1993       2008               552.4
 9541632                   CPI+4.00     1993       2008               723.6
 9541731                   CPI+4.00     1993       2008               604.6
 9541830                   CPI+4.00     1993       2008               891.0
 9541939                   CPI+4.00     1994       2009               871.0
 9542036                   CPI+4.00     1994       2009             1,481.4
 9542135                   CPI+4.00     1994       2009             1,104.4
 9542234                   CPI+4.00     1994       2009               976.9
 9542333                   CPI+4.00     1995       2010               730.3
 9542432                   CPI+4.00     1995       2010               795.6
 9542531                   CPI+4.00     1995       2010             1,750.4
 9542630                   CPI+4.00     1995       2010             2,043.9
 9542739                   CPI+4.00     1997       2012             4,981.4
 9545138                   CPI+4.00     1998       2005             3,764.8
 9547035                   CPI+5.00     1998       2013             4,159.8
 9547134                   CPI+5.00     1999       2014             1,132.0

                                                                OUTSTANDING
                                                            AMOUNT ON DECEMBER
               SERIAL      INTEREST               YEAR OF        31, 2004
SERIAL NO.      NAME         RATE    ISSUE DATE  MATURITY  (IN MILLIONS OF NIS)
----------  -------------  --------  ----------  --------  ---------------------
 9547233    Galil          CPI+5.00%    2000       2015         NIS 7,707.5
 9548033                   CPI+4.00     2001       2011            10,746.7
 9548132                   CPI+5.00     2002       2012            11,957.2
 9550138                   CPI+6.00     2002       2007             9,573.2
 9560137                   CPI+4.75     1988       2005               189.4
 9560236                   CPI+4.75     1988       2005               769.4
 9560335                   CPI+4.75     1988       2005               448.2
 9560434                   CPI+4.75     1988       2005               612.7
 9560533                   CPI+4.75     1988       2005             2,314.3
 9560632                   CPI+4.75     1988       2005               850.3
 9561036                   CPI+4.75     1988       2005             2,083.4
 9561135                   CPI+4.75     1989       2006               396.5
 9561234                   CPI+4.75     1989       2006               344.7
 9561333                   CPI+4.75     1990       2007               216.8
 9561432                   CPI+4.75     1990       2007                62.7
 9561531                   CPI+4.75     1990       2007                91.0
 9570136                   CPI+4.75     1989       2007             1,094.0
 9570235                   CPI+4.75     1989       2007               353.5
 9570334                   CPI+4.75     1989       2007               363.0
 9570433                   CPI+4.75     1990       2008               483.9
 9570532                   CPI+4.75     1990       2008               235.9
 9570631                   CPI+4.75     1990       2008               231.3
 9570730                   CPI+2.50     1990       2008                18.5
 9590134                   CPI+4.75     1989       2009             1,063.7
 9590332                   CPI+4.00     2001       2021            16,202.6
 9590431                   CPI+4.00     2004       2024             1,291.2

                          DOLLAR-LINKED/FLOATING RATE

 9655135    Gilboa             1.93%    2000       2010           NIS 320.5

----------------
Source: Bank of Israel.